UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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POLYONE CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2015

ANNUAL MEETING OF SHAREHOLDERS

AND PROXY STATEMENT

PolyOne Corporation

Contents

MESSAGE FROM OUR CEO

April 3, 2015

Dear Fellow Shareholder:

You are cordially invited to attend the PolyOne Corporation Annual Meeting of Shareholders (the “Annual Meeting”), which will be held at 9:00 a.m. on Thursday, May 14, 2015, at PolyOne Corporation’s corporate headquarters located at PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012.

A Notice of the 2015 Annual Meeting of Shareholders, a proxy summary and the Proxy Statement follows. Please review this material for information concerning the business to be conducted at the Annual Meeting and the nominees for election to our Board of Directors (the “Board”).

You will also find enclosed a proxy and/or voting instruction card and an envelope in which to return the card. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return your enclosed proxy and/or voting instruction card, or vote by telephone or over the Internet as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. Your vote is very important. You may, of course, withdraw your proxy and change your vote prior to or at the Annual Meeting, by following the steps described in the Proxy Statement.

I appreciate the strong support of our shareholders over the years and look forward to seeing you at the meeting.

Sincerely,

Robert M. Patterson President and Chief Executive Officer PolyOne Corporation

Please refer to the accompanying materials for voting instructions.

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 14, 2015

9:00 a.m. Eastern Standard Time

PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012

We are pleased to invite you to join our Board, senior leadership and other associates of PolyOne Corporation (“PolyOne” or the “Company”) for the Annual Meeting. The purposes of the Annual Meeting are to:

1.	Elect 10 nominees to our Board;

2.	Approve, on an advisory basis, our Named Executive Officer compensation;

3.	Approve the Amended and Restated PolyOne Corporation 2010 Equity and Performance Incentive Plan;

4.	Approve the Amended and Restated PolyOne Corporation Senior Executive Annual Incentive Plan;

5.	Ratify the appointment of Ernst & Young LLP as our independent registered public accountants for 2015; and

6.	Consider and transact any other business that may properly come before the Annual Meeting.

The Board set March 16, 2015 as the record date for the Annual Meeting, thus, owners of record of shares of common stock of PolyOne as of the close of business on that date are eligible to:

•	Receive this notice of the Annual Meeting; and

•	Vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Please ensure that your shares are represented at the Annual Meeting by promptly voting and submitting your proxy by telephone or over the Internet, or by completing, signing, dating and returning your proxy form in the enclosed envelope.

April 3, 2015

For the Board of Directors

Lisa K. Kunkle
Secretary and General Counsel

Important Notice regarding the availability of Proxy materials for the

Annual Meeting to be held on May 14, 2015:

The proxy statement, proxy card and annual report to shareholders for the fiscal year ended

December 31, 2014 are available at our Internet website, www.polyone.com, on the

“Investor Relations” page.

PROXY SUMMARY

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

VOTING AND MEETING INFORMATION

Your vote is important to the future of the Company. Please carefully review the proxy materials for the Annual Meeting, which will be held on Thursday, May 14, 2015 Eastern Standard Time at PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012. Follow the instructions below to cast your vote on all of the voting matters.

Who is Eligible to Vote

You are entitled to vote if you were a shareholder of record at the close of business on March 16, 2015, the record date for the Annual Meeting. Each share of common stock is entitled to one vote for each Board of Director nominee and one vote for each of the other proposals to be voted on.

Advance Voting Methods

Even if you plan to attend our Annual Meeting in person, if you are a registered holder, please cast your vote as soon as possible using one of the following advance methods:

visit www.proxypush.com/pol to vote your proxy OVER THE INTERNET until 11:59 p.m. (CT) on May 13, 2015.

call 1-866-883-3382 to vote your proxy BY TELEPHONE until 11:59 p.m. (CT) on May 13, 2015.

sign, date and return your proxy card/voting instruction form to vote BY MAIL.

Each shareholder’s vote is important. Please complete, sign, date and return your proxy or voting instruction form, or submit your vote and proxy by telephone or over the Internet.

Attending and Voting at the Annual Meeting

All shareholders of record may vote in person at the Annual Meeting. Beneficial owners may vote in person at the meeting if they have a legal proxy.

1

PROXY SUMMARY

Meeting Agenda and Voting Recommendations

Agenda	Page References	Board Vote Recommendation
Election of 10 Directors	7	FOR each Director nominee
Company Proposals
• Advisory approval of our Named Executive Officer compensation	24	FOR

•    Approve the Amended and Restated PolyOne Corporation 2010 Equity and Performance Incentive Plan

•    Approve the Amended and Restated PolyOne Corporation Senior Executive Annual Incentive Plan

•    Ratification of Ernst & Young as our auditor for 2015

	67 86 92	FOR FOR FOR
Transact other business that properly comes before the meeting

Director Nominees (Pages 8-12)

The following table provides summary information about each Board nominee.

					Committee Memberships (1)
Name	Age	Director Since	Principal Occupation	Inde- pen- dent	AC	CC	EH& SC	N& GC
Richard H. Fearon	59	2004	Vice Chairman & Chief Financial and Planning Officer, Eaton	X	C			X
Gregory J. Goff	58	2011	President & Chief Executive Officer (CEO”), Tesoro	X			C	X
Sandra B. Lin	57	2013	Retired President, CEO and Director, Calisolar (now Silicor Materials)	X	X		X
Richard A. Lorraine	69	2008	Retired SVP & CFO, Eastman Chemical	X	X			X
Stephen D. Newlin	62	2006	Executive Chairman, PolyOne				X
Robert M. Patterson	42	2014	President and CEO, PolyOne				X
William H. Powell	69	2008	Retired Chairman & CEO, National Starch and Chemical Company	X		C
Kerry J. Preete	54	2013	Executive Vice President, Global Strategy, Monsanto	X		X	X
Farah M. Walters	70	1998	President & CEO, QualHealth, LLC	X		X		X
William A. Wulfsohn	53	2011	Chairman & CEO, Ashland, Inc.	X		X
2014 Meetings					9	6	2	3

AC Audit Committee			N&GC Nominating and Governance Committee
CC Compensation Committee			C Committee Chairperson
EH&SC Environmental Health & Safety Committee			X Committee Member

(1)	Effective May 14, 2015, Director Gordon D. Harnett, who is not standing for re-election pursuant to our Director retirement policy and who chaired the Nominating and Governance Committee is expected to be replaced by Mr. Fearon as Chairperson of the Nominating and Governance Committee. Also effective May 14, 2015, Mr. Lorraine is expected to become the Chairperson of the Audit Committee.

2

PROXY SUMMARY

How Pay is Tied to Company Performance (Page 26)

We understand there are different views on how to assess whether a company “pays for performance.” This section highlights how our Compensation Committee views executive compensation and Company performance. It also highlights why we believe the Company’s compensation programs are appropriately aligned with performance.

Our executive compensation programs reflect the belief that the amount earned by our executives must, to a significant extent, depend on achieving rigorous Company and business unit performance objectives designed to enhance shareholder value. The Compensation Committee views Company performance in two ways:

•	The Company’s operating performance, including results against both our long-term and short-term growth targets; and

•	Return to shareholders over time.

Our Named Executive Officer compensation is in line with the Company’s performance against these measures, as outlined below.

Company Operating Performance

In a year marked by continued uncertainty in the global economy, PolyOne delivered strong adjusted operating income and revenue growth, and realized further gains from our specialty platform, which accounts for nearly two-thirds of our segment operating income. We will work to continue this growth trend as we focus on more specialty end-uses in markets such as transportation, consumer, packaging and healthcare. Additional 2014 Company financial performance highlights include(1):

• Adjusted earnings per share of $1.80, which is a Company all-time high and represents a 37% increase from 2013	• Our specialty platform adjusted operating income now represents 65% of our segment adjusted operating income, which is up from 2% in 2005
• Our stock price has increased 7% in the past year to $37.91 on December 31, 2014 from $35.35 on December 31, 2013	• Increased our dividend 25% to $0.10 per quarter; representing the fourth consecutive increase and a 250% increase from when we initiated quarterly dividends in 2011
• Year-end adjusted operating income increased to $320 million, which represents a 22% increase from 2013	• Strong balance sheet and free cash flow as total cash and liquidity ended the year at $239 million and $475 million, respectively, with a low net debt to EBITDA ratio of 1.9x

(1)	Adjusted earnings per share and adjusted operating income for consolidated PolyOne reported in this proxy statement differ from what is reported under United States Generally Accepted Accounting Principles (“GAAP”). See Appendix A for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

Our Company has delivered twenty-one consecutive quarters of strong double-digit adjusted earnings per share growth.

3

PROXY SUMMARY

Return to Shareholders

Our Company has delivered consistent positive return to shareholders over time as noted below.

(1)	Total Shareholder Return (“TSR”) is defined as the change in the stock price plus dividends declared divided by beginning stock price.

Impact of Our Performance on Named Executive Officer 2014 Compensation

As a result of our strong operational performance highlighted above, our Named Executive Officers earned an above target payout under the 2014 PolyOne Corporation Senior Executive Annual Incentive Plan (the “Annual Plan”) as noted below. Mr. Van Hulle and Ms. McAlindon have responsibility for business unit-specific results (our Global Color, Additives and Inks business and Designed Structures and Solutions business, respectively) and their Annual Plan opportunity is based on performance goals related to each applicable business. The performance measures, weightings, targets and the respective levels of attainment are set forth below (dollars in millions).

Corporate Plan (Patterson, Newlin, Richardson, Kahler, Smith)(1)

Measure	Weighting	2014 Targets	2014 Results	Attainment %
Consolidated Adjusted Operating Income	50.0%	$298.1	$319.7	156.0%
Working Capital as a % of Sales	25.0%	10.8%	9.9%	200.0%
Revenue	25.0%	$3,903.7	$3,832.7	54.2%
Total Attainment				141.5%

(1)	Mr. Kedrowski did not receive a payout under the Annual Plan for 2014 due to his separation from service.

Mr. Van Hulle and Ms. McAlindon have responsibility for business unit-specific results and while their adjusted operating income performance goals are weighted 50% overall, they are based two-thirds on business unit-specific results and one-third on consolidated PolyOne adjusted operating income results. For Mr. Van Hulle, whose results were based on the Global Color, Additives and Inks Plan, total attainment was 120.3%, with the components consisting of: (1) 33.3% based on business unit adjusted operating income attainment of 133.0% (2014 attainment of $123.4 million measured against a target of $119.3 million); (2) 16.7% based on consolidated adjusted operating income attainment of 156.0% (2014 attainment of $319.7 million measured against a target of $298.1 million); (3) 25.0% based on working capital as percentage of sales attainment of 200.0% (2014 attainment of 10.0% measured against a target of 10.7%); and (4) 25.0% based on revenue attainment of 0.0% (2014 attainment of $839.2 million measured against a target of $869.4 million). For Ms. McAlindon, whose results were based on the Designed Structures and Solutions Plan, total attainment was 109.0%, with the components consisting of: (1) 33.3% based on business unit adjusted operating income attainment of 99.2% (2014 attainment of $45.1 million measured against a target of $45.2 million); (2) 16.7% based on consolidated adjusted operating income attainment of 156.0% (2014 attainment of $319.7 million measured against a target of $298.1 million); (3) 25.0% based on working capital as percentage of sales attainment of 200.0% (2014 attainment of 11.9% measured against a target of 13.0%); and (4) 25.0% based on revenue attainment of 0.0% (2014 attainment of $619.0 million measured against a target of $657.0 million).

4

PROXY SUMMARY

As a result of strong performance over the past three years, in 2014, the Named Executive Officers (except Mr. Kedrowski, who did not receive a payout in 2014) earned a 200% cash-settled performance unit payout under PolyOne’s 2010 Equity and Performance Incentive Plan (referred to as the “Long-Term Incentive Plan”). The payout was earned by PolyOne exceeding cumulative adjusted earnings per share targets over four, equally-weighted performance periods as noted below.

2012 – 2014 Cash-Settled Performance Units Performance Goal: Cumulative Earnings per Share
Performance Periods	Weighting	2012 - 2014 Target	2012 - 2014 Results	Payout %
January 1, 2012 – December 31, 2012	25%	$1.11	$1.20	200%
January 1, 2013 – December 31, 2013	25%	$1.15	$1.39	200%
January 1, 2014 – December 31, 2014	25%	$1.17	$1.80	200%
January 1, 2012 – December 31, 2014	25%	$3.42	$4.39	200%
Total Attainment				200%

All financial measures (targets and results) reported in the above tables were calculated with adjustments for acquisitions, divestitures and special items pursuant to the terms of the Annual Plan and 2012 - 2014 Long-Term Incentive Plan and as approved by the Board. For information on the terms and conditions of these incentive plans, see the “What We Pay and Why: Elements of Compensation” section of this proxy statement (Page 32).

Executive Compensation Philosophy and Objectives (Page 29)

Our executive compensation program is designed to achieve the following key objectives:

•	Attract, Motivate and Retain Top Talent, by competing effectively for the highest quality of people who will determine our long-term success;

•	Pay-for-Performance, by rewarding individuals when our Company achieves specified strategic operating and financial objectives that maximize shareholder value on both a short-term and long-term basis; and

•	Align Executive Compensation with Shareholder Interests, by recognizing and rewarding business results and the growth of our stock price through incentive programs.

Some of the compensation best practices we employ to achieve these objectives include:

• We closely align pay and performance under our compensation plans such that, on average, over one-half of the Named Executive Officers’ compensation is performance-based	• Our Named Executive Officers are required to comply with significant share ownership requirements
• Our compensation plans emphasize long-term performance and use a balanced portfolio of cash and equity to reward sustained performance over time	• No excise tax gross-ups are provided in the even of a change of control for newly hired Named Executive Officers
• We provide limited executive benefits to our Named Executive Officers that have a sound benefit to our Company’s business	• Our Directors and Named Executive Officers are prohibited from hedging or pledging our securities
• We have adopted a clawback policy that applies to all executive officers	• We have a cap on potential payments under our short-term and long-term incentive plans in which our Named Executive Officers participate

5

PROXY STATEMENT

POLYONE CORPORATION

PolyOne Center

33587 Walker Road

Avon Lake, Ohio 44012

PROXY STATEMENT

Dated April 3, 2015

Our Board respectfully requests your proxy for use at the Annual Meeting to be held at PolyOne’s corporate headquarters located at PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012 at 9:00 a.m. on Thursday, May 14, 2015, and at any adjournments of that meeting. This proxy statement is to inform you about the matters to be acted upon at the meeting.

If you attend the meeting, you may vote your shares by ballot. If you do not attend, your shares may still be voted at the meeting if you sign and return the enclosed proxy card or vote by telephone or over the Internet as described below. Common shares represented by a properly signed proxy card will be voted in accordance with the choices marked on the card. If no choices are marked, the shares will be voted: (1) to elect the nominees listed on pages 8 through 12 of this proxy statement; (2) to approve, on an advisory basis, our Named Executive Officer compensation for the fiscal year ended December 31, 2014; (3) to approve the Amended and Restated PolyOne Corporation 2010 Equity and Performance Incentive Plan; (4) to approve the Amended and Restated PolyOne Corporation Senior Executive Annual Incentive Plan; and (5) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

You may revoke your proxy before it is voted by giving notice to us in writing or orally at the meeting. Persons entitled to direct the vote of shares held by the following plans will receive a separate voting instruction card: The PolyOne Retirement Savings Plan and the PolyOne Canada Inc. Retirement Savings Program. If you receive a separate voting instruction card for one of these plans, you must sign and return the card as indicated on the card in order to instruct the trustee on how to vote the shares held under the respective plan. You may revoke your voting instruction card before the trustee votes the shares held by it by giving notice in writing to the trustee.

Shareholders may also submit their proxies by telephone or over the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the Internet are printed on the proxy cards.

We are mailing this proxy statement and the enclosed proxy card and, if applicable, the voting instruction card, to shareholders on or about April 3, 2015. Our telephone number is (440) 930-1000.

6

ELECTION OF BOARD OF DIRECTORS

PROPOSAL 1 — ELECTION OF BOARD OF DIRECTORS

Our Board currently consists of 11 Directors. Pursuant to the Director retirement policy contained in our Corporate Governance guidelines, Gordon D. Harnett will not be nominated for re-election at our Annual Meeting. Thus, following the Annual Meeting and assuming the election of all the Board nominees, our Board will consist of 10 Directors.

Each Director serves for a one-year term until a successor is duly elected and qualified, subject to the Director’s earlier death, retirement or resignation. Our Corporate Governance Guidelines provide that all non-employee Directors will retire from the Board not later than the Annual Meeting immediately following the Director’s 72nd birthday, although the Board may waive this limitation if it determines that such a waiver is in PolyOne’s best interests.

A shareholder who wishes to nominate a person for election as a Director must provide written notice to our Secretary in accordance with the procedures specified in Regulation 12 of our Code of Regulations (“Regulations”). Generally, the Secretary must not receive the notice less than 60 nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s Annual Meeting. The notice must set forth, as to each nominee, the name, age, principal occupation and employment during the past five years, name and principal business of any corporation or other organization in which such occupation and employment were carried on and a brief description of any arrangement or understanding between such person and any others pursuant to which such person was selected as a nominee. The notice must include the nominee’s signed consent to serve as a Director if elected. The notice must set forth the name and address of, and the number of our common shares owned by, the shareholder giving the notice and the beneficial owner on whose behalf the nomination is made and any other shareholders believed to be supporting such nominee.

Following are the nominees for election as Directors for terms expiring in 2016, a description of the business experience of each nominee and the names of other publicly-held companies for which he or she currently serves as a director or has served as a director during the past five years. Each nominee for election as Director was previously elected by our shareholders. The composition of the Board is intended to reflect an appropriate mix of skill sets, experience and qualifications that are relevant to PolyOne Corporation’s business and governance over time.

In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that the nominee should serve as a Director, the Board also believes that all of our Director nominees are individuals of substantial accomplishment with demonstrated leadership capabilities. Each of our Director nominees also has the following personal characteristics, which are required attributes for all Board nominees: high ethical standards, integrity, judgment and an ability to devote sufficient time to the affairs of our Company. The reference below Farah Walter’s name to the term of service as a Director includes the period during which she served as a Director of The Geon Company (“Geon”), one of our predecessors. The information is current as of March 16, 2015.

Our Board recommends a vote FOR

all the nominees listed below.

7

ELECTION OF BOARD OF DIRECTORS

Richard H. Fearon

Age: 59

Director Since: 2004

Vice Chairman and Chief Financial and Planning Officer of Eaton, a global manufacturing company, since February 2009. Mr. Fearon served as Executive Vice President, Chief Financial and Planning Officer of Eaton from April 2002 until February 2009. Mr. Fearon served as a Partner of Willow Place Partners LLC, a corporate advisory firm, from 2001 to 2002 and was the Senior Vice President Corporate Development for Transamerica Corporation, a financial services organization, from 1995 to 2000.

Qualifications, Attributes, Skills and Experience:

We believe that Mr. Fearon’s financial expertise, experience and knowledge of international operations, knowledge of diversified companies and corporate development expertise provide him with the qualifications and skills to serve as a valued member of our Board. Mr. Fearon’s advice with respect to financial issues affecting our Company is specifically valued and utilized, especially in his role as Chair of our Audit Committee. As a sitting executive and leader at a multi-national corporation, Mr. Fearon is particularly equipped to advise our Board on current issues facing our Company.

Gregory J. Goff

Age: 58

Director Since: 2011

President and Chief Executive Officer of Tesoro Corporation, a leading company in the independent refining and marketing business, since May 2010 and Chairman and Chief Executive Officer of Tesoro Logistics, a NYSE-listed master limited partnership that owns, operates and develops crude oil and refined products and logistics assets, since April 2011. Mr. Goff served as Senior Vice President, Commercial of ConocoPhillips Corporation, an integrated energy company, from 2008 to 2010. Mr. Goff also held various other positions at ConocoPhillips from 1981 to 2008. Mr. Goff serves as a director of the American Fuels and Petrochemical Manufacturers and on the National Advisory Board of the University of Utah Business School. From 2008 to 2010, Mr. Goff served on the Board of Directors of DCP Midstream GP, LLC.

Qualifications, Attributes, Skills and Experience:

We believe that, as a Board member with proven leadership capabilities, Mr. Goff provides a unique perspective on our strategy and operations. Mr. Goff’s deep understanding of the energy industry and specialty chemical businesses provides valuable insight into PolyOne’s strategic planning. His experience as the Chief Executive Officer of a large, independent refining and petroleum products marketing company and his participation as a member of national trade associations provide him with invaluable experience that can enhance our Board.

8

ELECTION OF BOARD OF DIRECTORS

Sandra Beach Lin

Age: 57

Director Since: 2013

Retired President, Chief Executive Officer and Director of Calisolar, Inc. (now Silicor Materials Inc.), a solar silicon company. Ms. Lin served in this role from August 2010 until December 2011. She was Executive Vice President, then Corporate Executive Vice President at Celanese Corporation, a global hybrid chemical company from 2007 until 2010. Ms. Lin currently serves on the Boards of Directors of WESCO International, Inc., American Electric Power Company, Inc. and Interface Biologics Inc. Ms. Lin also serves on the Boards of Directors of the Committee of 200 and Junior Achievement USA.

Qualifications, Attributes, Skills and Experience:

We believe that Ms. Lin’s extensive senior executive experience, including as a Chief Executive Officer, leading global businesses in multiple industries provides her with valuable skills to serve on our Board. She has a deep understanding of the specialty chemicals industry, a strong operational foundation and wide-ranging international experience. Ms. Lin also serves as a director for two other public companies, which provides her with additional experience she utilizes while serving as a valued member of our Board.

Richard A. Lorraine

Age: 69

Director Since: 2008

Retired Senior Vice President and Chief Financial Officer of Eastman Chemical Company, a specialty chemicals company. Mr. Lorraine served in this capacity from 2003 to 2008. Mr. Lorraine also served as Executive Vice President and Chief Financial Officer of Occidental Chemical Company, a chemical manufacturing company, from 1995 to 2003. Mr. Lorraine serves on the Board of Directors of Carus Corporation.

Qualifications, Attributes, Skills and Experience:

Mr. Lorraine provides our Board with the broad business perspective that he gained in extensive leadership roles in varying industries. He is particularly equipped to advise our Board and Audit Committee on financial issues affecting our Company due to his prior roles as Chief Financial Officer. In addition, he has a significant international background and in-depth commercial experience. All of these attributes provide Mr. Lorraine with valuable skills that he shares with our Board.

9

ELECTION OF BOARD OF DIRECTORS

Stephen D. Newlin

Age: 62

Director Since: 2006

Executive Chairman of PolyOne since May 2014 and Chairman, President and Chief Executive Officer of PolyOne from 2006 to May 2014. Mr. Newlin served as President — Industrial Sector of Ecolab, Inc., a global leader in cleaning and sanitizing specialty chemicals, products and services, from 2003 to 2006. Mr. Newlin served as President and a Director of Nalco Chemical Company, a manufacturer of specialty chemicals, services and systems, from 1998 to 2001 and was President, Chief Operating Officer and Vice Chairman from 2000 to 2001. Mr. Newlin serves on the Boards of Directors of Black Hills Corporation, Oshkosh Corporation and Univar Corporation. From 2007 to 2012, he also served on the Board of Directors of The Valspar Corporation.

Qualifications, Attributes, Skills and Experience:

We believe that, due to his prior experience as our Chief Executive Officer, Mr. Newlin is particularly qualified to serve on our Board. He has gained significant experience in the specialty chemical industry, serving in this industry for over 30 years. In addition, in his role as our Chief Executive Officer, he has proven that he is an effective leader. He is also able to contribute his knowledge and experience with respect to international issues as a result of his global work responsibilities and living abroad. Mr. Newlin’s depth of Board of Directors experience, having served on six public company boards, has provided him with the skills necessary to serve as an effective leader of our Board.

Robert M. Patterson

Age: 42

Director Since: 2014

President and Chief Executive Officer of PolyOne since May 2014. Mr. Patterson served as Executive Vice President and Chief Operating Officer of PolyOne from March 2012 until May 2014, as Executive Vice President and Chief Financial Officer from January 2011 until March 2012, and as PolyOne’s Senior Vice President and Chief Financial Officer from May 2008 until January 2011. Prior to joining PolyOne, Mr. Patterson served in leadership roles at Novelis, Inc., an aluminum rolled products manufacturer, and SPX Corporation, a multi-industry manufacturer and developer, after starting his career at Arthur Andersen LLP.

Qualifications, Attributes, Skills and Experience:

We believe that, as our current Chief Executive Officer, Mr. Patterson is particularly well qualified to serve on our Board, as his past and future service enables him to provide comprehensive knowledge of the various segments of our business and of the critical internal and external challenges we face. Through our robust succession planning process, Mr. Patterson was identified as the right leader to continue our transformation in the future. His responsibility for developing and executing the annual operating plans and strategic plans provide him with the knowledge and experience needed to provide valuable input to our Board.

10

ELECTION OF BOARD OF DIRECTORS

William H. Powell

Age: 69

Director Since: 2008

Retired Chairman and Chief Executive Officer of National Starch and Chemical Company, a specialty chemicals company. Mr. Powell served in this capacity from 1999 until his retirement in 2006. Mr. Powell serves on the Boards of Directors of Granite Construction Incorporated and FMC Corporation. From 2007 to 2011, he also served on the Board of Directors of Arch Chemicals, Inc.

Qualifications, Attributes, Skills and Experience:

We believe that Mr. Powell’s previous employment as a Chief Executive Officer has provided him with the leadership skills that are important in serving as a Director of our Company. His prior employment in the specialty chemicals industry is particularly relevant. This experience gives him the knowledge and insight to provide valuable advice and strategic direction in addressing the issues facing our Company. Mr. Powell also serves as a director of other public companies, which provides him with experiences he can utilize when serving as a member of our Board.

Kerry J. Preete

Age: 54

Director Since: 2013

Executive Vice President, Global Strategy for Monsanto Company, a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality, since 2010. Mr. Preete was Monsanto Company’s President, Global Crop Protection Division from 2009 to 2010 and Vice President, International Commercial Business from 2008 to 2009. From 1985 to 2008, Mr. Preete served in various roles of increasing responsibility at Monsanto.

Qualifications, Attributes, Skills and Experience:

Because of his broad experience at a leading, well-known company, we believe Mr. Preete brings an insightful perspective on running a successful, innovative company. Mr. Preete is specifically adept in not only thinking strategically, but also tactically, and these traits will be valuable to PolyOne as it continues its transformation into the future. Further, his global experience and understanding will assist PolyOne in its plans to operate in different regions and cultures, and we believe his global business acumen is relevant and transferable across industries. Mr. Preete’s operational foundation, strategic expertise and global experience are assets to PolyOne’s Board.

11

ELECTION OF BOARD OF DIRECTORS

Farah M. Walters

Age: 70

Director Since: 1998

President and Chief Executive Officer of QualHealth, LLC, a health care consulting firm since 2005. From 1992 until her retirement in June 2002, Ms. Walters was the President and Chief Executive Officer of University Hospitals Health System and University Hospitals of Cleveland. Ms. Walters currently serves on the Board of Directors of Celanese Corporation. From 1993 to 2006, Ms. Walters served on the Board of Directors of Kerr-McGee Corp. From 2003 to 2006, Ms. Walters served on the Board of Directors of Alpharma Inc.

Qualifications, Attributes, Skills and Experience:

Ms. Walters’ extensive business experience provides her with the attributes and skills that uniquely qualify her to serve as a member of our Board. She has over ten years of experience as a Chief Executive Officer of a $2 billion company and a proven track record of success in a leadership role. Further, she has served on the Board of Directors of other public companies, including those in the chemical industry. Ms. Walters’ business experience has provided her with the necessary background to allow her to provide practical and relevant advice on the issues facing our Company.

William A. Wulfsohn

Age: 53

Director Since: 2011

Chairman and Chief Executive Officer of Ashland Inc., a global leader in providing specialty chemical solutions to customers in a wide range of customer and industrial markets since January 2015. From July 2010 until December 2014, Mr. Wulfsohn was President and Chief Executive Officer of Carpenter Technology Corporation and was a director of Carpenter from April 2009 until December 2014. From 2005 to 2010, he served as Senior Vice President, Coatings of PPG Industries, a global supplier of coatings and specialty products and services, and from 2003 to 2005, as Vice President, Coatings and Managing Director, PPG Europe. Prior to joining PPG, Mr. Wulfsohn worked for Morton International, a diversified wholly-owned subsidiary of chemical company Rohm & Haas, as Vice President and General Manager, Automotive Coatings; for Rohm & Haas, a global specialty materials company, as Vice President, Automotive Coatings Business Director; and for Honeywell, a diversified technology and manufacturing company, as Vice President and General Manager, Nylon System. He also worked as an Associate with McKinsey & Company, a global management consulting firm.

Qualifications, Attributes, Skills and Experience:

We believe that Mr. Wulfsohn is a valuable contributor to our Board. He is a proven leader, with deep and varied experience in technology and successful business operations. His background in managing operations in Europe and Asia/Pacific provides him with international expertise that can be of value to PolyOne. Further, we believe his experience as a Chief Executive Officer of publicly-traded specialty companies has given him unique skills to assist in providing guidance on PolyOne’s continuing transformation.

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CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Director Independence

Our Corporate Governance Guidelines provide that a substantial majority of the members of our Board should be “independent.” To be considered independent, the Board, with input and a recommendation from the Nominating and Governance Committee, must affirmatively determine that a given director is free from any business, family or other relationship that would reasonably be expected to interfere with the exercise of independent judgment as a Director. Under categorical independence standards adopted by our Board, the Board must determine that a Director is not independent if he or she fails to meet the independence standards under the listing standards of the New York Stock Exchange (“NYSE”).

In addition, our categorical independence standards provide that the following categories of relationships between an outside Director and the Company will be treated as immaterial for purposes of determining a Director’s independence.

•	If the Director is an executive officer, other employee or director of any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years where the amount involved in such transaction in any such fiscal year was less than the greater of $1 million or 2% of the organization’s consolidated gross revenues for that year;

•	If the Director is a director of any organization to which the Company has made, or from which the Company has received payments for property or services, and the director was not involved in the negotiations of the terms of the transaction, did not, to the extent applicable, provide any services directly to the Company, and did not receive any special benefits as a result of the transaction; or

•	If the Director, or an immediate family member of the Director, serves as an officer, director or trustee of a foundation, university, charitable or other not-for-profit organization, and the Company’s discretionary charitable contributions to the organization, in the aggregate are less than the greater of $1 million or 2% of that organization’s latest publicly available annual consolidated gross revenues.

Our categorical independence standards and the material relationship considerations set forth above are found within our Corporate Governance Guidelines, which are available on our website at www.polyone.com, under “Corporate Governance” on our investor relations page.

Our Board performed its independence review for 2014 earlier this year. In applying the categorical standards set forth above and assessing the materiality of any relationships, the Board affirmatively determined that each of Richard H. Fearon, Gregory J. Goff, Gordon D. Harnett, Sandra B. Lin, Richard A. Lorraine, William H. Powell, Kerry J. Preete, Farah M. Walters and William A. Wulfsohn is independent and meets the categorical independence standards described above, has no material relationship with the Company other than that arising solely from the capacity as a Director and, in addition, satisfies the independence requirements of the NYSE, including the NYSE independence standards applicable to the committees on which each such director serves.

Lead Director

Our independent Directors meet regularly in executive sessions. Our Corporate Governance Guidelines provide that the independent Directors are to select a Lead Director to preside at executive sessions. The Lead Director acts as the key liaison between the independent Directors and the Chief Executive Officer (“CEO”), and also serves as the key liaison between the independent Directors and Mr. Newlin as Executive Chairman. The Lead Director is responsible for coordinating the activities of the other independent Directors and for performing various other duties as may from time to time be determined by the independent Directors. Mr. Harnett has served as our Lead Director since July 2007. Effective May 14, 2015, Mr. Harnett, who is not standing for re-election pursuant to our Director retirement policy is expected to be replaced by Mr. Fearon as Lead Director.

Board Leadership Structure

Mr. Newlin has been the Executive Chairman since May 2014. Mr. Newlin served as Chairman, President and Chief Executive Officer of PolyOne from February 2006 until May 2014. Mr. Patterson, also a Director, has been

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CORPORATE GOVERNANCE

President and Chief Executive Officer since May 2014. The Board believes that this leadership structure is appropriate for our Company given the experience and active involvement of our independent Directors, our corporate governance practices and our Lead Director’s role. Having a Lead Director role helps to ensure greater communication between management and the independent Directors, increases the independent Directors’ understanding of management decisions and Company operations and provides an additional layer of independent oversight of PolyOne. The Board believes that this approach serves to strike an effective balance between management and independent Director participation in the board process.

Board’s Oversight of Risk

Our Board oversees a company-wide approach to risk management that is designed to support the achievement of our strategic objectives and improve long-term organizational performance, which we believe will ultimately enhance shareholder value. The Board believes that risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us as an organization.

Our Board administers its risk oversight function directly and through its Audit Committee and Environmental, Health and Safety Committee. The Audit Committee discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Environmental, Health and Safety Committee periodically reviews with management the significant risks or exposures faced by PolyOne relating to safety, health, environmental, security and product stewardship standards and practices. Our Board oversees and monitors these committees in exercising their responsibilities relating to risk. Our Board also provides direct oversight on risk management as it relates to our capital structure, our borrowing and repayment of funds, financial policies, management of foreign exchange risk and other matters of financial risk management, including the utilization of financial derivative products, insurance coverage strategies, banking relationships and other financial matters.

Our Board sets the appropriate “tone at the top” when it comes to risk tolerance and management by fostering a culture of risk-adjusted decision-making throughout PolyOne. Our Board ensures that the risk management processes designed and implemented by our management team are adapted to the Board’s corporate strategy and are functioning as directed. The Board also participates in an ongoing effort to assess and analyze the most likely areas of future risk for the Company by asking our management team to discuss the most likely sources of material future risks and how we are addressing any significant potential vulnerability.

The Board believes that its leadership structure supports the risk oversight function of the Board, but that the risk oversight function otherwise has no effect on the Board’s leadership structure.

Code of Ethics, Code of Conduct and Corporate Governance Guidelines

In accordance with applicable NYSE listing standards and Securities and Exchange (“SEC”) regulations, the Board has adopted a Code of Ethics, Code of Conduct and Corporate Governance Guidelines. These are also posted and available on our website at www.polyone.com, under “Corporate Governance” on our investor relations page.

Our Corporate Governance Guidelines contain a policy relating to majority voting. Pursuant to the policy, any nominee for election as a Director of the Board who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election in an election of Directors that is not a contested election is expected to tender his or her resignation as a Director to the Board promptly following the certification of the election results. Neither abstentions nor broker non-votes will be deemed to be votes for or withheld from a Director’s election for purposes of the policy, regardless of the rules treating broker non-votes as withheld in uncontested elections of Directors. The Nominating and Governance Committee (without the participation of the affected Director) will consider each resignation tendered under the policy and recommend to the Board whether to accept or reject it. The Board will then take appropriate action on each tendered resignation, taking into account the Nominating and Governance Committee’s recommendation. The Nominating and Governance Committee, in making its recommendation, and the Board, in making its decision, may consider any factors or other information that it considers appropriate, including the reasons (if any) given by shareholders as to why they withheld their votes, the qualifications of the tendering Director and his or her contributions to the Board and to PolyOne, and the results of the

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CORPORATE GOVERNANCE

most recent evaluation of the tendering Director’s performance by the other members of the Board. The Board will promptly disclose its decision whether to accept or reject the Director’s tendered resignation and, if applicable, the reasons for rejecting the tendered resignation.

Communication with Board

Shareholders and other interested parties who wish to communicate directly with the Board as a group, the non-management or independent Directors as a group, or with any individual Director may do so by writing to the Secretary, PolyOne Corporation, 33587 Walker Road, Avon Lake, Ohio 44012. The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is either a “Shareholder-Board of Directors Communication” or an “Interested Party-Board of Directors Communication,” as appropriate.

The Secretary will review all such correspondence and regularly forward to the Board a log and summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees of the Board or that she otherwise determines requires their attention. Directors may at any time review a log of all correspondence we receive that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee for such matters.

Board and Committees

Board Attendance

The Board met six times during 2014, the calendar year being our fiscal year. Each member of our Board attended at least 75% of the meetings held by our Board and the meetings held by the committees of our Board on which such member served during the period for which he or she served as a Director. Each Director is expected to attend the Annual Meeting. In 2014, all of our Directors serving at that time attended the Annual Meeting.

Board Committees

As of the date of this proxy statement, our Board has 11 Directors and the following four committees: Audit, Compensation, Nominating and Governance and Environmental, Health and Safety. Each committee meets periodically throughout the year, reports its actions and recommendations to the Board, receives reports from senior management, annually evaluates its performance and has the authority to retain outside advisors in its discretion. The primary responsibilities of each committee are summarized below and set forth in detail in each committee’s written charter, which is located on our website at www.polyone.com under “Corporate Governance” on our investor relations page.

Audit Committee – Primary Responsibilities and Requirements

•    Meets with appropriate financial and legal personnel and independent auditors to review our corporate accounting, internal controls, financial reporting and compliance with legal and regulatory requirements

•    Exercises oversight of our independent auditors, internal auditors and financial management

•    Appoints the independent auditors to serve as auditors in examining our corporate accounts

•    All members of the Audit Committee meet (1) the financial literacy and independence requirements as set forth in the NYSE listing standards; and (2) the requirements of an “audit committee financial expert” as defined by the SEC

•    PolyOne’s common shares are listed on the NYSE and are governed by its listing standards

NUMBER OF MEETINGS IN 2014: 9
COMMITTEE MEMBERS: R.H. Fearon (C) G.D. Harnett S.B. Lin R.A. Lorraine
C	Chair of the Committee

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Compensation Committee – Primary Responsibilities and Requirements

•    Reviews and approves the compensation and other benefits afforded our executive officers and other highly-compensated personnel, and has similar responsibilities with respect to non-employee Directors, except that the Compensation Committee’s actions and determinations for Directors are subject to the approval of the Board

•    Works with PolyOne senior management in human resources, legal and finance departments to provide oversight for all of our broad-based compensation and benefit programs and provides policy guidance and oversight on selected human resource policies and practices

•    Directly engages the resources of one or more independent outside compensation consultants to assess the competitiveness and overall appropriateness of our executive compensation programs*

•    Assesses the independence of its consultants **

•    Oversees the process by which the Board annually evaluates the performance of the CEO

•    All members of the Compensation Committee have been determined to be independent as defined by the NYSE listing standards

NUMBER OF MEETINGS IN 2014: 6
COMMITTEE MEMBERS: W.H. Powell(C) G.D. Harnett K.J. Preete F.M. Walters W.A. Wulfsohn
C	Chair of the Committee

*	In 2014, the Compensation Committee, assisted by Towers Watson (the “Consultant”), analyzed competitive market compensation data relating to salary, annual incentives and long-term incentives for our executive officers. In analyzing competitive market data, the Compensation Committee reviewed data from a peer group of similarly-sized United States chemical companies and reviewed data from the Consultant’s Compensation Data Bank and other published surveys. The Consultant then assisted the Compensation Committee in benchmarking base salaries and annual and long-term incentive targets. More detailed information about the compensation awarded to our executive officers in 2014 is provided in the “Compensation Discussion and Analysis” section of this proxy statement. The Consultant maintains regular contact with the Compensation Committee and interacts with management to gather the data needed to prepare reports for Compensation Committee review.
**	The Compensation Committee periodically reviews the relationship with the Consultant including the level and quality of services provided, as well as fees for those services. In addition, expenses for other consulting services provided to PolyOne by the Consultant that are not related to executive compensation are monitored to ensure that executive compensation consultant independence is maintained. The Consultant provided us with services under $120,000 that were in addition to the services provided in connection with its advice and recommendations on the amount or form of executive and Director compensation.

The Compensation Committee considered all relevant factors, specifically including six consultant independence factors under Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934 (referred to as the “Exchange Act”) in assessing the independence of the Consultant. The Compensation Committee reviewed each factor in depth, as well as information provided by the Consultant that related to and was responsive to each factor, which assisted in the assessment. Upon completing this assessment, the Compensation Committee also determined that no “conflicts of interest have been raised by the work performed by the Consultant.”

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CORPORATE GOVERNANCE

Nominating and Governance Committee – Primary Responsibilities and Requirements

•    Identify individuals qualified to become Board members, consistent with criteria approved by the Board*

•    Select, or recommend that the Board select, the Director nominees for the next Annual Meeting

•    Consider and recommend to the Board annual Committee assignments

•    Develop, review and recommend to the Board corporate governance guidelines applicable to PolyOne and directorship practices

•    Oversee the annual evaluation of the Board

•    All members of the Nominating and Governance Committee have been determined to be independent as defined by the NYSE listing standards

NUMBER OF MEETINGS IN 2014: 3
COMMITTEE MEMBERS: G.D. Harnett (C) R.H. Fearon G.J. Goff R.A. Lorraine F.M. Walters
C	Chair of the Committee

*	The Nominating and Governance Committee will consider shareholder suggestions for nominees for election to our Board. A shareholder that wishes to suggest a Director candidate for consideration by the Nominating and Governance Committee should follow the same procedures described for shareholder nominations for Director on page 7. The Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for Directors, including third-party search firms, recommendations from current Board members and recommendations from shareholders. Nominees for election to the Board are selected on the basis of the following criteria:

•	Business or professional experience;

•	Knowledge and skill in certain specialty areas such as accounting and finance, international markets, physical sciences and technology or the polymer or chemical industry;

•	Personal characteristics such as ethical standards, integrity, judgment, leadership and the ability to devote sufficient time to our affairs;

•	Substantial accomplishments with demonstrated leadership capabilities;

•	Freedom from outside interests that conflict with our best interests;

•	The diversity of backgrounds and experience each member will bring to the Board; and

•	Our needs from time to time.

While neither the Nominating and Governance Committee nor the Board has a formal policy with respect to the consideration of diversity in identifying Director nominees, they do consider diversity when evaluating potential Board nominees. We consider diversity to include differences in race, gender and national origin, as well as differences in viewpoint, background, experience and skills. The Nominating and Governance Committee believes that having a diverse Board leads to more innovation, unique thinking and better governance. At the end of 2014, approximately 18% of our Board members were female; however, upon the retirement of Mr. Harnett effective May 14, 2015, this percentage will be 20%. Diversity is a key characteristic that we will consider, and instruct any third-party search firm we use to consider, in searches for future Board members.

The Nominating and Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent Directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. The Nominating and Governance Committee has established these criteria that any Director nominee, whether suggested by a shareholder or otherwise, should satisfy. A nominee for election to the Board who is suggested by a shareholder will be evaluated by the Nominating and Governance Committee in the same manner as any other nominee for election to the Board. Finally, if the Nominating and Governance Committee determines that a candidate should be nominated for election to the Board, the Nominating and Governance Committee will present its findings and recommendation to the full Board for approval.

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CORPORATE GOVERNANCE

Environmental, Health and Safety Committee – Primary Responsibilities and Requirements

•    The Environmental, Health and Safety Committee exercises oversight with respect to our environmental, health, safety, security and product stewardship policies and practices and our compliance with related laws and regulations

NUMBER OF MEETINGS IN 2014: 2
COMMITTEE MEMBERS: G.J. Goff (C) S.B. Lin S.D. Newlin R.M. Patterson K.J. Preete
C	Chair of the Committee

The Board and each Committee also conduct an annual self-evaluation and each Board member completes an assessment of his or her peers.

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NON-EMPLOYEE DIRECTOR COMPENSATION

2014 NON-EMPLOYEE DIRECTOR COMPENSATION

In the first half of 2014, we paid our non-employee Directors an annual retainer of $185,000 (payable in quarterly installments in arrears) consisting of a cash retainer of $85,000 and an award of $100,000 in value of fully vested common shares. In 2014, the Compensation Committee analyzed competitive market data provided by the Consultant relating to both the cash retainer and the equity award value. These compensation elements were benchmarked against PolyOne’s peer group as well as other applicable general industries. This analysis demonstrated that the Directors’ compensation was below the median of our peer group. As a result, and effective as of the third quarter of 2014, the Board increased the annual retainer to $200,000 (payable in quarterly installments in arrears) consisting of $90,000 in cash and $110,000 in value of fully vested common shares, to better align the Directors’ cash retainer and equity award value with current market levels.

We pay individual meeting fees only as follows: $2,000 for each unscheduled Board and committee meeting attended; and $1,000 for participation in each unscheduled significant telephonic Board and committee meeting. In addition, the Lead Director and chairpersons of the following committees receive the additional fixed annual cash retainers (payable in quarterly installments in arrears) listed below, which were not increased in 2014. We reimburse Directors for expenses associated with each meeting attended.

Role	Annual Cash Retainers
Lead Director	$25,000
Chair, Audit Committee	$16,000
Chair, Compensation Committee	$12,500
Chair, Environmental, Health and Safety Committee	$10,000
Chair, Nominating and Governance Committee	$10,000

Non-employee Directors may defer payment of all or a portion of their annual cash retainer under our Deferred Compensation Plan for Non-Employee Directors (“Deferred Compensation Plan”) which was amended and restated effective May 20, 2014. Directors may also elect to have their cash retainer converted into our common shares. These shares, as well as the annual retainer consisting of fully vested common shares, may also be deferred under the Deferred Compensation Plan. In 2014, we awarded shares to Directors under our Deferred Compensation Plan as well as our Long-Term Incentive Plan, as amended (and as defined herein). Deferred compensation, whether in the form of cash or common shares, is held in trust for the participating Directors. Interest is earned on the cash amounts and dividends, if any, on the deferred common shares accrued for the benefit of the participating Directors.

2014 Non-Employee Directors Compensation Table

Name	Fees Earned or Paid in Cash (a) ($)	Stock Awards (b) ($)	Total ($)
C.A. Cartwright	35,467	37,363	72,830
R.H. Fearon	103,500	105,000	208,500
G.J. Goff	93,791	105,000	198,791
G.D. Harnett	123,427	105,000	228,427
S.B. Lin	87,500	105,000	192,500
R.A. Lorraine	87,500	105,000	192,500
W.H. Powell	99,073	105,000	204,073
K.J. Preete	87,500	105,000	192,500
F.M. Walters	87,500	105,000	192,500
W.A. Wulfsohn	87,500	105,000	192,500

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NON-EMPLOYEE DIRECTOR COMPENSATION

Fees Earned or Paid in Cash (column (a))

Non-employee Directors may defer payment of all or a portion of their $85,000 annual cash retainer (payable in quarterly installments in arrears), which was increased to $90,000 in the third quarter of 2014, as well as meeting and committee chairperson fees into the Deferred Compensation Plan. Fees are prorated based upon time served as a Director or committee chairperson in any applicable quarter.

Stock Awards (column (b))

Our non-employee Directors’ stock compensation consisted of an annual award (payable in quarterly installments in arrears) of $100,000, which was increased to $110,000 in the third quarter of 2014, in value of fully vested common shares, which the Directors could elect to defer. We determined the number of shares to be granted each quarter by dividing the dollar value by the arithmetic average of the high and low stock price on the last trading day of each quarter. We used the following quarterly per share fair market values, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), in calculating the number of shares: March 31, 2014 — $36.425 (686 shares); June 30, 2014 — $41.930 (596 shares); September 30, 2014 — $35.930 (765 shares); and December 31, 2014 — $38.410 (715 shares). Shares are prorated based upon time served as a Director in any applicable quarter.

Option Awards Outstanding and Fully-Vested Deferred Shares

As of December 31, 2014, there were no outstanding stock options held by non-employee Directors. The number of fully-vested deferred shares held in an account for each Director at the end of the fiscal year is set forth below. Stock option exercises conducted by our Directors in 2014 are set forth in the next following table below.

Name	Deferred Stock Awards: Number of Deferred Shares(1) (#)
C.A. Cartwright (2)	24,596
R.H. Fearon	—
G.J. Goff	—
G.D. Harnett	103,263
S.B. Lin	7,673
R.A. Lorraine	53,248
W.H. Powell	46,859
K.J. Preete	2,878
F.M. Walters	26,070
W.A. Wulfsohn	13,757

(1)	Dividends paid on shares held in the Deferred Compensation Plan are reinvested in shares of PolyOne stock through a dividend reinvestment feature of the Plan. The number of deferred shares reflects shares acquired through dividend reinvestment from 2011 through 2014 (including the fourth quarter dividend declared on October 8, 2014 to shareholders of record on December 15, 2014, which was paid on January 7, 2015).
(2)	Dr. Cartwright retired from service on the Board in 2014. The first of five annual retirement distributions of 6,179 shares was made from the Deferred Compensation Plan on August 1, 2014. Dr. Cartwright’s remaining shares of 24,596 will be distributed in equal, annual installments through 2018.

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NON-EMPLOYEE DIRECTOR COMPENSATION

2014 Option Exercises

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
C.A. Cartwright	—	—
R.H. Fearon	—	—
G.J. Goff	—	—
G.D. Harnett	6,000	173,670
S.B. Lin	—	—
R.A. Lorraine	—	—
W.H. Powell	—	—
K.J. Preete	—	—
F.M. Walters	6,000	181,080
W.A. Wulfsohn	—	—

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OWNERSHIP OF POLYONE SHARES

OWNERSHIP OF POLYONE SHARES

Beneficial Ownership of Our Common Shares

The following table shows the number of our common shares beneficially owned on March 2, 2015 (including shares the individuals have a right to acquire within 60 days of that date) by each of our Directors, each of the executive officers named in the 2014 Summary Compensation Table on page 43 (the “Named Executive Officers”) and by all Directors and executive officers as a group.

Name	Number of Shares Owned(1)		Right to Acquire Shares		Total Beneficial Ownership
Richard H. Fearon	79,630		—		79,630
Gregory J. Goff	13,540		—		13,540
Gordon D. Harnett	175,321	(3)	—		175,321
Sandra B. Lin	9,676	(3)	—		9,676
Richard A. Lorraine	53,248	(3)	—		53,248
William H. Powell	87,896	(3)	—		87,896
Kerry J. Preete	6,623	(3)	—		6,623
Farah M. Walters	158,427	(3)	—		158,427
William A. Wulfsohn	13,757	(3)	—		13,757
Robert M. Patterson	198,363		60,099	(4)	258,462
Stephen D. Newlin	224,352		43,079	(4)	267,431
Bradley C. Richardson	7,000		760	(4)	7,760
John V. Van Hulle	64,225		17,671	(4)	81,896
Julie A. McAlindon	22,090		2,729	(4)	24,819
Michael E. Kahler	42,563		29,338	(4)	71,901
Thomas J. Kedrowski(2)	31,669		—		31,669
Kenneth M. Smith(2)	80,374		—		80,374
23 Directors and executive officers as a group	1,393,941		224,544		1,618,485

(1)	Except as otherwise stated in the following notes, beneficial ownership of the shares held by each individual consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse or other immediate family member of the individual or with certain trusts. It includes an approximate number of shares credited to the Named Executive Officers’ accounts in our Retirement Savings Plan (as defined herein), a tax-qualified defined contribution plan. The number of common shares allocated to these individuals from the Retirement Savings Plan is provided by the administrator in a statement for the period ending March 2, 2015, based on the market value of the applicable units held by the individual. Additional common shares may have been allocated to the accounts of participants in the Retirement Savings Plan since the date that the last statement was received from the administrator. No Director or executive officer beneficially owned, on March 2, 2015, more than 1% of our outstanding common shares. As of that date, the Directors and executive officers as a group beneficially owned approximately 1.8% of the outstanding common shares.
(2)	Mr. Kedrowski served as PolyOne’s Executive Vice President Global Operations and Process Improvement until September 5, 2014. Mr. Smith served as PolyOne’s Senior Vice President and Chief Information and Human Resources Officer until his retirement on June 6, 2014. Beneficial ownership information for the number of shares owned for Messrs. Kedrowski and Smith is based on information contained in the last Form 4 with respect to PolyOne filed by each individual. Messrs. Kedrowski and Smith had no outstanding and exercisable stock-settled stock appreciation rights (“SARs”) as of March 2, 2015.
(3)	With respect to the Directors, beneficial ownership includes shares held under the Deferred Compensation Plan for Non-Employee Directors as follows: G.D. Harnett, 103,263 shares; S.B. Lin, 7,673 shares; R.A. Lorraine, 53,248 shares; W.H. Powell, 46,859 shares; K.J. Preete, 2,878 shares; F.M. Walters, 9,983 shares; and W.A. Wulfsohn, 13,757 shares.

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OWNERSHIP OF POLYONE SHARES

(4)	Includes the number of shares that would be acquired if the individuals’ outstanding and exercisable stock-settled stock appreciation rights were exercised within 60 days of March 2, 2015 at $40.36, the closing market price of PolyOne’s common shares on March 2, 2015.

The following table shows information relating to all persons who, as of March 2, 2015, were known by us to beneficially own more than five percent of our outstanding common shares based on information provided in Schedule 13Gs and 13Ds filed with the SEC:

Name and Address	Number of Shares	% of Shares
BlackRock, Inc. 55 East 52nd Street New York, New York 10022(1)	7,981,846	8.8%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355(2)	5,683,459	6.25%

(1)	As of December 31, 2015, based upon information contained in an amendment to the Report on Schedule 13G filed with the SEC by BlackRock, Inc., which reported that BlackRock, Inc., together with certain of its affiliates, had sole voting power with respect to 7,593,825 of these shares and sole dispositive power with respect to all of these shares.
(2)	As of December 31, 2015, based upon information contained in an amendment to the Report on Schedule 13G filed with the SEC by The Vanguard Group, Inc., which reported that The Vanguard Group, Inc., together with certain of its affiliates, had sole voting power with respect to 124,580 of these shares, sole dispositive power with respect to 5,566,379 of these shares and shared dispositive power with respect to 117,080 of these shares.

Stock Ownership Guidelines for Non-Employee Directors

The purpose of our stock ownership guidelines (referred to as the “Guidelines”) is to better align our Directors’ financial interests with those of our shareholders by requiring our Directors to own a minimum level of our shares. In order to reflect the Board’s commitment to share ownership, the required share ownership level for non-employee Directors is a minimum of 12,500 shares.

The Directors are expected to make continuing progress towards compliance with the Guidelines and to comply fully within five years of becoming subject to the Guidelines. For purposes of our Guidelines, the following types of share ownership and equity awards are included as shares owned: shares directly held; shares and phantom shares held in our deferral plans; and restricted stock units. As of the date of this proxy statement, all Directors are either meeting, or are on track to meet, the Guidelines. All Directors are required to retain 100% of all shares obtained through us, as compensation for services provided to us, with such percentage to be calculated after any reduction in the number of shares to be delivered as a result of any taxes and exercise costs relating to the shares (if applicable). This requirement to retain 100% of all shares obtained from us ceases once the Director has met the Guidelines, as long as the Guidelines continue to be met. These policies, as they relate to our Named Executive Officers, are set forth in the “Other Aspects of Our Compensation Programs” section of this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that certain of our officers, our Directors and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership with the SEC. These officers, Directors and greater than 10% shareholders are required by SEC rules to furnish us with copies of all forms they file. Based solely on our review of the copies of such forms received by us and written representation from certain reporting persons, we believe that, during 2014 and until the date of this proxy statement, all Section 16(a) filing requirements applicable to those officers, Directors and 10% shareholders were satisfied.

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ADVISORY VOTE

PROPOSAL 2 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, our Board is submitting a “Say on Pay” proposal for shareholder consideration. While the vote on Named Executive Officer compensation is non-binding and solely advisory in nature, our Board and the Compensation Committee will review the voting results. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote and expect to address them in making future decisions about our executive compensation programs.

Currently, advisory “Say on Pay” votes are scheduled to be held once every year. The next advisory vote on Named Executive Officer compensation is expected to occur at our 2016 Annual Meeting.

As described more fully in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee of our Board has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective
Attract, Motivate and Retain Management	Competing effectively to attract, motivate and retain a management team that leads in setting and achieving the overall goals and objectives of PolyOne.

Pay-For-Performance	Setting a significant portion of each Named Executive Officer’s total compensation in the form of variable compensation that is earned when pre-established financial and annual performance goals are achieved.

Align Executive Compensation with Shareholders’ Interests	Focusing incentive programs on the critical performance measures that determine PolyOne’s overall success and reward executives for the attainment of short-term results, balanced with the need for sustainable long-term success.

We urge shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. We also encourage you to review the 2014 Summary Compensation Table and other related compensation tables and narratives in the “Executive Compensation” section of this proxy statement, which provide detailed information regarding the compensation of our Named Executive Officers. The Board and the Compensation Committee believe that the policies and procedures described and explained in the “Compensation Discussion and Analysis” section of this proxy statement are effective in achieving our business goals and the compensation of our Named Executive Officers reported in the “Executive Compensation” section of this proxy statement has supported and contributed to the Company‘s recent and long-term success.

Our Board recommends a vote FOR Proposal 2 to

approve, on an advisory basis, our Named Executive Officer

compensation.

We believe you should vote “FOR” our Named Executive Officer compensation program and approve the following resolution because the compensation actually earned by our Named Executive Officers for our 2014 performance was aligned with both our pay-for-performance objectives, our Company’s performance and shareholder interests.

“RESOLVED, that the compensation paid to PolyOne’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

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COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

2014 Named Executive Officers

Robert M. Patterson(1)

President and Chief Executive Officer

Stephen D. Newlin(1)

Executive Chairman

Bradley C. Richardson

Executive Vice President and Chief Financial Officer

John V. Van Hulle

Senior Vice President and President, Global Color,

Additives and Inks

Julie A. McAlindon

Senior Vice President and President, Designed Structures

and Solutions

Michael E. Kahler

Senior Vice President and Chief Commercial Officer

Thomas J. Kedrowski

Former Executive Vice President, Global Operations and

Process Improvement

Kenneth M. Smith

Former Senior Vice President and Chief Information

and Human Resources Officer

(1)	Mr. Patterson became President and Chief Executive Officer upon Mr. Newlin’s retirement from such position effective May 15, 2014, at which time Mr. Newlin became Executive Chairman.

This section of the proxy statement explains how the Compensation Committee oversees our executive compensation programs and discusses and analyzes the compensation earned by our Named Executive Officers.

This Compensation Discussion and Analysis is composed of four parts:

•	Executive Summary – Highlights of 2014 compensation practices impacting our Named Executive Officers and how their pay is tied to Company performance.

•	Executive Compensation Philosophy and Objectives – A discussion of our compensation philosophy and the peer group, market data and processes used to set our Named Executive Officer compensation.

•	What We Pay and Why: Elements of Compensation – Details on our executive compensation programs and the individual compensation of our Named Executive Officers.

•	Other Aspects of Our Compensation Programs – A discussion of other benefits, significant compensation decisions and governance processes related to our executive compensation programs and practices.

Executive Summary

This section highlights significant Compensation Committee and Company actions that occurred in 2014. In addition, it illustrates the relationship between our Named Executive Officers’ compensation and how we measure Company performance.

Leadership Transition. On May 15, 2014, Mr. Newlin retired as President and Chief Executive Officer and became Executive Chairman. Mr. Patterson became our President and Chief Executive Officer as of Mr. Newlin’s retirement. Mr. Patterson served as Executive Vice President and Chief Operating Officer of PolyOne from March 2012 until May 2014, as Executive Vice President and Chief Financial Officer from January 2011 until March 2012, and as Senior Vice President and Chief Financial Officer from May 2008 until January 2011. In connection with the leadership transition and Mr. Patteron’s promotion to CEO, the Compensation Committee revised his compensation package as described in the “Other Aspects of Our Compensation Programs” section of this proxy statement. In addition, Mr. Patterson was granted 100,000 performance shares as described in the “What We Pay and Why:

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COMPENSATION DISCUSSION AND ANALYSIS

Elements of Compensation” section of this proxy statement, and as set forth in the 2014 Grants of Plan-Based Awards table of this proxy statement.

Also in connection with the leadership transition, the Company and Mr. Newlin executed a letter agreement (the “Letter Agreement”) that modified Mr. Newlin’s existing employment agreement. The terms of the Letter Agreement revised Mr. Newlin’s compensation and benefits package and modified his outstanding long-term incentive awards. These revisions and modifications are described in the “Other Aspects of Our Compensation Programs” and “Potential Payments Upon Termination or Change of Control” sections of this proxy statement.

In addition, Mr. Smith retired from his position as Senior Vice President and Chief Information and Human Resources Officer on June 6, 2014. The compensation and benefits that he received as a result of his retirement are described in the “Potential Payments Upon Termination or Change of Control” section of this proxy statement.

Finally, Mr. Kedrowski separated from service as Executive Vice President, Global Operations and Process Improvement on September 5, 2014. The compensation and benefits that he received as a result of his separation from service are described in the “Potential Payments Upon Termination or Change of Control” section of this proxy statement.

How Pay is Tied to Company Performance. Our compensation programs are designed to: (1) attract and retain talented executives; (2) reward employees for generating consistent improvement in Company performance; and (3) align compensation with the interests of our shareholders with the ultimate goal of improving long-term shareholder value. We believe that executive compensation, both pay opportunities and pay actually earned, should be tied to Company performance, which we view in two primary ways:

•	The Company’s operating performance, including results against both our long-term and short-term growth targets; and

•	Return to shareholders over time.

How our compensation programs contribute to our Company’s success is described below.

Key 2014 Company Performance Results.(1) PolyOne delivered strong performance results in 2014. The Compensation Committee believes that Mr. Patterson and our other Named Executive Officers have performed extremely well in a challenging global environment and that their compensation is commensurate with this performance. The chart below sets forth key Company results over the previous calendar year (dollar amounts below are in millions, except per share amounts).

Measure	2013	2014	Change
Stock Price Per Share(2)	$35.35	$37.91	7%
Adjusted Earnings Per Share	$1.31	$1.80	37%
Adjusted Operating Income(3)	$262	$320	22%
Revenue	$3,771	$3,836	2%
Working Capital as a Percentage of Sales	10.7%	9.9%	(7%)

(1)	Adjusted earnings per share and adjusted operating income for consolidated PolyOne reported in this proxy statement differ from what is reported under United States GAAP. See Appendix A for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.
(2)	Represents our closing stock price on the last trading day of the applicable fiscal year.
(3)	Our specialty platform adjusted operating income represents 65% of our segment adjusted operating income, up from 2% in 2005.

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COMPENSATION DISCUSSION AND ANALYSIS

In addition, we have achieved twenty-one consecutive quarters of strong double-digit adjusted earnings per share growth. Since our transformation began in 2006, our earnings per share has grown at a compounded annual growth rate of 40%. We attained a record-level 2014 year-end adjusted earnings per share of $1.80. Our stock price has also increased 204% from 2010 to 2014.

Return to Shareholders. Delivering twenty-one consecutive quarters of strong double-digit adjusted earnings per share expansion along with regularly establishing new, record levels of profit and profitability have created shareholder value in excess of the overall market. These accomplishments were driven by our aggressive goal setting and our relentless efforts to execute our well-defined four pillar strategy of specialization, globalization, commercial excellence and operational excellence.

2014 Financial Results Under Incentive Plans and Pay-for-Performance. Compensation awarded to our Named Executive Officers for 2014 reflected PolyOne’s strong financial results, which is in line with our compensation program’s emphasis on pay-for-performance.

•	Above Target Payout under our Annual Plan: The Annual Plan uses adjusted operating income, working capital as a percentage of sales and revenue to drive desired behavior that impacts shareholder value. Due to our strong 2014 performance, the Named Executive Officers participating in the corporate Annual Plan received a 2014 payout based on 141.5% attainment (except Mr. Kedrowski who did not receive a payment due to his separation from service). Mr. Van Hulle received a 2014 Annual Plan payout based on 120.3% attainment resulting from our Global Color, Additives and Inks business performance. Ms. McAlindon received a 2014 Annual Plan payout based on 109.0% attainment resulting from our Designed Structures and Solutions business performance. The description set forth on pages 34-35 highlights the key financial results that were used in determining payouts to our Named Executive Officers under our Annual Plan for 2014.

•	200% Attainment for 2012 – 2014 Cash-Settled Performance Units: We used adjusted earnings per share as the performance measure for this award in order to drive improvements in shareholder value. Due to strong performance over the past three years, the Named Executive Officers (except Mr. Kedrowski who did not receive a payout due to his separation from service) received a payout under the 2012 - 2014 Long-Term Incentive Plan cash-settled performance units based on 200% attainment. The description set forth on page 35 highlights the key financial results that were used in determining payouts to our Named Executive Officers for 2014.

We are pleased with our accomplishments in 2014, and are well-positioned to continue our transformation into a high performing global specialty company. We believe our executive compensation programs described in this Compensation Discussion and Analysis and in the accompanying tables played a vital role in driving the strong financial results noted above, and appropriately align pay and performance.

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COMPENSATION DISCUSSION AND ANALYSIS

Listening to Shareholders. At the 2014 Annual Meeting, we held our fourth annual advisory vote on Named Executive Officer compensation. 87% of the votes cast were in favor of this advisory proposal. The Compensation Committee considered the voting results and viewed them as continued support of our executive compensation programs. As a result, the Compensation Committee made no material changes in the structure of our compensation programs or pay-for-performance philosophy based on the voting results for the proposal. At the 2015 Annual Meeting, we will again hold an advisory vote to approve the Named Executive Officer compensation. The Compensation Committee expects to consider the results from this year’s and future advisory votes on Named Executive Officer compensation.

Executive Compensation Practices and Programs. The executive compensation practices and programs described below and in the accompanying tables played a vital role in driving strong financial results and aligning pay with performance for 2014 and are intended to attract and retain a highly experienced, successful team to manage PolyOne. Our practices and programs are directly linked to our key business objectives and are designed to create value for our shareholders.

We align shareholder interests with our executive compensation	✓ Ensure that the majority of executive pay is based on objective, challenging financial goals and Company performance.

We avoid excessive risk while fostering sustainable Company growth

✓     Utilize maximums on potential payments, include retention vehicles in our compensation programs, provide multiple performance targets and maintain robust Board and management processes to identify risk, which includes a risk assessment of executive compensation programs that is performed each year.

✓ Stock ownership guidelines required for all Named Executive Officers.

✓ Evaluate annual and aggregate dilution from stock awards prior to our annual equity award grants.

We adhere to executive compensation best practices

✓     No excise tax gross-up for “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (“Code”) in any new management continuity agreements or for financial planning benefits.

✓ In 2015, we adopted a clawback policy applicable to all executive officers.

✓     Prohibit Named Executive Officers from hedging or pledging our securities.

✓     The Compensation Committee uses an independent consultant to help assess compensation practices that impact Named Executive Officer compensation.

2014 Pay-for-Performance Analysis. As described more fully below, we believe that the majority of each Named Executive Officer’s compensation should be linked directly to our performance and the creation of shareholder value. The following chart compares cumulative TSR on our common shares against the cumulative total return of the S&P 500 Index and the S&P Mid Cap Chemicals Index for the five-year period December 31, 2009 to December 31, 2014, assuming in each case a fixed investment of $100 and reinvestment of all dividends. Starting in 2010, our performance has exceeded the S&P 500 Index as well as the S&P Mid Cap Chemicals Index.

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COMPENSATION DISCUSSION AND ANALYSIS

We believe that the returns to shareholders shown in the graph above indicate that our pay-for-performance philosophy, compensation plan design and selected performance measures are working, and have resulted in performance that has provided increased value to our shareholders over both the short and long-term.

We also believe that the compensation of our Named Executive Officers has been commensurate with our performance results. The Company has been highly effective at driving margin growth in the transformation of PolyOne to a high performing global specialty company. By refocusing the sales force on value and profits versus volumes, and emphasizing specialty businesses versus those more commodity in nature, Mr. Patterson and our senior management team have driven substantial earnings growth.

Executive Compensation Philosophy and Objectives

Our executive compensation programs reward our officers’ performance, are specifically linked to our achievement of strategic operating and financial goals, and are designed to be competitive in the marketplace. Our executives are rewarded for performance that meets or exceeds our strategic goals, without encouraging excessive risk-taking that could have a detrimental impact on our long-term results and the interests of our shareholders. We believe the design of our compensation plans and the relative mix of compensation elements successfully motivate our executives to improve our overall corporate performance and the profitability of the specific business unit(s) for which they are responsible, thus maximizing shareholder value. The main objectives of our executive compensation programs are to:

•	Attract, motivate and retain a highly qualified and successful management team to lead PolyOne in setting and effectively executing upon our strategic goals and objectives;

•	Foster a pay-for-performance culture by rewarding the achievement of specified strategic operating and financial objectives that maximize shareholder value; and

•	Ensure our goals and objectives are aligned with the interests of our shareholders by recognizing and rewarding business results and the growth of our stock price through incentive programs.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Consultant. Our executive compensation programs are approved and overseen by the Compensation Committee, which is composed entirely of independent Directors. The Compensation Committee retained the Consultant in 2014 to assist with assessing the competitiveness and overall appropriateness of our executive compensation programs. The Compensation Committee worked with the Consultant and considered input from members of senior management to help ensure that our executives, including our Named Executive Officers, receive market competitive compensation programs that reward business results.

As described below, the Consultant assisted the Compensation Committee by (1) benchmarking compensation so we could align base salaries, annual incentive targets and long-term incentive targets with our competitive market pay philosophy discussed below, (2) providing guidance on incentive plan design, (3) monitoring and communicating trends in executive compensation to the Compensation Committee, (4) assisting with our proxy statement disclosures and (5) assessing our Board’s compensation.

Competitive Market Pay Information and Benchmarking. We designed our compensation programs to be competitive with companies of comparable size and industry with whom we compete for executive talent. We analyze competitive market compensation data annually relating to salary, annual incentives and long-term incentives. The Compensation Committee generally manages individual components of compensation and initially targets total direct compensation relative to the median (50th percentile) of the competitive market data. However, the Compensation Committee considers other factors as well, such as the responsibilities, performance, contributions and experience of each Named Executive Officer and compensation in relation to other employees to determine final total compensation amounts. As a result, we do not set total direct compensation or the component parts at levels to achieve a mathematically precise market position. For 2014, Mr. Patterson’s compensation was set below the market median, which is aligned with the Compensation Committee’s intention to move Mr. Patterson’s pay toward the market median as he gains experience as CEO. We also periodically analyze competitive compensation market data relating to retirement benefits and other benefits. The Compensation Committee obtains advice and recommendations from the Consultant in these and other areas of total compensation.

In analyzing competitive market data for the purpose of determining the market median for 2014, we drew from three independent sources. We first reviewed proxy statement disclosures of a peer group of similarly-sized United States chemical companies to establish an estimate of market compensation for our senior executives. This approach provided insight into specific practices at business competitors or companies facing similar operating challenges.

We annually evaluate the composition of our compensation peer group, giving specific consideration to company size, global presence, and specialty chemical focus. We also look at the frequency with which these companies were used as peers by other companies in our industry and which companies had identified PolyOne as a peer. Each of the companies constituting our peer group met a majority of the primary criteria that were established. Based on this review, we determined that the existing compensation peer group was appropriate for 2014 and thus remained unchanged from the previous year. The group consists of the following 18 companies:

PolyOne Peer Group
Albemarle Corporation	Cytec Industries Inc.	International Flavors & Fragrances Inc.
A. Schulman, Inc.	Eastman Chemical Company	Rockwood Holdings, Inc.(1)
Ashland, Inc.	Ecolab, Inc.	RPM International Inc.
Axiall Corporation	Ferro Corporation	The Scotts Miracle-Gro Company
Cabot Corporation	FMC Corporation	Sigma-Aldrich Corporation(2)
Celanese Corporation	H.B. Fuller Company	The Valspar Corporation

(1)	Rockwood Holdings, Inc. was acquired by Albemarle in January 2015, and will be removed from the peer group going forward.
(2)	Sigma-Aldrich’s shareholders gave approval in December 2014 to be acquired by Merck KGaA and will be removed from the peer group going forward.

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COMPENSATION DISCUSSION AND ANALYSIS

Summary financial and operating statistics for our 2014 peer group is summarized below:

Factor	Median Peer Group Comparator 2013 Financials	2014 PolyOne Results
Company Revenue	$3.2 billion	$3.8 billion
Total Asset Size	$4.1 billion	$2.7 billion
Employee Numbers	6,000	6,900

The second and third independent sources of data that we used to augment the peer proxy analysis was the Consultant’s analysis of competitive market data relating to (1) the broader chemical industry and (2) other applicable general industries using the following surveys: the Consultant’s executive compensation database; the Consultant’s Top Management Compensation Survey and Mercer’s Executive Compensation Survey. To obtain comparability based on company size, the Consultant’s analysis either referenced a specific sample of comparably-sized companies or calibrated the pay of a broad sample of companies against company size. PolyOne did not select the companies that comprise any of these survey groups.

Review of 2014 Named Executive Officer Compensation. Management and the Compensation Committee annually review the specific pay disclosures of our peer group and the broad-based survey data provided by the Consultant. Management uses this data to develop recommendations for the Compensation Committee’s review regarding eligibility and award opportunities as well as performance measures and goals for our long-term and short-term incentive plans commencing in the following year. The Compensation Committee also considers this information when making compensation decisions and aligning each of the pay elements with our compensation objectives and relative market practices.

The Compensation Committee and management annually review and consider tally sheets, which are developed by our Human Resources department to provide greater context for the compensation of our Named Executive Officers. The tally sheets provide information regarding each Named Executive Officer’s base salary, annual incentives, and long-term incentives.

Annually, the CEO recommends, for the Compensation Committee’s review and approval, specific base salary and incentive target opportunity adjustments for the other Named Executive Officers, if an adjustment is warranted. The CEO makes his recommendations in conjunction with the marketplace data. He does not participate in any discussions with the Compensation Committee involving his own compensation. With guidance from the Consultant regarding market pay levels and based on a rigorous review of 2013 performance and our compensation philosophy, the Compensation Committee determined the appropriate pay levels for Mr. Patterson for 2014, taking into account his recent promotion to the position of Chief Executive Officer.

What We Pay and Why: Elements of Compensation

Our executive compensation programs are designed to recognize an executive’s scope of responsibilities, leadership ability and effectiveness in achieving key performance goals and objectives. As an executive’s level of responsibility within PolyOne increases, so does the percentage of total compensation of our Named Executive Officers that is linked to performance in the form of variable compensation. Thus, the majority of the total direct compensation is performance-based and not guaranteed. We also provide various retirement and benefit programs and modest, business-related benefits. The chart below provides a picture of all elements of the total direct compensation provided to our Named Executive Officers (referred to as NEOs). Detailed information follows the chart below.

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COMPENSATION DISCUSSION AND ANALYSIS

Base Salary. Base salaries for our Named Executive Officers were individually determined by the Compensation Committee after consideration of:

•	The CEO’s recommendations (for all Named Executive Officers other than the CEO);

•	Breadth, scope and complexity of the executive’s role;

•	Internal equity (in other words, employees with similar responsibilities, experience and historical performance are rewarded comparably);

•	Current compensation;

•	Tenure in position;

•	Market pay levels and trends around merit increases;

•	Relative position of the Named Executive Officer’s salary to the market median for their role; and

•	Individual performance.

The Compensation Committee made the following decisions related to base salaries for our Named Executive Officers in 2014: Mr. Patterson’s base salary was increased to $800,000 (a 45% increase from his 2013 salary of $551,000 due to a merit increase and his promotion to CEO); Mr. Newlin’s base salary remained at $1,050,000 (the same as his salary in 2013); Mr. Richardson’s base salary was increased to $540,000 (a 4% merit increase from his 2013 salary of $520,000); Mr. Van Hulle’s base salary was increased to $435,000 (a 4% merit increase from his 2013 salary of $420,000); Ms. McAlindon’s base salary was increased to $315,000 (a 5% merit increase from her 2013 salary of $300,000); Mr. Kahler’s base salary was increased to $352,260 (a 3% merit increase from his 2013 salary of $342,000); and neither Mr. Kedrowski or Mr. Smith received a salary increase in 2014 and their salaries in 2014 were $400,000 and $380,000, respectively.

The amounts listed above were base salaries in effect on December 31 of each applicable year. For Messrs. Patterson, Richardson, Van Hulle and Kahler, and for Ms. McAlindon, actual salary received as shown in the 2014 Summary Compensation Table of this proxy statement was prorated based on base salary rates in effect before and after the changes. Based on the competitive market data provided by the Consultant, we determined that the 2014 salaries of the Named Executive Officers were within a range of 13% above to 20% below the 2014 market medians for comparable positions (Mr. Smith was excluded from this analysis due to his retirement). The Compensation Committee does not target a specific percentile or data point in assessing pay competitiveness. Individual opportunities varied based on length of time with PolyOne, individual performance and level of leadership

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COMPENSATION DISCUSSION AND ANALYSIS

responsibility within the Company. This strategy is consistent with our competitive market pay philosophy discussed in the “Executive Compensation Philosophy and Objectives” section of this proxy statement.

Annual Incentive. We pay an annual incentive in accordance with our Annual Plan to (1) reward our Named Executive Officers for achieving specific performance objectives that would advance our profitability; (2) drive key business results; and (3) recognize individuals based on their contributions to those results. The Named Executive Officers’ 2014 individual annual incentive opportunities that were approved by the Compensation Committee and as in effect as of December 31, 2014 are: Mr. Patterson – 100% (a 30% increase from the 2013 annual incentive opportunity of 70%); Mr. Newlin – 110% (no increase from 2013); Mr. Richardson – 65% (no increase from 2013); Messrs. Van Hulle, Kahler, Kedrowski and Smith – 55% (no increase from 2013); and Ms. McAlindon – 55% (a 5% market increase from 2013). Mr. Patterson’s annual incentive target opportunity was increased effective May 2014, reflecting relevant market annual incentive target opportunities for CEOs and Mr. Patterson’s tenure in the position. We expect Mr. Patterson’s target opportunity to increase over time as he gains experience in his role, consistent with target annual incentive opportunities for comparably positioned CEOs.

For Mr. Patterson and Ms. McAlindon, actual incentive payments as shown in the 2014 Summary Compensation Table of this proxy statement were prorated based on the annual incentive target opportunities and eligible earnings in effect before and after the changes.

Based on the competitive market data provided by the Consultant, we determined that the 2014 Annual Plan target opportunities for the Named Executive Officers were within a range of at market to 15% below the 2014 market median for comparable positions (Mr. Smith was excluded from this analysis due to his retirement). The Compensation Committee does not target a specific percentile or data point in assessing pay competitiveness. Individual opportunities varied based on length of time with PolyOne, individual performance and level of leadership responsibility within the Company. This strategy is consistent with our competitive market pay philosophy discussed in the “Executive Compensation Philosophy and Objectives” section of this proxy statement.

The Compensation Committee determined, after a thorough evaluation of possible plan designs and performance measures (described below), that we would maintain the same fundamental Annual Plan design in 2014 that we used in 2013. The Compensation Committee’s evaluation demonstrated that these performance measures are the most critical elements of PolyOne’s performance for both 2013 and 2014 and, when combined, contribute to sustainable growth.

The 2014 Annual Plan performance measures are described below.

•	Adjusted Operating Income. Adjusted operating income is defined as business unit and/or total Company operating income excluding special items (which consist of non-recurring items as set forth in our quarterly earnings releases).

•	Revenue. Revenue represents business unit or total Company net trade sales to third parties.

•	Working Capital as a Percentage of Sales. Working capital as a percentage of sales is calculated by taking the average 13 months of business unit or total Company working capital divided by the sum of 12 months of 2014 business unit or total Company sales, where working capital equals (1) trade accounts receivable (2) plus inventory (3) minus trade accounts payable. The calculation includes all continuing operations.

The performance measures for the 2014 Annual Plan were weighted as outlined in the charts below.

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COMPENSATION DISCUSSION AND ANALYSIS

(1)	Mr. Van Hulle and Ms. McAlindon’s adjusted operating income performance goals are based two-thirds on business unit-specific results and one-third on consolidated PolyOne results.

The Annual Plan, as it relates to the Named Executive Officers, contains a “negative discretion” feature. If threshold attainment levels are achieved, then Named Executive Officers are eligible for payments up to the maximum permitted under the Annual Plan provisions. Payouts are capped at 200% of a participant’s award amount at target. The Compensation Committee may use its negative discretion to make a final determination of the amount to be paid.

We set aggressive performance goals in 2014 under the Annual Plan that focused our efforts on those factors that we believed were critical to our ongoing success, including profitable growth, earnings improvement, cash generation from working capital, efficiencies in our operations and the continued implementation of our overall four pillar strategy of globalization, specialization, commercial excellence and operational excellence. First, our 2014 adjusted operating income performance goals were aggressive and were set in accordance with our strategic plan framework. The attainment levels for each Named Executive Officer are set forth below (dollars in millions). We viewed the targeted level of performance for this metric as very challenging to achieve, and the actual level of performance reflects exceptional results.

Next, the 2014 Annual Plan maintained revenue as a performance measure in order to encourage profitable revenue growth. The 2014 revenue performance goals were set in accordance with our strategic plan framework. The revenue attainment levels for each Named Executive Officer are set forth below.

Finally, the 2014 working capital as a percentage of sales performance goals were set in accordance with our strategic plan framework and were intended to maintain our strong working capital performance. In 2014, we were able to sustain our strong performance from the previous year by maintaining a world-class performance working capital as a percentage of sales. The working capital as a percentage of sales attainment levels for each Named Executive Officer are set forth below (dollars in millions). Progress against the working capital as a percentage of sales metric is reflected by lower levels of working capital, so results that are less than target are viewed as exceeding target performance.

Corporate Plan (Patterson, Newlin, Richardson, Kahler, Smith)(1)
Measure	Weighting	2014 Targets	2014 Results	Attainment %
Consolidated Adjusted Operating Income	50.0%	$298.1	$319.7	156.0%
Working Capital as a % of Sales	25.0%	10.8%	9.9%	200.0%
Revenue	25.0%	$3,903.7	$3,832.7	54.2%
Total Attainment				141.5%

(1)	Mr. Kedrowski did not receive a payout under the Annual Plan for 2014 due to his separation from service.

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COMPENSATION DISCUSSION AND ANALYSIS

Mr. Van Hulle and Ms. McAlindon have responsibility for business unit-specific results and while their adjusted operating income performance goals are weighted 50% overall, they are based two-thirds on business unit-specific results and one-third on consolidated PolyOne adjusted operating income results. For Mr. Van Hulle, whose results were based on the Global Color, Additives and Inks Plan, total attainment was 120.3%, with the components consisting of: (1) 33.3% based on business unit adjusted operating income attainment of 133.0% (2014 attainment of $123.4 million measured against a target of $119.3 million); (2) 16.7% based on consolidated adjusted operating income attainment of 156.0% (2014 attainment of $319.7 million measured against a target of $298.1 million); (3) 25.0% based on working capital as percentage of sales attainment of 200.0% (2014 attainment of 10.0% measured against a target of 10.7%); and (4) 25.0% based on revenue attainment of 0.0% (2014 attainment of $839.2 million measured against a target of $869.4 million). For Ms. McAlindon, whose results were based on the Designed Structures and Solutions Plan, total attainment was 109.0%, with the components consisting of: (1) 33.3% based on business unit adjusted operating income attainment of 99.2% (2014 attainment of $45.1 million measured against a target of $45.2 million); (2) 16.7% based on consolidated adjusted operating income attainment of 156.0% (2014 attainment of $319.7 million measured against a target of $298.1 million); (3) 25.0% based on working capital as percentage of sales attainment of 200.0% (2014 attainment of 11.9% measured against a target of 13.0%); and (4) 25.0% based on revenue attainment of 0.0% (2014 attainment of $619.0 million measured against a target of $657.0 million). The Annual Plan, as it applies to the Named Executive Officers, was designed to potentially permit compliance with Code Section 162(m). A more detailed discussion of Code Section 162(m) appears in the “Tax Considerations” section of this proxy statement.

On March 6, 2015, our Board unanimously approved and adopted, subject to the approval of the shareholders at the 2015 Annual Meeting, the Amended and Restated PolyOne Corporation Senior Executive Annual Incentive Plan (the “Restated Annual Plan”). If approved by the shareholders, future short-term incentive plan awards are expected to be made in accordance with the Restated Annual Plan.

Long-Term Incentive. We provide long-term incentive compensation to our Named Executive Officers, to directly tie the interests of these individuals to the interests of our shareholders. We also believe that long-term incentive compensation is an important retention tool. At the Annual Meeting in May 2010, our shareholders approved the Long-Term Incentive Plan under which we can provide long-term incentive awards to our executives. At the Annual Meeting in May 2012, our shareholders approved the first amendment to the Long-Term Incentive Plan (referred to as the “Amended Long-Term Incentive Plan”). The 2014 awards were granted under the Amended Long-Term Incentive Plan.

On March 6, 2015, our Board unanimously approved and adopted, subject to the approval of the shareholders at the 2015 Annual Meeting, the Amended and Restated PolyOne Corporation 2010 Equity and Performance Incentive Plan (the “Restated Long-Term Incentive Plan”). If approved by the shareholders, future Long-Term Incentive Plan awards are expected to be granted under the Restated Long-Term Incentive Plan.

The individual long-term incentive target opportunities provided to our Named Executive Officers, which are reflected as a percentage of base salary, are established with consideration of our competitive market pay philosophy discussed in the “Executive Compensation Philosophy and Objectives” section of this proxy statement and are intended to reward the Named Executive Officers for achieving specific performance objectives. The awards granted for 2014 under the Amended Long-Term Incentive Plan are based upon our closing stock price on December 31, 2013. The accounting value of each award is determined using the grant date of the award. The value of the grant varies as the stock price increases or decreases in the interim.

The Named Executive Officers’ 2014 individual long-term incentive opportunities that were approved by the Compensation Committee and as in effect as of February 2014 (the grant date of our annual long-term incentive awards) are: Mr. Patterson – 150% (no increase from 2013); Mr. Newlin – 350% (no increase from 2013); Mr. Richardson – 135% (no increase from 2013); Messrs. Van Hulle, Kahler, Kedrowski and Smith – 100% (no increase from 2013); and Ms. McAlindon – 90% (a 20% market increase from 2013). Mr. Patterson’s 2014 annual long-term incentive award was granted in February 2014, which was prior to his promotion to CEO, and, therefore, was based on his target opportunity as our Executive Vice President and Chief Operating Officer.

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COMPENSATION DISCUSSION AND ANALYSIS

Based on 2014 competitive market data provided by the Consultant, we determined that the individual target opportunities granted to the Named Executive Officers in 2014 ranged from 5% to 35% below the 2014 market median for comparable positions (Mr. Smith was excluded from this analysis in 2014 due to his retirement). The Compensation Committee does not target a specific percentile or data point in assessing pay competitiveness. Individual opportunities varied based on length of time with PolyOne, individual performance and level of leadership responsibility within the Company. This strategy is consistent with our competitive market pay philosophy discussed in the “Executive Compensation Philosophy and Objectives” section of this proxy statement.

Awards Granted in 2014. On February 11, 2014, we granted awards under the Amended Long-Term Incentive Plan as part of our annual program. After a thorough evaluation of other possible vehicles, the Compensation Committee elected to retain the same three compensation vehicles and weightings that we used in 2013 for the Amended Long-Term Incentive Plan, which are listed below. We maintained this plan design to continue to provide a balance between the relative values of the three compensation vehicles while efficiently using the shares available under the Amended Long-Term Incentive Plan. Of these three vehicles, the cash-settled performance units and the SARs have performance conditions, as described in detail below. Both the cash-settled performance units and the SARs are additionally subject to time-based vesting. The restricted stock units (“RSUs”) are time-based awards that vest in their entirety on the third anniversary of the grant date.

The Compensation Committee also granted special one-time equity awards in 2014 under the Amended Long-Term Incentive Plan to reward specific accomplishments of various Named Executive Officers and to drive performance relating to specific performance measures deemed critical by the Compensation Committee. These one-time grants are listed in the 2014 Grants of Plan-Based Awards table of this proxy statement and are described below.

Cash-Settled Performance Units. Cash-settled performance units provide an opportunity for employees to receive a cash bonus if specified performance measures are met for a pre-defined performance period. On February 11, 2014, we granted cash-settled performance units under the Amended Long-Term Incentive Plan to all Named Executive Officers, except Mr. Smith who was retiring in June 2014, as part of our annual long-term incentive program. The Compensation Committee maintained adjusted earnings per share as the 2014 performance measure in order to drive improvements in shareholder value. In 2014, we utilized the following four performance periods and relative weightings to drive annual performance as well as cumulative performance. Requiring annual, as well as cumulative, performance goals ensures that adjusted earnings per share growth is a constant and visible incentive goal for our Named Executive Officers to achieve each year.

Performance Period	Weighting
January 1, 2014 through December 31, 2014	25%
January 1, 2015 through December 31, 2015	25%
January 1, 2016 through December 31, 2016	25%
January 1, 2014 through December 31, 2016	25%

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COMPENSATION DISCUSSION AND ANALYSIS

The attainment level for the cash-settled performance units will be certified at the end of the three-year performance period. We established threshold, target and maximum adjusted earnings per share goals for each of the above listed performance periods. Participants will earn, for the applicable performance period: (1) 100% of the target award of cash-settled performance units upon attainment of the target performance level; (2) 50% of the target award upon attainment of the threshold performance level or (3) 200% of the target award upon attainment of the maximum (or greater) performance level. If final performance falls between the threshold and target or between target and maximum, earned award amounts will be interpolated. If threshold performance is not achieved, then no award will be paid to the participants for the applicable performance period. The cash-settled performance units generally do not vest and pay out until the payment date in order to serve as a retention vehicle. The payment date will be a date in 2017 determined by the Compensation Committee, which shall occur no later than March 15, 2017.

We do not disclose the specific adjusted forward-looking earnings per share goals that we established for the cash-settled performance units granted in 2014 in this proxy statement because (1) these goals relate to executive compensation to be earned and/or paid in future years and do not affect a fair understanding of the Named Executive Officers’ compensation for 2014 and (2) we believe that disclosure of such goals while the applicable performance period is ongoing would cause us competitive harm. However, we disclose such goals in future proxy statements once the applicable performance periods have ended as part of our discussion and analysis about the amounts earned by the Named Executive Officers under these awards. In setting the applicable target levels, the Compensation Committee considered how achievement of the performance goals could be impacted by events expected to occur in the coming years. When establishing the specific goals for the adjusted earnings per share performance metric, we specifically considered how likely it will be for us to achieve the goals. We believe that the threshold goals have been established at levels that should be appropriately difficult to attain, and that the target goals will require considerable and increasing collective effort on the part of our employees, including our Named Executive Officers, to achieve. Achievement of the maximum goal is considered to be a stretch goal given current market conditions. The performance unit grants made in 2014 for the Named Executive Officers are set forth in the 2014 Grants of Plan-Based Awards table of this proxy statement.

Stock-Settled Stock Appreciation Rights. On February 11, 2014, we granted performance-based stock-settled SARs under the Amended Long-Term Incentive Plan to all Named Executive Officers, except Mr. Smith who was retiring in June 2014, as part of our annual long-term incentive program. The SARs, when exercised by the Named Executive Officers, are settled in our common shares and have an exercise price equal to the closing market price of our common shares on the grant date. However, the SARs are subject to an appreciation cap of 200% of the initial grant date closing stock price. To continually reinforce our ongoing commitment to enhancing shareholder value, the 2014 awards initially vest one-third upon achieving each of the following stock price hurdles and maintaining them for thirty consecutive trading days: 10%, 15% and 20% increase respectively over the initial grant date closing stock price of $35.07. The 10% and 15% stock price hurdles were achieved in 2014. The SARs also are subject to additional time-based vesting requirements that lapse one-third on each of the first three anniversaries of the grant date, generally subject to the Named Executive Officer’s continued employment. They have an exercise term of ten years. The SARs granted in 2014 to the Named Executive Officers are set forth in the 2014 Grants of Plan-Based Awards table of this proxy statement.

Restricted Stock Units. To promote share ownership and enhance the retention of our executives, we also granted time-based RSUs on February 11, 2014 under the Amended Long-Term Incentive Plan to all Named Executive Officers as part of our annual long-term incentive program. The RSUs vest on the third anniversary of the grant date and are set forth in the 2014 Grants of Plan-Based Awards table of this proxy statement.

One-Time Awards. The Compensation Committee granted special one-time awards to Named Executive Officers in 2014 to reward specific achievements and to drive performance relating to specific performance measures deemed critical by the Compensation Committee. The amount of these awards was subjectively determined by the Compensation Committee without reference to market data, but at levels that the Compensation Committee determined through its deliberations to be appropriate to reward and drive the behavior noted above.

On March 13, 2014, we granted a one-time award of 25,000 RSUs and 25,000 performance shares to Mr. Van Hulle. The awards were intended to recognize Mr. Van Hulle’s significant contributions to the Global Color, Additives and Inks business since 2011 and as an incentive to stay with the Company following the leadership transition. The

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COMPENSATION DISCUSSION AND ANALYSIS

vesting and other conditions of the RSU grant are substantially similar to the RSU grants made on February 11, 2014, except that there is no prorated vesting upon retirement. Mr. Van Hulle’s performance shares will be earned contingent upon the Global Color Additives and Inks Business (consolidated with Spartech) reaching a specified operating income goal by the close of the 2016 fiscal year (the “Performance Goal”). If the Performance Goal is achieved and Mr. Van Hulle has been in the continuous employ of PolyOne as of the grant date, then the performance shares shall become non-forfeitable and fully vested on March 13, 2017. The RSUs and performance shares granted to Mr. Van Hulle are set forth in the 2014 Grants of Plan-Based Awards table of this proxy statement.

On May 15, 2014, we granted 100,000 performance shares to Mr. Patterson under the Amended Long-Term Incentive Plan. The award was intended to recognize Mr. Patterson’s promotion to Chief Executive Officer and encourage continued strong performance under his leadership. 50,000 performance shares will be earned contingent upon achieving a specified earnings per share goal by the calendar year ending in 2018 (the “2018 Performance Goal”). If the 2018 Performance Goal is achieved, then 50,000 performance shares shall become non-forfeitable and fully vested on May 15, 2019, if Mr. Patterson has remained in continuous employment with the Company. The remaining 50,000 performance shares will be earned contingent upon achieving a specified earnings per share goal by the calendar year ending in 2023 (the “2023 Performance Goal”). If the 2023 Performance Goal is achieved, then the remaining 50,000 performance shares shall become non-forfeitable and fully vested on May 15, 2024, if Mr. Patterson has remained in continuous employment with the Company. These performance shares granted to Mr. Patterson are set forth in the 2014 Grants of Plan-Based Awards table of this proxy statement.

On May 15, 2014, we granted a one-time award of 600 RSUs to Mr. Smith. The award was in exchange for him executing a 2-year non-compete agreement upon retirement. The award was modified on the grant date to waive the requirement that Mr. Smith remain in the employ of the Company through the vesting date (May 15, 2017). The other conditions of this grant are substantially similar to the RSU grants made on February 11, 2014. This award is also set forth in the 2014 Grants of Plan-Based Awards table of this proxy statement.

On October 9, 2014, we granted a one-time award of 12,000 RSUs to Ms. McAlindon. The award was intended to recognize her significant contributions with regard to PolyOne’s acquisition of Spartech and its continued successful integration with PolyOne as well as to encourage retention. The vesting and other conditions of this grant are substantially similar to the RSU grants made on February 11, 2014. This award is also set forth in the 2014 Grants of Plan-Based Awards table of this proxy statement.

We do not disclose the Performance Goal for Mr. Van Hulle’s performance share award or the 2018 Performance Goal or the 2023 Performance Goal for Mr. Patterson’s performance share award in this proxy statement because (1) these goals relate to executive compensation to be earned and paid in future years and do not affect a fair understanding of the Named Executive Officers’ compensation for 2014, and (2) we believe that disclosure of such goals while the applicable performance periods are ongoing would cause us competitive harm. However, we expect to disclose such goals in future proxy statements once the applicable performance periods have ended as part of our discussion and analysis about the amounts earned by the Named Executive Officers under these awards. In designing these one-time awards, the Compensation Committee considered how achievement of the performance goals could be impacted by events expected to occur in the coming years and how likely it will be for us to achieve the goals. We believe that the goals for these performance share awards have been established at levels that will require considerable effort on the part of the Named Executive Officer recipients to achieve, and represent stretch goals given current market conditions.

Actions Taken on Awards Granted in Prior Years. In February 2015, the Compensation Committee reviewed, certified and approved the attainment level of cash-settled performance units granted at the start of 2012 for the three year performance period of January 1, 2012 through December 31, 2014. The four, equally weighted performance periods listed below were used in order to drive annual as well as cumulative performance. The cash-settled performance units were earned by achieving performance goals related to our cumulative adjusted earnings per share over each performance period. For retention purposes, the performance units could not be paid until the end of the vesting period, which began on January 1, 2012 and ended on the payment date as approved by Compensation Committee. The Named Executive Officers (except Mr. Kedrowski who did not receive a 2014 payout) received a cash payout based on achieving 200% of the target level performance for this goal, reflected below.

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COMPENSATION DISCUSSION AND ANALYSIS

2012 – 2014 Cash-Settled Performance Units Performance Goal: Cumulative Earnings per Share*
Performance Periods	Weighting	2012 - 2014 Minimum	2012 - 2014 Target	2012 - 2014 Maximum	2012 - 2014 Results	Payout %
January 1, 2012 – December 31, 2012	25%	$1.07	$1.11	$1.17	$1.20	200%
January 1, 2013 – December 31, 2013	25%	$1.06	$1.15	$1.28	$1.39	200%
January 1, 2014 – December 31, 2014	25%	$1.04	$1.17	$1.39	$1.80	200%
January 1, 2012 – December 31, 2014	25%	$3.16	$3.42	$3.83	$4.39	200%
Total Attainment						200%

*	All financial measures (performance measures and results) reported in the table above were calculated with adjustments for acquisitions, divestitures and special items pursuant to the terms of the plans and as approved by the Board.

Actual payouts of the cash-settled performance units granted in 2012 to the Named Executive Officers under the Long-Term Incentive Plan are set forth in the “Non-Equity Incentive Plan Compensation” column of the 2014 Summary Compensation Table of this proxy statement.

All equity awards outstanding as of December 31, 2014 are set forth in the Outstanding Equity Awards at 2014 Fiscal Year-End table of this proxy statement.

Other Aspects of Our Compensation Programs

The Compensation Committee, with support from management, also considers, adopts, reviews and revises executive officer benefit programs, promotions, and any individual agreements impacting the compensation and benefits of our Named Executive Officers. In addition, the Compensation Committee also oversees the governance of our compensation practices. The following section describes significant activities relating to the above that occurred in 2014.

Retirement Benefits. We offer the following retirement benefits to eligible employees and eligible Named Executive Officers as specified below. Additional details about these plans, as they apply to the Named Executive Officers, are included in the “2014 Pension Benefits” and “2014 Nonqualified Deferred Compensation” sections of this proxy statement.

•	A defined contribution retirement benefit available to eligible United States employees (as defined in the plan document) through an Internal Revenue Code tax-qualified profit sharing/401(k) plan (referred to as the “Qualified Savings Plan”);

•	An unfunded, nonqualified plan that provides benefits similar to the Qualified Savings Plan (referred to as the “PolyOne Supplemental Retirement Benefit Plan”), but without the Internal Revenue Code contribution and earnings limitations;

•	An employer-funded Internal Revenue Code tax-qualified defined benefit pension plan (referred to as the “Qualified Pension Plan”), as well as an unfunded, nonqualified defined benefit pension plan (referred to as the “Benefit Restoration Plan”), under which Mr. Smith is eligible, along with certain other employees, to receive frozen benefits. In addition, since becoming retirement eligible (55 years of age with 10 years of service), Mr. Smith is eligible, along with certain other employees, to receive retiree medical benefits prior to becoming medicare eligible for which he will be required to pay 100% of the notional annual premium; and

•	A supplemental retirement benefit for Mr. Newlin that provides annual supplemental retirement payments, payable in the form of a 15-year certain and continuous life annuity, conditioned upon his execution of a release and waiver and upon a “Qualifying Separation from Service” (as such term is defined herein).

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COMPENSATION DISCUSSION AND ANALYSIS

Other Benefits. We provide other benefits to the Named Executive Officers that we believe are necessary to compete for executive talent. The additional benefits for the Named Executive Officers generally consist of a benefit allowance (which has been phased out for newly hired executive officers), limited reimbursement of expenses for financial planning and tax preparation, global travel health benefits and an annual physical examination. The specific amounts attributable to the 2014 other benefits provided to the Named Executive Officers are set forth in the “All Other Compensation” column of the 2014 Summary Compensation Table of this proxy statement. The benefit allowance and reimbursement of expenses for financial planning/tax preparation are treated as taxable income to the Named Executive Officers and are not grossed up by PolyOne. Tax gross-ups are provided for imputed income for spouse/guest travel.

We also provide other benefits such as medical, dental, life insurance and disability coverage to each United States based Named Executive Officer, which are identical to the benefits provided to all other eligible United States-based employees (as defined in the plan document). We provide vacation and paid holidays to all employees, including the Named Executive Officers. The Named Executive Officers were eligible for the following vacation periods in 2014: Mr. Patterson — four weeks; Mr. Newlin — five weeks; Mr. Richardson — four weeks; Mr. Van Hulle — four weeks; Ms. McAlindon — four weeks; Mr. Kahler — four weeks; Mr. Kedrowski — four weeks and Mr. Smith — five weeks.

Compensation Package of CEO. In connection with the leadership transition and effective as of his promotion to CEO, the Compensation Committee set Mr. Patterson’s base salary at $800,000 per year and increased his target annual incentive opportunity to 100% of his base salary. In addition, his long-term incentive plan target opportunity was increased to 325% of his base salary. For 2014, Mr. Patterson’s compensation was set below the market median, which is aligned with the Compensation Committee’s intention to move Mr. Patterson’s pay toward the market median as he gains experience as CEO. The Compensation Committee also granted Mr. Patterson 100,000 performance shares in connection with his promotion, as described in the “What We Pay and Why: Elements of Compensation” section of this proxy statement. These performance shares are set forth in the 2014 Grants of Plan-Based Awards table of this proxy statement.

Employment Agreement with Named Executive Officer. Mr. Newlin is a party to an employment agreement with us, as described below. We do not maintain employment agreements with any of the other Named Executive Officers, although each of our Named Executive Officers is a party to a management continuity agreement, the details of which are described below and are set forth in the “Potential Payments Upon Termination or Change of Control” section of this proxy statement.

On February 6, 2006, we entered into an agreement with Mr. Newlin, under which he served as our Chairman, President and Chief Executive Officer. We entered into this agreement in order to attract Mr. Newlin to PolyOne and set the terms of his employment. The agreement provided for specified equity awards that were intended to serve as an inducement to join PolyOne, set an initial base salary and provided for his participation in our various long-term incentive and benefit plans in effect during the term of his employment. In addition, the agreement provided for certain payments upon termination of employment, as described more fully in “Potential Payments Upon Termination or Change of Control” section of this proxy statement. Mr. Newlin’s employment agreement was amended and restated as of July 16, 2008, to provide for a supplemental retirement benefit, as described in the “2014 Pension Benefits” section of this proxy statement. Mr. Newlin’s employment agreement was further amended and restated, effective May 15, 2014, in connection with his retirement as CEO, such amendment is referred to as the Letter Agreement.

Under the Letter Agreement, Mr. Newlin will be entitled to receive an annual salary equal to his current salary ($1,050,000) until May 15, 2015, at which time his salary will be reduced to $655,850. He is also entitled to receive an annual incentive award for 2014 (as earned) under the Letter Agreement, but is not eligible for awards under the Annual Plan thereafter. Further information regarding the Letter Agreement is detailed in the “Potential Payments Upon Termination or Change of Control” section of this proxy statement.

Departure of Former Executive. PolyOne and Mr. Kedrowski agreed that Mr. Kedrowski would step down from his position as Executive Vice President of Global Operations and Process Improvement effective September 5, 2014. In conjunction with his departure, Mr. Kedrowski received the benefits that he was entitled to under the

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Severance Plan (as defined herein) and PolyOne and Mr. Kedrowski executed an executive severance agreement and release (the “Severance Agreement”). The compensation and benefits that Mr. Kedrowski received and the terms of the Severance Agreement are set forth in the “Potential Payments Upon Termination or Change of Control” section of this proxy statement.

Retirement of Former Executive. On June 6, 2014, Mr. Smith retired from his position as Senior Vice President and Chief Information and Human Resources Officer. The compensation and benefits that Mr. Smith received as a result of his retirement are set forth in the “Potential Payments Upon Termination or Change of Control” section of this proxy statement.

Tax Considerations. Cash compensation, such as base salary and annual incentive compensation, is taxable to the recipient as ordinary income when earned, unless deferred under a company-sponsored deferral plan. Deferrals under Internal Revenue Code tax-qualified plans, such as a 401(k) plan, do not affect our current tax deduction. Deferrals under supplemental executive deferral plans delay our tax deduction until the deferred amount (and any accumulation thereon) is paid. Stock-settled SARs are generally taxable as ordinary income when exercised, RSUs are generally taxable as ordinary income when they vest, and cash-settled performance units are generally taxable when paid. We realize a tax deduction at those specified times. The Compensation Committee reviews potential tax implications before making decisions regarding compensation.

Management and the Compensation Committee are aware of Code Section 162(m), which generally disallows a federal income tax deduction to publicly traded companies for compensation in excess of $1 million per year paid to a company’s Chief Executive Officer and the company’s three other most highly compensated executive officers, other than the company’s Chief Financial Officer, who are employed as of the end of the year. The $1 million deduction limit generally does not apply to compensation that satisfies Section 162(m)’s requirements for qualified performance-based compensation. The Compensation Committee generally intends for our incentive programs to qualify for the performance-based pay exemption. It also reserves the right, however, to provide compensation that does not meet the exemption criteria if, in its sole discretion, it determines that doing so advances our business objectives.

The Compensation Committee believes that Section 162(m) is only one of several relevant considerations in setting compensation. The Compensation Committee also believes that Section 162(m) should not be permitted to compromise its ability to design and maintain executive compensation arrangements that, among other things, are intended to attract, motivate and retain a highly qualified and successful management team to lead PolyOne. As a result, the Compensation Committee retains the flexibility to provide compensation it determines to be in the best interests of PolyOne and its shareholders even if that compensation ultimately is not deductible for tax purposes. Moreover, even if we intend to grant compensation that qualifies as performance-based compensation for purposes of Section 162(m), we cannot guarantee that such compensation will so qualify or ultimately will be deductible by us.

Accounting Considerations. When reviewing preliminary recommendations and in connection with approving the terms of a given incentive plan period, management and the Compensation Committee review and consider the accounting implications of a given award, including the estimated expense and dilutive considerations. With consideration of the accounting treatment associated with an incentive plan design, management and the Compensation Committee may alter or modify the incentive award if the award (and the related accounting consequences) were to adversely affect our financial performance.

Stock Ownership and Retention Guidelines. In order to better align the financial interests of our executives with those of our shareholders, we believe our executives should own a meaningful number of shares of PolyOne stock. We have adopted Guidelines specifying a minimum level of stock ownership for all executives, including all Named Executive Officers.

The current Guidelines require all executives, including the Named Executive Officers, to retain 100% of all net shares obtained through PolyOne as compensation for services provided. This requirement will cease when the Guidelines have been met, provided that an officer can only divest of a number of shares such that the Guidelines continue to be met. In general, shares counted toward required ownership include shares directly held, shares and phantom shares held in our retirement or deferral plans, RSUs and performance shares (if the applicable performance criteria are met). The specific levels of stock ownership for the Named Executive Officers are noted in the following

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COMPENSATION DISCUSSION AND ANALYSIS

table. Executives are expected to accumulate the specified shares within five years of their becoming subject to the Guidelines. These policies, as they relate to our Directors, are discussed in the “Stock Ownership Guidelines for Directors” section of this proxy statement.

	Stock Ownership Target (in shares)	Prorated Stock Ownership Target (in shares)	Multiple of Salary(2)	Total Share Ownership as of 3/2/15	Value of Total Share Ownership 3/2/15(2)	Value of Share Ownership as a Multiple of Base Salary
R.M. Patterson	125,000	N/A	6.3	246,496	$9,948,579	12.4
S.D. Newlin	62,500	N/A	2.4	426,832	$17,226,940	16.4
B.C. Richardson(1)	45,000	18,000	1.3	40,993	$1,654,477	3.1
J.V. Van Hulle	20,000	N/A	1.9	104,107	$4,201,759	9.7
J.A. McAlindon(1)	20,000	8,000	1.0	46,352	$1,870,767	5.9
M.E. Kahler	20,000	N/A	2.3	55,710	$2,248,456	6.4

(1)	Mr. Richardson has been with PolyOne less than five years and Ms. McAlindon has been subject to the stock ownership requirement for less than five years. The stock ownership targets for Mr. Richardson and Ms. McAlindon have been reduced to reflect that they are not yet required to reach 100% of the Guidelines.
(2)	Calculated using PolyOne’s March 2, 2015 closing stock price of $40.36.

Timing with Respect to Equity Award Grants. We have adopted a policy with respect to the timing of the grant of equity awards, which provides that equity awards are granted pursuant to approval by the Board or the Compensation Committee or, pursuant to authority delegated by the Board or the Compensation Committee to the Chief Executive Officer. Such grants generally should be made at times when PolyOne is not in possession of material non-public information; and not made during a “blackout period,” which is the period of time that is in close proximity to the release of financial or material non-public information. The policy further provides that, to the extent practicable, annual grants to existing employees should be approved at regularly scheduled meetings and that the grant price for any stock option or SAR shall not be less than the fair market value of PolyOne’s common shares on the grant date (which is defined as the closing price of our common shares on the grant date).

Clawback Policy. In March 2015, our Board adopted a clawback policy that, upon any act of fraud, dishonesty or recklessness in the performance of an executive officer’s duties that contributed to the Company’s material noncompliance with any financial reporting requirements resulting in a material accounting restatement, would generally require such executive officer to repay all incentive-based compensation that he or she received in excess of what would have been paid if the restated financial statements had originally been prepared without such material accounting restatement.

Prohibition on Hedging or Pledging Our Securities. PolyOne’s trading policy currently provides that, consistent with our philosophy to encourage long-term investments, Directors, officers and certain other employees of PolyOne are prohibited from hedging or pledging our securities.

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EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

The following tables, narrative and footnotes discuss the compensation of our Named Executive Officers.

2014 Summary Compensation Table

The following table sets forth the compensation earned by, and the compensation opportunity granted to, those serving as our Chief Executive Officer and our principal financial officer during 2014, our three other most highly compensated executive officers serving as of December 31, 2014, and two of our former executive officers for the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012, as applicable.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)		Option Awards ($) (f)		Non-Equity Incentive Plan Compensation ($) (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Robert M. Patterson, President and Chief Executive Officer	2014	702,846	—	4,041,574		288,093		1,334,946		—	108,667	6,476,126
	2013	546,292	—	1,580,236		332,481		1,177,619		—	109,279	3,745,907
	2012	513,461	—	318,498		338,997		1,071,941		—	94,919	2,337,817
Stephen D. Newlin, Executive Chairman	2014	1,050,000	—	1,276,548		1,278,853		3,692,325		2,028,725	292,176	9,618,627
	2013	1,040,846	—	3,812,040		1,483,710		4,649,890		161,443	285,550	11,433,479
	2012	978,846	—	1,519,440		1,611,627		4,081,699		1,273,625	274,428	9,739,665
Bradley C. Richardson, Executive Vice President and Chief Financial Officer(1)	2014	521,538	—	245,490		244,528		479,685		—	49,947	1,541,188
	2013	50,000	—	606,400		—		56,485		—	3,250	716,135
John V. Van Hulle, Senior Vice President and President, Global Color, Additives and Inks(2)	2014	421,154	—	1,984,794		146,155		485,657		—	72,651	3,110,411
Julie A. McAlindon, Senior Vice President and President, Designed Structures and Solutions(2)	2014	310,385	—	508,317		109,616		239,365		—	51,814	1,219,497
Michael E. Kahler, Senior Vice President and Chief Commercial Officer(2)	2014	345,946	—	119,238		119,453		462,433		—	77,970	1,125,040
Thomas J. Kedrowski, Former Executive Vice President, Global Operations and Process Improvement	2014	307,954	—	1,039,396	(3)	139,128	(3)	—		—	1,169,734	2,656,212
	2013	398,139	—	1,411,752	(3)	161,367	(3)	646,981	(3)	—	67,533	2,685,772
	2012	350,615	—	151,944	(3)	161,857	(3)	593,368	(3)	—	57,769	1,315,554
Kenneth M. Smith, Former Senior Vice President and Chief Information and Human Resources Officer	2014	235,307	—	660,511	(4)	147,216	(5)	322,962		476,066	161,690	2,003,752
	2013	370,769	—	521,154	(4)	148,371	(5)	629,618		0	79,723	1,749,635
	2012	359,615	—	151,944	(4)	161,857	(5)	612,645		249,773	77,626	1,613,461

(1)	Compensation for Mr. Richardson is provided only for 2013 and 2014 as he was hired as our Executive Vice President and Chief Financial Officer in November 2013.
(2)	Compensation for Messrs. Van Hulle and Kahler and Ms. McAlindon is provided only for 2014 because they were not Named Executive Officers in 2012 or 2013.
(3)	In connection with Mr. Kedrowski’s departure, PolyOne modified certain RSUs previously granted to Mr. Kedrowski in 2012, 2013 and 2014 that would have otherwise been forfeited under the terms of the applicable grant agreements. The incremental value of the modified RSUs as reported in Mr. Kedrowski’s 2014 “Stock Awards” column is $899,116. The modified awards and details regarding their value are set forth in the 2014 Grants of Plan-Based Awards table of this proxy statement and in its accompanying footnotes. In addition, pursuant to the terms of his applicable grant agreements, Mr. Kedrowski forfeited $151,944 in reported value of his 2012 RSUs, $785,502 in reported value of his 2013 RSUs, $626,250 in reported value of his 2013 performance shares and $140,280 in reported value of his 2014 RSUs upon his separation from service. The forfeiture values represent the aggregate grant date fair value of those awards determined pursuant to FASB ASC Topic 718, but such amounts have not been deducted from the amounts appearing in column (e) above.

In addition, Mr. Kedrowski forfeited all unvested SARs and cash-settled performance units pursuant to the terms of the applicable grant agreements. Thus, the amounts reported in column (f) above do not reflect the amounts

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EXECUTIVE COMPENSATION

Mr. Kedrowski actually received, as he forfeited $55,068 in reported value of his 2012 SARs, $108,766 in reported value of his 2013 SARs and $139,128 in reported value of his 2014 SARs. Additionally, the amounts reported in column (g) of the 2014 Summary Compensation Table do not reflect payments that Mr. Kedrowski will actually receive, as he forfeited $207,600 in reported value of his 2012 of his cash-settled performance units (reflected at a 200% attainment), $120,000 in reported value of his 2013 cash-settled performance units (reflected at target attainment), and $120,000 in reported value of his 2014 cash-settled performance units (reflected at target attainment).

(4)	In connection with his retirement, PolyOne modified certain RSUs previously granted to Mr. Smith in 2012, 2013 and 2014 that would have otherwise been forfeited under the terms of the applicable grant agreements. The incremental value of the modified RSUs as reported in Mr. Smith’s 2014 “Stock Awards” column is $628,948. The modified awards and details regarding their value are set forth in the 2014 Grants of Plan-Based Awards table of this proxy statement and in its accompanying footnotes.

(5)	In connection with his retirement, PolyOne modified certain SARs previously granted to Mr. Smith in 2012 and 2013 that would have otherwise been forfeited under the terms of the applicable grant agreements. The incremental value of the modified SARs as reported in Mr. Smith’s 2014 “Option Awards” column is $147,216. The modified awards and details regarding their value are set forth in the 2014 Grants of Plan-Based Awards table of this proxy statement and in its accompanying footnotes.

Bonus (column (d))

No amounts are reported in this column because PolyOne paid annual incentives to the Named Executive Officers based upon pre-determined performance metrics. These payments, which were made under the PolyOne’s Annual Plan, are reported in column (g) “Non-Equity Incentive Plan Compensation”.

Stock Awards (column (e))

The amounts reported in the “Stock Awards” column consist of, for 2014, time-vested stock-settled RSUs (including special one-time RSU awards and the modification value for certain RSUs granted to Messrs. Kedrowski and Smith) granted to specific Named Executive Officers as well as special one-time performance share awards granted to specific Named Executive Officers. These awards are described more fully in the “What We Pay and Why: Elements of Compensation” and “Potential Payments Upon Termination or Change of Control” sections of this proxy statement.

The amounts reported for 2014 represent the aggregate grant date fair value of those stock awards determined pursuant to FASB ASC Topic 718. Accordingly, this column includes amounts for awards that have not yet vested, as well as for awards that were later cancelled (such as upon an executive’s separation from service). For information regarding the assumptions used in determining the fair value of these awards, please refer to Note 15, Share-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The performance shares reported in this column do not have a minimum or maximum value as they are paid only at target if earned.

PolyOne cautions that the amounts reported for these awards may not represent the amounts that the Named Executive Officers will actually realize from these awards. To what extent a Named Executive Officer realizes value will depend on our stock price and continued employment. The value actually received upon a release of RSUs to the Named Executive Officers in 2014 is reflected in the 2014 Option Exercises and Stock Vested table of this proxy statement.

Option Awards (column (f))

The amounts reported in the “Option Awards” column consist of, for 2014, stock-settled SARs with time and performance based vesting requirements as well as a SAR appreciation cap that were granted to the Named Executive Officers under our Amended Long-Term Incentive Plan, including the modification value for certain SARs granted to Mr. Smith. The amounts reported for 2014 represent the grant date fair value of the SARs granted to each of the Named Executive Officers, calculated in accordance with FASB ASC Topic 718. Accordingly, this column includes amounts for awards that have not yet vested, as well as for awards that were later cancelled (such as upon an executive’s separation from service). For information regarding the assumptions used in determining the fair value of these awards, please refer to Note 15, Share-Based Compensation, in our Annual Report on Form 10-K for the fiscal

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EXECUTIVE COMPENSATION

year ended December 31, 2014. These awards are described more fully in the “What We Pay and Why: Elements of Compensation” and “Potential Payments Upon Termination or Change of Control” sections of this proxy statement.

PolyOne cautions that the amounts reported for these awards may not represent the amounts that the Named Executive Officers will actually realize from the awards. To what extent a Named Executive Officer realizes value will depend on our stock price and continued employment. The value actually received by the Named Executive Officers as a result of exercising SARs during 2014 is reflected in the 2014 Option Exercises and Stock Vested table of this proxy statement.

Non-Equity Incentive Plan Compensation (column (g))

The amounts reported in the “Non-Equity Incentive Plan Compensation” column for 2014 include amounts earned by Named Executive Officers (as applicable) under the 2014 Annual Plan (and paid in February 2015), and cash-settled performance units granted on February 14, 2012 under the 2012 - 2014 Long-Term Incentive Plan (and paid in February 2015). The terms of the Annual Plan and the 2012 - 2014 Long-Term Incentive Plan cash-settled performance units are described more fully in the “What We Pay and Why: Elements of Compensation” section of this proxy statement. The amounts earned by the Named Executive Officers under both plans (as applicable) are: Mr. Patterson – $902,346 (Annual Plan) and $432,600 (cash-settled performance units); Mr. Newlin – $1,634,325 (Annual Plan) and $2,058,000 (cash-settled performance units); Mr. Richardson – $479,685 (Annual Plan); Mr. Van Hulle – $278,657 (Annual Plan) and $207,000 (cash-settled performance units); Ms. McAlindon – $181,045 (Annual Plan) and $58,320 (cash-settled performance units); Mr. Kahler – $269,233 (Annual Plan) and $193,200 (cash-settled performance units); and Mr. Smith – $154,692 (Annual Plan) and $168,270 (cash-settled performance units).

Change in Pension Value and Nonqualified Deferred Compensation Earnings (column (h))

The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column for 2014 are comprised entirely of changes in pension values between December 31, 2013 and December 31, 2014.

Mr. Newlin is entitled to a supplemental retirement benefit under his Letter Agreement as described more fully in the “2014 Pension Benefits” section of this proxy statement. The amount listed for him for 2014 represents the aggregate change in actuarial present value (determined by subtracting the December 31, 2013 actuarial present value from the December 31, 2014 actuarial present value) of the annual benefit payment that will be payable as a 15-year certain and continuous life annuity upon Mr. Newlin’s Qualifying Separation from Service (as such term is defined herein).

Mr. Smith participated in the Qualified Pension Plan and the Benefit Restoration Plan that existed prior to PolyOne’s formation in 2000 through the consolidation of Geon and M.A. Hanna Company (“M.A. Hanna”). The amount listed for him represents the aggregate change in actuarial present value (determined by subtracting the December 31, 2013 actuarial present value from the December 31, 2014 actuarial present value) of Mr. Smith’s accumulated benefits under the Qualified Pension Plan and the Benefit Restoration Plan.

All Other Compensation (column (i))

The amounts reported in the “All Other Compensation” column for 2014 reflect, for each Named Executive Officer, the sum of (1) the amounts contributed by PolyOne to the Qualified Savings Plan and the PolyOne Supplemental Retirement Benefit Plan, which are calculated on the same basis for all participants, including the Named Executive Officers, (2) limited tax gross-ups, (3) amounts paid or accrued relating to a Named Executive Officer’s separation from service; and (4) the incremental cost to PolyOne of all other executive benefits that are required to be reported by SEC rules. The material provisions of the Qualified Savings Plan and the PolyOne Supplemental Retirement Benefit Plan are described in the “2014 Pension Benefits” section of this proxy statement.

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EXECUTIVE COMPENSATION

The narrative following the table below describes these components of All Other Compensation:

Name	Company Contributions to Qualified Savings Plan ($)	Company Contributions to PolyOne Supplemental Retirement Benefit Plan ($)	Tax Gross-ups ($)	Payments Upon Separation from Service ($)	Other Benefits ($)
R.M. Patterson	16,900	71,985	—	—	19,782
S.D. Newlin	16,900	180,693	22,131	—	72,452
B.C. Richardson	16,900	20,672	—	—	12,375
J.V. Van Hulle	16,900	31,922	6,478	—	17,351
J.A. McAlindon	16,900	11,115	8,693	—	15,106
M.E. Kahler	16,900	26,454	5,055	—	29,561
T.J. Kedrowski	16,900	23,096	—	1,114,128	15,610
K.M. Smith	16,900	19,057	—	104,230	21,503

Company Contributions to Qualified Savings Plan. PolyOne makes matching contributions on behalf of the Named Executive Officers in accordance with the Qualified Savings Plan. PolyOne also makes a retirement contribution in an amount equal to 2% of eligible earnings, subject to Internal Revenue Code limitations.

Company Contributions to PolyOne Supplemental Retirement Benefit Plan. PolyOne makes matching contributions on behalf of all eligible participants, including the Named Executive Officers, under the PolyOne Supplemental Retirement Benefit Plan. PolyOne also makes a retirement contribution in an amount equal to 2% of eligible earnings.

Tax Gross-ups. PolyOne provides a reimbursement for taxes incurred when a spouse/guest travels for business purposes as it is sometimes necessary for spouses to accompany the executives to business functions. These taxes are incurred because of the Internal Revenue Service’s rules governing business travel by spouses/guests and PolyOne reimburses the associated taxes.

Payments Upon Separation from Service. This column represents amounts that Messrs. Kedrowski and Smith received upon their separation from service. Mr. Kedrowski received the following payments pursuant to the Executive Severance Plan: $824,000 representing 24 months of salary continuation, a payment equal to the amount calculated under the Annual Plan as earned in 2014 of $228,566 (which was paid in 2015 at the same time as all Named Executive Officer Annual Plan payments), a payment of $14,262 for accrued but unused vacation, 24 months of accrued post-separation medical, vision and dental coverage reimbursements estimated to be $39,000 and accrued post-separation outplacement services totaling $8,300. Details regarding Mr. Kedrowski’s separation from service are further described in the “Potential Payments Upon Termination or Change of Control” section of this proxy statement.

In connection with his retirement, PolyOne modified certain cash-settled performance units previously granted to Mr. Smith in 2012 and 2013, which would have otherwise been forfeited under the terms of the applicable grant agreements. The incremental value of the modified cash-settled performance units Mr. Smith received is $104,230. The modified awards and details regarding their value are set forth in the 2014 Grants of Plan-Based Awards table of this proxy statement and in its accompanying footnotes.

Other Benefits. Certain additional limited benefits are made available to executives, including the Named Executive Officers. The aggregate incremental value of those benefits is included for each Named Executive Officer in the “All Other Compensation” column of the 2014 Summary Compensation Table, but the individual values for each item are not required to be disclosed under SEC rules because none exceeded the greater of $25,000 or 10% of the total amount of personal benefits for each Named Executive Officer. In general, these benefits include a nominal benefit allowance (used by each Named Executive Officer except Mr. Richardson), taxable reimbursement to the Named Executive Officers for financial planning (used by each Named Executive Officer except Mr. Kedrowski) and reimbursement for the incremental value of spouse/guest travel expenses (used by Messrs. Newlin, Van Hulle and Kahler and Ms. McAlindon). PolyOne also makes available executive physicals to all Named Executive Officers (used by each Named Executive Officer except Mr. Van Hulle). Finally, Global CARE Insurance (Critical Care Air Rescue and Evacuation), which provides supplemental medical services and medical transportation related to business travel, is provided to all Named Executive Officers.

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EXECUTIVE COMPENSATION

2014 Grants of Plan-Based Awards

Name (a)	Grant Date (b-1)	Grant Approval Date (b-2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (h)		Exercise or Base Price of Option Awards ($/Sh) (i)		Grant Date Fair Value of Stock and Option/SAR Awards ($) (j)
			Threshold ($) (c)		Target ($) (d)		Maximum ($) (e)		Threshold (#) (f)	Target (#) (g)
R.M. Patterson			318,850		637,700		1,275,400
			123,975	(1)	247,950	(1)	495,900	(1)
	2/11/2014	2/11/2014							6,833	20,500	(3)			35.07		288,093
	2/11/2014	2/11/2014										8,200	(7)			287,574
	5/15/2014	3/6/2014								50,000	(4)					1,877,000
	5/15/2014	3/6/2014								50,000	(4)					1,877,000
S.D. Newlin			577,500		1,155,000		2,310,000
			551,250	(1)	1,102,500	(1)	2,205,000	(1)
	2/11/2014	2/11/2014							30,333	91,000	(3)			35.07		1,278,853
	2/11/2014	2/11/2014										36,400	(7)			1,276,548
B.C. Richardson			169,500		339,000		678,000
			105,300	(1)	210,600	(1)	421,200	(1)
	2/11/2014	2/11/2014							5,800	17,400	(3)			35.07		244,528
	2/11/2014	2/11/2014										7,000	(7)			245,490
J.V. Van Hulle			115,818		231,635		463,270
			63,000	(1)	126,000	(1)	252,000	(1)
	2/11/2014	2/11/2014							3,467	10,400	(3)			35.07		146,155
	2/11/2014	2/11/2014										4,200	(7)			147,294
	3/13/2014	3/6/2014								25,000	(5)					918,750
	3/13/2014	3/6/2014										25,000	(8)			918,750
J.A. McAlindon			83,048		166,096		332,192
			40,500	(1)	81,000	(1)	162,000	(1)
	2/11/2014	2/11/2014							2,600	7,800	(3)			35.07		109,616
	2/11/2014	2/11/2014										3,100	(7)			108,717
	10/9/2014	10/9/2014										12,000	(8)			399,600
M.E. Kahler			95,135		190,270		380,540
			51,300	(1)	102,600	(1)	205,200	(1)
	2/11/2014	2/11/2014							2,833	8,500	(3)			35.07		119,453
	2/11/2014	2/11/2014										3,400	(7)			119,238
T.J. Kedrowski			80,766		161,531		323,062
			60,000	(1)	120,000	(1)	240,000	(1)
	2/11/2014	2/11/2014							3,300	9,900	(3)			35.07		139,128
	2/11/2014	2/11/2014										4,000	(7)			140,280
	10/8/2014	10/1/2014										758	(9)			26,257
	10/8/2014	10/1/2014										12,484	(9)			432,446
	10/8/2014	10/1/2014										3,623	(9)			125,501
	10/8/2014	10/1/2014										9,091	(9)			314,912
K.M. Smith			54,662		109,323		218,646
			11,183	(2)	22,365	(2)	44,730	(2)
			29,750	(2)	59,500	(2)	119,000	(2)
	5/15/2014	5/15/2014								1,929	(6)			14.61	(6)	49,584
	5/15/2014	5/15/2014								4,400	(6)			23.08	(6)	97,632
	2/11/2014	2/11/2014										900	(7)			31,563
	5/15/2014	5/15/2014										600	(10)			22,524
	5/15/2014	5/15/2014										824	(11)			30,917
	5/15/2014	5/15/2014										9,082	(11)			340,945
	5/15/2014	5/15/2014										3,665	(11)			137,582
	5/15/2014	5/15/2014										2,583	(11)			96,980

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EXECUTIVE COMPENSATION

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (columns (c), (d) and (e))

The amounts located in the first row for each Named Executive Officer represent the cash-based award opportunities granted to the Named Executive Officer in 2014 under the Annual Plan. The actual amount earned for 2014 is included in the “Non-Equity Incentive Plan Compensation” column (column (g)) of the 2014 Summary Compensation Table of this proxy statement.

(1)	Cash-Settled Performance Units. The amounts located in the second row for each Named Executive Officer represent the cash-settled performance units granted in 2014 to the Named Executive Officer under the Amended Long-Term Incentive Plan as part of the February 11, 2014 annual long-term incentive award. Mr. Smith did not receive a cash-settled performance unit grant in 2014 in anticipation of his retirement. Each performance unit is equal in value to $1.00. These cash-settled performance units are subject to achieving specified performance goals over the performance period from January 1, 2014 to December 31, 2016. The cash-settled performance units will be paid in cash, if earned, contingent upon the Named Executive Officer remaining in continuous employment through the payment date, which shall be in 2017.

For purposes of both the Annual Plan and the cash-settled performance units, we established threshold, target and maximum goals. Participants will earn, for the applicable performance period: (1) 100% for the target award upon attainment of the target performance level; (2) 50% of the target award upon attainment of the “threshold” performance level or (3) 200% of the target award upon attainment of the “maximum” (or greater) performance level. If final performance falls between the threshold and target or between target and maximum, earned award amounts will be interpolated. If threshold performance is not achieved, then no award will be paid to the participants.

(2)	Modification of Cash-Settled Performance Units in Connection with Retirement. These amounts represent modified awards of cash-settled performance units that were previously granted to Mr. Smith and would have been forfeited upon his retirement on June 6, 2014 in accordance with the terms of their applicable grant agreements. The amounts that would have been forfeited are as follows: 59,500 of the cash-settled performance units originally granted on February 15, 2013 and 22,365 of the cash-settled performance units originally granted on February 14, 2012. The modifications were based upon the period of time that Mr. Smith was employed by PolyOne from the original grant date of the award through May 15, 2014 (the modification date).

The awards that were originally granted to Mr. Smith on February 15, 2013 remain subject to achieving specified performance goals over the performance period from January 1, 2013 to December 31, 2015 and will be paid in cash, if earned. The threshold, target and maximum goals are the same as those described in footnote 1 to the 2014 Grants of Plan-Based Awards table above. The modified award’s incremental value of $59,500 is included in the “All Other Compensation” column (column (i)) of the 2014 Summary Compensation Table of this proxy statement. The cash-settled performance units originally granted to Mr. Smith on February 14, 2012 were paid out on February 13, 2015 as a result of achieving 200% attainment under the award. The modified award’s incremental value of $44,730 is included in the “All Other Compensation” column (column (i)) of the 2014 Summary Compensation Table of this proxy statement.

Estimated Future Payouts Under Equity Incentive Plan Awards (columns (f) and (g))

(3)	Stock Appreciation Rights. These amounts represent stock-settled SARs granted to the Named Executive Officers on February 11, 2014 as part of our 2014 long-term incentive award under the Amended Long-Term Incentive Plan. The SARs initially vest in one-third increments upon attaining each of the following stock price hurdles for thirty consecutive trading days: 10%, 15% and 20% increase, respectively, over the initial grant date closing stock price of $35.07. The first two stock price hurdles were attained in 2014. The SARs are also subject to time-based vesting, which lapses in one-third increments on each of the first three anniversaries of the grant date, generally subject to the officer’s continued employment and have an exercise term of ten years. The SARs are also subject to an appreciation cap of 200% of the initial grant date closing stock price. Due to his retirement effective June 6, 2014, Mr. Smith did not receive a 2014 SAR award.

“Threshold” refers to the minimum number of shares underlying the SAR award that will vest upon reaching the threshold level of performance, which is satisfaction of the first stock price hurdle. Threshold equates to vesting in one-third of the SAR award. If threshold performance is not attained, then the participant will not vest in any of the SARs for the 2014 award. “Target” refers to the number of shares underlying the SARs that will vest upon satisfaction of all of the stock price hurdles under the 2014 grant. The SARs do not have a “maximum” level of attainment as a participant cannot receive SARs in excess of the initial award.

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EXECUTIVE COMPENSATION

(4)	One-Time Grant of Performance Shares for Promotion to CEO. On May 15, 2014, we granted 100,000 performance shares to Mr. Patterson under the Amended Long-Term Incentive Plan. This grant is described in detail in the “What We Pay and Why: Elements of Compensation” section of this proxy statement.

(5)	One-Time Grant of Performance Shares. On March 13, 2014, we granted 25,000 performance shares to Mr. Van Hulle under the Amended Long-Term Incentive Plan. This grant is described in detail in the “What We Pay and Why: Elements of Compensation” section of this proxy statement.

(6)	Modification of Stock Appreciation Rights in Connection with Retirement. These amounts represent modified awards of SARs that were previously granted to Mr. Smith and would have been forfeited upon his retirement on June 6, 2014 in accordance with the terms of the applicable grant agreements. The modified SARs represent the unvested portion of the following SARs: 4,400 of the SARs originally granted on February 15, 2013 and 1,929 of the SARs originally granted on February 14, 2012. The unvested portion was based upon the period of time that Mr. Smith was employed by PolyOne from the original grant date of the award through May 15, 2014 (the modification date). The SARs granted to Mr. Smith on February 15, 2013 vest in one-third increments upon attaining each of the following stock price hurdles for thirty consecutive trading days: 10%, 15% and 20% increase, respectively, over the initial grant date closing stock price of $23.08. All stock price hurdles were attained during 2013. The SARs granted to Mr. Smith on February 14, 2012 vest in one-third increments upon attaining each of the following stock price hurdles for thirty consecutive trading days: 10%, 15% and 20% increase respectively, over the initial grant date closing stock price of $14.61. All stock price hurdles were attained during 2012. The SARs have an exercise term of ten years.

The SARs do not have a “threshold” level of attainment, as all of the performance criteria have been met.

All Other Stock Awards: Number of Shares of Stock or Units (RSUs) (column (h))

(7)	Annual Grant of RSUs. These amounts represent stock-settled RSUs granted to the Named Executive Officers on February 11, 2014 as part of our annual long-term incentive award under the Amended Long-Term Incentive Plan. The RSUs vest on the third anniversary of the grant date. For Mr. Kedrowski, this award was modified and a portion was forfeited. The actual award retained by Mr. Kedrowski following his separation from service is described in footnote 9 to this 2014 Grants of Plan-Based Awards table below. For Mr. Smith, this award was modified and the portion that was subject to forfeiture upon his retirement on June 6, 2014 was fully vested by the Compensation Committee on May 15, 2014. The modified award is described in footnote 11 to this 2014 Grants of Plan-Based Awards table below. The RSUs have dividend equivalent rights that entitle the grantee to dividend equivalents on each share of our common stock underlying the award equal to the dividend per share declared and paid on our issued and outstanding shares of common stock. The dividend equivalent rights are subject to the same restrictions as the underlying RSUs.

(8)	One-Time Grant of RSUs in Connection with Performance and Retention. These amounts represent stock-settled RSUs granted to Mr. Van Hulle and Ms. McAlindon under the Amended Long-Term Incentive Plan. The RSUs vest on the third anniversary of the grant date and are in all respects in accordance with the Amended Long-Term Incentive Plan, as well as the specific terms and conditions approved by the Compensation Committee for the annual grants of RSUs made on February 11, 2014, with the exception of the provision for prorated vesting upon retirement for Mr. Van Hulle. The RSUs have dividend equivalent rights that entitle the grantee to dividend equivalents on each share of our common stock underlying the award equal to the dividend per share declared and paid on our issued and outstanding shares of common stock. The dividend equivalent rights are subject to the same restrictions as the underlying RSUs. These grants are described in detail in the “What We Pay and Why: Elements of Compensation” section of this proxy statement.

(9)

Award Modification in Connection with Separation. These amounts represent modified awards of RSUs that were previously granted to Mr. Kedrowski that would have been forfeited upon his separation from service. The modified RSUs represent a prorated portion of the following RSUs: 758 of the RSUs originally granted on February 11, 2014, 12,484 of the RSUs originally granted on March 13, 2013, 3,623 of the RSUs originally

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EXECUTIVE COMPENSATION

granted on February 15, 2013 and 9,091 of the RSUs originally granted on February 14, 2012. The proration was based upon the period of time that Mr. Kedrowski was employed by PolyOne from the original grant date of the award through his last day of employment. The awards continue to vest in full on the third anniversary of their original grant date.

A substantial portion of Mr. Kedrowski’s unvested long-term incentive awards were forfeited as a result of his separation from service under the terms of his applicable grant agreements. For details regarding the long-term incentive awards that Mr. Kedrowski forfeited, see footnote (3) to the 2014 Summary Compensation Table of this proxy statement.

(10)	One-Time Grant of RSUs in Connection with Retirement. This amount represents a one-time grant of stock-settled RSUs to Mr. Smith under the Amended Long-Term Incentive Plan. The RSUs have dividend equivalent rights that entitle the grantee to dividend equivalents on each share of our common stock underlying the award equal to the dividend per share declared and paid on our issued and outstanding shares of common stock. The dividend equivalent rights are subject to the same restrictions as the underlying RSUs. This grant is described in detail in the “What We Pay and Why: Elements of Compensation” section of this proxy statement.

(11)	Modification of RSUs in Connections with Retirement. These amounts represent modified awards of RSUs that were previously granted to Mr. Smith that would have been forfeited upon his retirement on June 6, 2014 in accordance with the terms of their applicable grant agreements. The modified RSUs represent the unvested portions of the following RSUs: 824 of the RSUs originally granted on February 11, 2014, 9,082 of the RSUs originally granted on March 13, 2013, 3,665 of the RSUs originally granted on February 15, 2013 and 2,583 of the RSUs originally granted on February 14, 2012. The unvested portions were based upon the period of time that Mr. Smith was employed by PolyOne from the original grant date of the award through May 15, 2014 (the modification date). The awards will be released in full on the third anniversary of their original grant date.

Exercise or Base Price of Option Awards (column (i))

In setting the base price of these SARs, we followed the practice of using our closing stock price on the grant date. This practice complies with the Amended Long-Term Incentive Plan. For Mr. Smith’s modified SARs, the amount in this column represents the closing stock price on the grant date of the original award.

Grant Date Fair Value of Stock and Option Awards (column (j))

The amounts in this column represent the grant date fair value of each equity-based award, computed in accordance with FASB ASC Topic 718. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 15, Share-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Narrative Disclosure Relating to the 2014 Summary Compensation Table and the 2014 Grants of Plan-Based Awards Table

For more information regarding the employment agreement with Mr. Newlin, the Severance Agreement with Mr. Kedrowski and the retirement of Mr. Smith, refer to the “Potential Payments Upon Termination or Change of Control” section of this proxy statement.

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at 2014 Fiscal Year-End

	Option Awards								Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)		Number of Securities Underlying Unexercised Options Unexercisable (#) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (j)
R.M. Patterson	—		—		—		—	—	22,473	(1)	851,951	—		—
	—		—		—		—	—	14,462	(2)	548,254	—		—
	—		—		—		—	—	25,396	(3)	962,762	—		—
	—		—		—		—	—	8,275	(4)	313,705	—		—
	—		—		—		—	—	—		—	25,396	(12)	962,762
	—		—		—		—	—	—		—	50,349	(13)	1,908,731
	—		—		—		—	—	—		—	50,349	(13)	1,908,731
	30,500	(15)	—		—		14.81	2/16/2021	—		—	—		—
	32,533	(16)	16,267	(16)	—		14.61	2/14/2022	—		—	—		—
	10,233	(17)	20,467	(17)	—		23.08	2/15/2023	—		—	—		—
	—		13,666	(18)	6,834	(18)	35.07	2/11/2024	—		—	—		—
S.D. Newlin	—		—		—		—	—	107,208	(1)	4,064,255	—		—
	—		—		—		—	—	64,162	(2)	2,432,381	—		—
	—		—		—		—	—	101,586	(5)	3,851,125	—		—
	—		—		—		—	—	36,732	(4)	1,392,510	—		—
	—		77,333	(16)	—		14.61	2/14/2022	—		—	—		—
	45,667	(17)	91,333	(17)	—		23.08	2/15/2023	—		—	—		—
	—		60,666	(18)	30,334	(18)	35.07	2/11/2024	—		—	—		—
B.C. Richardson	—		—		—		—	—	20,230	(6)	766,919	—		—
	—		—		—		—	—	7,064	(4)	267,796	—		—
	—		11,600	(18)	5,800	(18)	35.07	2/11/2024	—		—	—		—
J.V. Van Hulle	—		—		—		—	—	10,721	(1)	406,433	—		—
	—		—		—		—	—	6,416	(2)	243,231	—		—
	—		—		—		—	—	4,238	(4)	160,663	—		—
	—		—		—		—	—	25,228	(7)	956,393	—		—
	—		—		—		—	—	—		—	25,228	(14)	956,393
	5,367	(15)	—		—		14.81	2/16/2021	—		—	—		—
	7,766	(16)	7,767	(16)	—		14.61	2/14/2022	—		—	—		—
	4,567	(17)	9,133	(17)	—		23.08	2/15/2023	—		—	—		—
	—		6,934	(18)	3,466	(18)	35.07	2/11/2024	—		—	—		—
J.A. McAlindon	—		—		—		—	—	2,783	(1)	105,504	—		—
	—		—		—		—	—	3,666	(2)	138,978	—		—
	—		—		—		—	—	2,534	(8)	96,064	—		—
	—		—		—		—	—	3,128	(4)	118,582	—		—
	—		—		—		—	—	12,034	(9)	456,209	—		—
	—		2,000	(16)	—		14.61	2/14/2022	—		—	—		—
	—		5,200	(17)	—		23.08	2/15/2023	—		—	—		—
	—		5,200	(18)	2,600	(18)	35.07	2/11/2024	—		—	—		—
M.E. Kahler	—		—		—		—	—	10,721	(1)	406,433	—		—
	—		—		—		—	—	6,416	(2)	243,231	—		—
	—		—		—		—	—	3,431	(4)	130,069	—		—
	16,100	(15)	—		—		14.81	2/16/2021	—		—	—		—
	15,533	(16)	7,767	(16)	—		14.61	2/14/2022	—		—	—		—
	4,567	(17)	9,133	(17)	—		23.08	2/15/2023	—		—	—		—
	—		5,666	(18)	2,834	(18)	35.07	2/11/2024	—		—	—		—
T.J. Kedrowski	—		—		—		—	—	9,117	(10)	345,625	—		—
	—		—		—		—	—	3,633	(10)	137,727	—		—
	—		—		—		—	—	12,519	(10)	474,595	—		—
	—		—		—		—	—	760	(10)	28,812	—		—
K.M. Smith	—		—		—		—	—	10,721	(1)	406,433	—		—
	—		—		—		—	—	6,416	(2)	243,231	—		—
	—		—		—		—	—	15,238	(3)	577,673	—		—
	—		—		—		—	—	908	(4)	34,422	—		—
	—		—		—		—	—	604	(11)	22,898	—		—
	—		7,767	(16)	—		14.61	2/14/2022	—		—	—		—
	4,567	(17)	9,133	(17)	—		23.08	2/15/2023	—		—	—		—

51

EXECUTIVE COMPENSATION

(1)	Represents stock-settled RSUs that were granted on February 14, 2012 and vest in full on the third anniversary of the grant date. The RSUs include shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.
(2)	Represents stock-settled RSUs that were granted on February 15, 2013 and vest in full on the third anniversary of the grant date. The RSUs include shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.
(3)	Represents stock-settled RSUs that were granted on March 13, 2013 and vest in full on the third anniversary of the grant date. The awards include shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.
(4)	Represents stock-settled RSUs that were granted on February 11, 2014 and vest in full on the third anniversary of the grant date. The RSUs include shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.
(5)	Represents a one-time stock-settled RSU award that was granted on March 8, 2013 and vests in full on the third anniversary of the grant date. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.
(6)	Represents a one-time stock-settled RSU award that was granted on November 11, 2013 and vests in full on the third anniversary of the grant date. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.
(7)	Represents a one-time stock-settled RSU award that was granted on March 13, 2014 and vests in full on the third anniversary of the grant date. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.
(8)	Represents a one-time stock-settled RSU award that was granted on July 10, 2013 and vests in full on the third anniversary of the grant date. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.
(9)	Represents a one-time stock-settled RSU award that was granted on October 9, 2014 and vests in full on the third anniversary of the grant date. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.
(10)	Represents modified stock-settled RSUs previously provided to Mr. Kedrowski that were modified on October 8, 2014 in connection with his Severance Agreement. The modified RSUs include shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate and vest in full on the third anniversary of the original grant date. See the 2014 Grants of Plan-Based Awards table of this proxy statement for more information about the modified awards for Mr. Kedrowski as a result of his separation from service.
(11)	Represents a one-time stock-settled RSU award that was granted on May 15, 2014. The award will be released to Mr. Smith on the third anniversary of the grant date. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.
(12)	Represents a one-time performance share award that was granted on March 13, 2013. The performance shares will be earned contingent upon achieving specific synergies resulting from PolyOne’s acquisition of Spartech (the “Synergy Goal”). If the Synergy Goal is achieved, then the performance shares vest in full on March 31, 2016. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.

52

EXECUTIVE COMPENSATION

(13)	Represents a grant of performance shares on May 15, 2014. If the 2018 Performance Goal is achieved and Mr. Patterson has remained in continuous employment with the Company, then 50,000 performance shares shall become non-forfeitable and fully vested on May 15, 2019. If the 2023 Performance Goal is achieved and Mr. Patterson has remained in continuous employment with the Company, then the remaining 50,000 performance shares shall become non-forfeitable and fully vested on May 15, 2024. Both awards include shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate. This award is described in detail in the “What We Pay and Why: Elements of Compensation” section of this proxy statement.
(14)	Represents a grant of performance shares on March 13, 2014. If the Performance Goal is achieved and Mr. Van Hulle has remained in continuous employment with the Company, then the performance shares shall become non-forfeitable and fully vested on March 13, 2017. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate. This award is described in detail in the “What We Pay and Why: Elements of Compensation” section of this proxy statement.
(15)	Represents stock-settled SARs granted on February 16, 2011 that vested in one-third increments on each of the first three anniversaries of the grant date.
(16)	Represents stock-settled SARs granted on February 14, 2012 that vest in increments upon the attainment of target prices (based on PolyOne’s closing stock price and sustained for thirty consecutive trading days) for our common shares as follows: one-third at $16.07; one-third at $16.80; and one-third at $17.53. The stock price hurdles were attained in 2012. The SARs are now subject to time-based vesting that lapse in one-third increments on each of the first three anniversaries of the grant date.
(17)	Represents stock-settled SARs granted on February 15, 2013 that vest in increments upon the attainment of target prices (based on PolyOne’s closing stock price and sustained for thirty consecutive trading days) for our common shares as follows: one-third at $25.39; one-third at $26.54; and one-third at $27.70. The stock price hurdles were attained in 2013. The SARs are now subject to time-based vesting that lapse in one-third increments on each of the first three anniversaries of the grant date.
(18)	Represents stock-settled SARs granted on February 11, 2014 that vest in increments upon the attainment of target prices (based on PolyOne’s closing stock price and sustained for thirty consecutive trading days) for our common shares as follows: one-third at $38.58; one-third at $40.33; and one-third at $42.08. The first two stock price hurdles were attained in 2014. The SARs are also subject to time-based vesting that lapse in one-third increments on each of the first three anniversaries of the grant date.

Number of Securities Underlying Unexercised Options (#) Exercisable (column (b))

This column shows the fully vested and exercisable SARs held by the Named Executive Officers as of December 31, 2014.

Number of Securities Underlying Unexercised Options (#) Unexercisable (column (c))

This column shows the unvested and unexercisable SARs held by the Named Executive Officers as of December 31, 2014.

Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (column (d))

This column shows shares underlying unexercised SARs awarded under the Amended Long-Term Incentive Plan that have not been earned as an applicable stock price hurdle has not been met.

Option Exercise Price (column (e))

This column shows the base price for each SAR reported in columns (b), (c) and (d).

Option Expiration Date (column (f))

This column shows the expiration dates for each SAR reported in columns (b), (c) and (d).

53

EXECUTIVE COMPENSATION

Number of Shares or Units of Stock That Have Not Vested (column (g))

This column shows the unvested RSUs held by the Named Executive Officers as of December 31, 2014. The RSUs have dividend equivalent rights that entitle the grantee to dividend equivalents on each share of our common stock underlying the award equal to the dividend per share declared and paid on our issued and outstanding shares of common stock. The amounts in this column include all dividend equivalents declared from 2012 through 2014 attributable to the awards (including the 4th quarter dividend declared on October 8, 2014 to shareholders of record on December 15, 2014, which was paid on January 7, 2015).

Market Value of Shares or Units of Stock That Have Not Vested (column (h))

The market value is determined based on the closing stock price of our common shares on December 31, 2014 ($37.91).

Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (column (i))

This column shows the performance shares held by the Named Executive Officers as of December 31, 2014 that have not vested and have not been earned. The performance shares have dividend equivalent rights that entitle the grantee to dividend equivalents on each share of our common stock underlying the award equal to the dividend per share declared and paid on our issued and outstanding shares of common stock. The amounts in this column include all dividend equivalents declared in 2013 and 2014 attributable to the awards (including the 4th quarter dividend declared on October 8, 2014 to shareholders of record on December 15, 2014, which was paid on January 7, 2015).

Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (column (j))

The market value is determined based on the closing stock price of our common shares on December 31, 2014 ($37.91).

2014 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
R.M. Patterson	—	—	17,268	622,356
S.D. Newlin	129,967	2,778,565	89,754	3,234,758
B.C. Richardson	—	—	—	—
J.V. Van Hulle	—	—	9,202	331,675
J.A. McAlindon	6,000	120,258	2,378	85,714
M.E. Kahler	—	—	9,202	331,675
T.J. Kedrowski	18,100	454,968	9,202	331,675
K.M. Smith	31,633	739,523	9,202	331,675

Option Awards (columns (b) and (c))

Column (b) reports exercises of SARs during 2014 on an aggregate basis. The value realized on exercise (column (c)) was computed by determining the difference between the closing stock price of the underlying securities at exercise and the exercise price of the SARs. All of Mr. Newlin’s transactions involved SARs that were exercised pursuant to a trading plan established under Rule 10b5-1 of the Exchange Act.

Stock Awards (columns (d) and (e))

Column (d) reports the vesting and release of RSUs during 2014 on an aggregate basis. All of the stock awards that vested and were released in 2014 were granted on February 16, 2011 and released on February 16, 2014. The amounts in this column include shares awarded through the dividend equivalent right feature of the Amended Long-Term Incentive Plan.

54

EXECUTIVE COMPENSATION

The value realized on release (column (e)) was computed by multiplying the number of vested RSUs, including the corresponding dividend equivalent rights, by the closing stock price of the underlying securities on the trading day prior to the vesting date, in accordance with the Amended Long-Term Incentive Plan. Column (e) also includes cash-in-lieu of equity received by each Named Executive Officer, as we do not release partial shares resulting from dividend equivalents.

2014 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
R.M. Patterson	N/A	—	—		—
S.D. Newlin	Supplemental retirement benefit under employment agreement, as amended	—	9,381,104	(1)	—
B.C. Richardson	N/A	—	—		—
J.V. Van Hulle	N/A	—	—		—
J.A. McAlindon	N/A	—	—		—
M.E. Kahler	N/A	—	—		—
T.J. Kedrowski	N/A	—	—		—
K.M. Smith	PolyOne Merged Pension Plan The Geon Company Section 401(a)(17) Benefit Restoration Plan	17.4 17.4	805,920 1,105,191	(2)(3) (2)(4)	— 21,075

(1)	Although lump-sum payments are not allowed under the terms of the arrangement, the Present Value of Accumulated Benefit shown above for Mr. Newlin is the lump-sum value as of December 31, 2014 of the annual benefit payment earned as of December 31, 2014 that will be payable under Mr. Newlin’s Letter Agreement providing for a 15-year certain and continuous life annuity upon Mr. Newlin’s Qualifying Separation from Service (as such term is defined herein). The assumptions used to determine the lump-sum value are a discount rate of 3.95% and a post-retirement mortality using the RP-2014 White Collar Mortality Table described in Internal Revenue Service Regulation §1.430(h)(3). No pre-retirement decrements are assumed.
(2)	Although lump-sum payments are not allowed under either plan, the Present Value of Accumulated Benefit shown above for Mr. Smith is the lump-sum value as of December 31, 2014 of the monthly pension benefit earned as of December 31, 2014 that would be payable under that plan for Mr. Smith’s life beginning at age 62 (the earliest age prior to the normal retirement age of 65 when benefits can commence unreduced for early retirement). With the exception of the portion of Mr. Smith’s Benefit Restoration Plan that has already been distributed, the assumptions used to determine the lump-sum value are a discount rate of 3.95% and a post-retirement mortality rate using the RP-2014 White Collar Mortality Table. No pre-retirement decrements are assumed.
(3)	Mr. Smith’s Present Value of Accumulated Benefit includes four additional years of pension service. Without the four additional years of pension service, the Present Value of Accumulated Benefit would have been $620,884 instead of the $805,920 shown in the table. Subsequent earnings under the qualified and nonqualified plan were frozen effective March 20, 2009.
(4)	Mr. Smith’s Present Value of Accumulated Benefit includes four additional years of pension service. Without the four additional years of pension service, the Present Value of Accumulated Benefit would have been $842,084 instead of the $1,105,191 shown in the table. Subsequent earnings under the qualified and nonqualified plan were frozen effective March 20, 2009.

Mr. Smith is eligible, along with certain other employees, to receive pension payments under the Qualified Pension Plan, as well as the Benefit Restoration Plan. These plans existed prior to our formation in 2000 through the consolidation of Geon and M.A. Hanna and generally benefited all nonunion employees of Geon.

55

EXECUTIVE COMPENSATION

The Benefit Restoration Plan provides benefits that are in addition to those offered under the Qualified Pension Plan. Benefits are calculated under a formula similar to that of the Qualified Pension Plan, but without the compensation and benefit limits imposed by the Internal Revenue Code. The benefits under the Benefit Restoration Plan are offset by benefits provided under the Qualified Pension Plan. The Qualified Pension Plan makes available a pension that is paid from funds in trust provided through contributions by us. Any pension benefit provided under the Benefit Restoration Plan is paid from our general assets.

The amount of Mr. Smith’s pension depends on a number of factors including monthly Final Average Earnings (“FAE”) and years of benefit service to us (“Benefit Service”). FAE is determined based on the highest four consecutive calendar years of an employee’s earnings. Earnings include salary, overtime pay, holiday pay, vacation pay and certain incentive payments including annual cash bonuses, but exclude awards under long-term incentive programs and the match contributed by us in the qualified savings plans. The Qualified Pension Plan provides a monthly lifetime benefit equal to 1.15% times FAE times Benefit Service plus 0.45% times FAE in excess of 2002 Covered Compensation (as defined by the Internal Revenue Code) times Benefit Service limited to 35 years.

A retirement-eligible employee can elect to commence vested benefit payments as early as age 55 in lieu of waiting to age 65. However, the benefit described above is subject to reduction in recognition of the additional payments that are received because of early commencement. The reduction for early retirement is determined differently depending on whether the employee terminated employment before or after attaining age 55. If an employee terminates employment on or after age 55 and commences his or her benefit before age 62, the benefit payments would be reduced by 0.5% per month. If an employee terminates employment before age 55 and commences his or her benefit before age 65, the reduction is more severe and is determined on an actuarially equivalent basis. No reduction will occur if an employee (1) terminates employment on or after age 55 and commences his or her benefit on or after age 62 or (2) terminates employment before age 55 and commences his or her benefit at age 65.

The normal form of payment provides that an employee will receive his or her benefit in a lifetime payment with a minimum of 60 monthly payments guaranteed. Married participants receive payments in an actuarially equivalent 50% joint and survivor form. Other actuarially equivalent monthly lifetime forms of payments are available if elected by a married participant with spousal agreement. Lump-sum payments are not available.

In general, if a married, vested participant dies prior to commencing his pension benefit, then the spouse is eligible to receive the benefit that would have otherwise been payable had the participant terminated employment on the day he died, survived to his normal retirement date and elected a 50% joint and survivor form of payment and then immediately died. The 50% joint and survivor form provides the surviving spouse with monthly lifetime payments at the participant’s normal retirement age equal to 50% of the benefit that otherwise would have been payable. Payments can begin prior to the participant’s normal retirement age but may be reduced for early commencement.

The Qualified Pension Plan and Benefit Restoration Plan were frozen to new entrants effective December 31, 1999. Benefit Service was frozen effective December 31, 2002 in both plans and, effective March 20, 2009, earnings under both plans were frozen for all participants. We decided to freeze these plans following a comprehensive retirement benefits review, during which the Compensation Committee examined whether our retirement programs were consistent with PolyOne goals, including fairness to all associates and competitiveness in the marketplace. We annually assess our retirement programs for market competitiveness as well as relevant business conditions.

Messrs. Patterson, Richardson, Van Hulle, Kahler, and Kedrowski as well as Ms. McAlindon do not participate in a defined benefit plan with PolyOne.

We offer a defined contribution retirement benefit to all eligible PolyOne participants through the Qualified Savings Plan. The Qualified Savings Plan provides employees with individual retirement accounts funded by (1) an automatic PolyOne-paid contribution of 2% of employee eligible earnings, and (2) an employer-paid match on employee contributions dollar-for-dollar on the first 3% of earnings the employee contributes plus $0.50 per dollar on the next 3% of earnings the employee contributes. The Internal Revenue Code limits employee contributions to the Qualified Savings Plan to $17,500 ($23,000 for participants over age 50) and earnings upon which employee/employer contributions are limited to $260,000 in 2014.

56

EXECUTIVE COMPENSATION

The PolyOne Supplemental Retirement Benefit Plan is an unfunded, nonqualified plan that provides benefits similar to the Qualified Savings Plan, but without the Internal Revenue Code contribution and earnings limitations. Together, these plans are intended to provide the Named Executive Officers with retirement income equivalent to that provided to all other employees who are not impacted by the Internal Revenue Code limitations under the Qualified Savings Plan. As a result, the Named Executive Officers can expect a retirement income that replaces a portion of their income while employed, similar to that received by all other employees participating in the Qualified Savings Plan who are not impacted by the Internal Revenue Code limitations.

During 2008, the Compensation Committee reviewed Mr. Newlin’s total compensation package among the peer companies and across the broader general industry. The Compensation Committee determined that it was in the best interests of PolyOne and our shareholders to provide a supplemental retirement benefit for him that would be competitive with industry practices and serve as an additional retention vehicle. Mr. Newlin’s employment agreement (which provides for the terms of Mr. Newlin’s employment) was amended and restated on February 21, 2008 to comply with Code Section 409A, further amended and restated on July 16, 2008 to include certain retirement benefits, and further amended and restated on March 6, 2014 by the Letter Agreement in connection with his retirement as President and Chief Executive Officer and transition to Executive Chairman, effective May 15, 2014.

Specifically, the Letter Agreement provides that Mr. Newlin will be entitled to annual supplemental retirement payments upon a Qualifying Separation from Service (as defined below), payable in the form of a 15-year certain and continuous life annuity, conditioned upon Mr. Newlin’s execution of a release and waiver. If Mr. Newlin dies or incurs a disability prior to a Qualifying Separation from Service (as defined below), he or his designated beneficiary will be entitled to certain supplemental retirement payments. Generally, the definition of a Qualifying Separation from Service is if Mr. Newlin’s employment is involuntarily terminated other than for Serious Cause (as defined in his Letter Agreement) or Mr. Newlin terminates employment for good reason following a change of control of PolyOne. In addition, he and his eligible dependents will have access to the same retiree medical benefits made available to all retirement eligible employees under our standard retiree medical benefit program, to the extent we continue to maintain such programs for the benefit of our retirees and their eligible dependents. Notwithstanding the foregoing, Mr. Newlin will forfeit his rights to receive the supplemental retirement payments and retiree medical benefits if he engages in any conduct prohibited by his non-competition agreement or any acts that constitute fraud, embezzlement, or disclosure of confidential information or deliberate dishonesty.

2014 Nonqualified Deferred Compensation

Name	Aggregate Balance at 12/31/2013 ($)(1)	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE ($)(1)(5)
R.M. Patterson	1,686,376	187,620	71,985	125,403	—		2,071,384
S.D. Newlin	1,991,132	164,893	180,693	38,519	—		2,375,237
B.C. Richardson	13,433	98,105	20,672	2,616	—		134,826
J.V. Van Hulle	448,275	41,971	31,922	46,749	—		568,917
J.A. McAlindon	10,247	—	11,115	579	—		21,941
M.E. Kahler	289,004	22,519	26,454	15,200	—		353,177
T.J. Kedrowski	275,494	15,292	23,096	21,489	—		335,371
K.M. Smith	639,181	15,691	19,057	22,512	169,255	(6)	527,186

(1)	Includes amounts reported as compensation for the Named Executive Officers in our summary compensation tables for previous years. Mr. Smith also had a balance in a frozen nonqualified deferred compensation plan sponsored by our predecessor company, Geon. The Geon Company Section 401(a)(17) Benefit Restoration Plan account balance and distribution are reflected in this table. The following aggregate amounts of executive and employer contributions were included in our summary compensation tables for fiscal years 2006 - 2013.

57

EXECUTIVE COMPENSATION

Name	Executive Contributions FY 2006 - 2013 ($)	Registrant Contributions FY 2006 - 2013 ($)
R.M. Patterson	883,790	243,377
S.D. Newlin	880,830	965,118
B.C. Richardson	10,000	3,250
J.V. Van Hulle	—	—
J.A. McAlindon	—	—
M.E. Kahler	8,836	10,239
T.J. Kedrowski	60,964	90,895
K.M. Smith	156,112	193,409

(2)	These reflect actual amounts earned by the Named Executive Officers in 2014 that have been deferred on a voluntary basis. The amounts reflected in this column are included in the 2014 Summary Compensation Table of this proxy statement as follows:

Name	2014 “Salary” Column ($)	2014 “Non-Equity Incentive Plan Compensation” Column ($)
R.M. Patterson	92,712	94,908
S.D. Newlin	53,307	111,586
B.C. Richardson	88,308	9,797
J.V. Van Hulle	21,392	20,579
J.A. McAlindon	—	—
M.E. Kahler	17,600	4,919
T.J. Kedrowski	11,607	3,685
K.M. Smith	8,418	7,273

(3)	This column contains contributions by us in the last fiscal year under the PolyOne Supplemental Retirement Benefit Plan, which provides for benefits in excess of amounts permitted to be contributed under our qualified retirement plan, as follows: (a) our cash contributions in amounts equal to 100% on the first 3% of employee contributions plus 50% on the next 3% of employee contributions (the “Company Match”) limited to 4.5% of eligible earnings, and (b) a retirement contribution by us in an amount equal to 2% of eligible earnings (the “Retirement Contribution”). The following table breaks out the contributions made by us in 2014 under each of the types of contributions described above:

Name	Company Match ($)	Retirement Contribution ($)
R.M. Patterson	49,836	22,149
S.D. Newlin	125,095	55,598
B.C. Richardson	14,311	6,361
J.V. Van Hulle	22,100	9,822
J.A. McAlindon	5,109	6,006
M.E. Kahler	18,314	8,140
T.J. Kedrowski	14,810	8,286
K.M. Smith	13,193	5,864

All of these amounts are included in the “All Other Compensation” column (column (i)) of the 2014 Summary Compensation Table of this proxy statement.

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(4)	Because amounts included in this column do not include above-market or preferential earnings, none of these amounts are included under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column (column (h)) of the 2014 Summary Compensation Table of this proxy statement.
(5)	A portion of the balance reflected in the table represents amounts earned by the Named Executive Officers, which they have elected to defer on a voluntary basis.
(6)	Mr. Smith was entitled to a distribution of $50,643 from the PolyOne Supplemental Retirement Benefit Plan as well as a distribution of $118,612 from the Benefit Restoration Plan.

We currently offer participation in a nonqualified deferred compensation retirement plan, called the PolyOne Supplemental Retirement Benefit Plan, to specified employees that include the Named Executive Officers. This plan is an unfunded, nonqualified plan that provides benefits similar to our Qualified Savings Plan, but without Internal Revenue Code contribution and earnings limitations. The Named Executive Officers are permitted to elect to defer up to 50% of their salary and annual bonus into the plan. The amounts deferred are credited to accounts selected by the executive that mirror the investment alternatives available in our qualified retirement plan, except that participants cannot elect the PolyOne stock fund with respect to amounts deferred under the nonqualified plan. Each Named Executive Officer who is a participant in the PolyOne Supplemental Retirement Benefit Plan is 100% vested in that portion of his account that is attributable to elective deferrals and the Company Match. Further, Named Executive Officers who are participants in the plan are vested in the Retirement Contribution (as defined above) upon three years of service. A Named Executive Officer’s vested accounts will commence to be paid to such executive within 30 days of the date of the executive’s termination of employment with us in the form of payment selected by the executive (lump-sum payment or payment in installments over a period not exceeding 10 years) on an election form received by us.

The PolyOne Supplemental Retirement Benefit Plan and the frozen plan are subject to the rules of Code Section 409A, which restricts the timing of distributions. Thus, payment, or commencement of payment, to the Named Executive Officers of their accounts may need to be delayed by six months following the executive’s separation from service with us.

Potential Payments Upon Termination or Change of Control

Summary of Potential Payments

Except for Messrs. Kedrowski and Smith, our Named Executive Officers’ employment may be terminated under several possible scenarios. In certain of these scenarios, our plans, agreements, arrangements or typical practices would provide severance benefits in varying amounts to the executive. We do not have employment agreements with our Named Executive Officers other than Mr. Newlin. We do have management continuity agreements (“Continuity Agreements”) with each of our Named Executive Officers that provide for specified benefits upon a termination of employment following a change of control, and each of our Named Executive Officers (other than Mr. Newlin) participate in our Executive Severance Plan. Further, other Company plans, agreements and arrangements may provide for specified benefits upon a change of control (or for acceleration of such benefits). Severance and other benefits that are payable upon a termination of employment or upon a change of control are described below. The table following this narrative discussion summarizes the amounts payable upon termination or a change of control under certain circumstances to our current Named Executive Officers, assuming that the executive’s employment terminated on December 31, 2014.

Management Continuity Agreements

We have entered into Continuity Agreements with all of our elected corporate officers, including each of the Named Executive Officers. The Continuity Agreements serve to encourage these key executives to carry out their duties and provide continuity of management in the event of a “change of control” of PolyOne. For these purposes, “change of control” has the meaning ascribed to such term in the Continuity Agreement. The Named Executive Officers are generally provided with severance protection for a period of two or three years (depending on the executive) should his or her employment be terminated either by us without cause or by the executive for good reason (as defined in the Continuity Agreements) following a change of control. The Continuity Agreements are automatically renewed each year unless we give prior notice of termination and do not provide any assurance of continued employment.

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If a change of control occurs and the Named Executive Officer’s employment is terminated by us or a successor for reasons other than “cause” or is terminated voluntarily by the individual for “good reason,” then the Continuity Agreements generally provide that the individual would be entitled to receive:

•	A lump-sum payment equal to two or three years (depending on the executive) of the base salary in effect prior to the change of control;

•	A lump-sum payment equal to two or three times (depending on the executive) the executive’s targeted annual incentive amount in effect prior to the change of control;

•	Employee health and welfare benefits for up to two or three years (depending on the executive) at active employee rates;

•	An allowance equal to one year of financial planning/tax preparation that the executive was entitled to receive prior to the change of control;

•	A lump-sum payment equal to the employer contributions required to be made to certain retirement plans on behalf of the executive for the year of the change of control or the year of termination;

•	A tax gross-up for any excise tax due under the Internal Revenue Code for any so-called “golden parachute” payments made under the agreements (but only for Named Executive Officers with “grandfathered” Continuity Agreements). In 2011, the Compensation Committee eliminated the tax gross-up benefit for so called “excess parachute payments” under Code Section 280G from the Continuity Agreements provided to Named Executives Officers who were hired in or who had Continuity Agreements amended in 2011 and thereafter.

For these purposes “cause” and “good reason” have the meanings ascribed to such terms in the Continuity Agreements. None of the agreements contain a single trigger or a modified single trigger for benefits.

To the extent a payment or benefit that is paid or provided under a Continuity Agreement would also be paid or provided under the terms of another plan, program, agreement, arrangement or legal requirement, the executive would be entitled to payment under the Continuity Agreement or such other applicable plan, program, agreement, arrangement or legal requirement, whichever provides for greater benefits, but would not be entitled to benefits under both the Continuity Agreement and such other plan, program, agreement, arrangement or legal requirement.

In addition, in order to receive payment and benefits under the Continuity Agreement, the Named Executive Officer must execute a release of claims against PolyOne and comply with confidentiality, non-compete and non-solicitation covenants for two or three years, depending on the executive.

Executive Severance Plan

Effective May 25, 2006, and as amended most recently effective May 15, 2014, the Compensation Committee adopted the Executive Severance Plan. The Executive Severance Plan provides for severance payments upon certain terminations of employment to our Named Executive Officers and other elected officers who are expected to make substantial contributions to our success and thereby provide for stability and continuity of operations. All of the Named Executive Officers participate in the Executive Severance Plan except Mr. Newlin, whose severance benefits are provided through his Letter Agreement.

The Executive Severance Plan provides that, if PolyOne terminates the employment of a Named Executive Officer for any reason other than cause, death or disability, then the Named Executive Officer will be entitled to receive:

•	Salary continuation payments in an amount equal to two times the Named Executive Officer’s base salary;

•	A payment in an amount equal to the Named Executive Officer’s annual bonus under the Annual Plan as earned for the year in which the separation occurs;

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•	Reimbursement for the costs previously paid by us for continued coverage for two years in our medical, dental and vision plans, plus any taxes imposed as a result of such reimbursement; and

•	Fees for outplacement benefits for a period of 12 months.

We do not have to make payments to Named Executive Officers under the Executive Severance Plan if they are entitled to receive payment under a Continuity Agreement discussed above. In addition, in order to receive payments under the Executive Severance Plan, the Named Executive Officer must execute a release of claims against us and is subject to confidentiality, non-compete, non-solicitation and non-disparagement covenants during the two-year severance period.

Employment Agreement with Mr. Newlin

We have entered into an employment agreement with Mr. Newlin, pursuant to which he serves as our Executive Chairman, and formerly served as our Chairman, President and Chief Executive Officer. No other Named Executive Officer executed an employment agreement. The agreement provides that if (1) Mr. Newlin’s employment is terminated by us without Serious Cause (as defined below), (2) Mr. Newlin is not otherwise entitled to receive benefits under his Continuity Agreement (discussed above), (3) Mr. Newlin agrees to standard non-compete and non-solicitation covenants for a period of 36 months following the date of termination and (4) Mr. Newlin executes a release of claims against PolyOne, he will be entitled to 36 months of salary continuation, car allowance and financial planning/tax preparation allowance, an annual incentive amount as earned for the year in which the termination of employment occurs and reimbursement for the costs previously paid by us while Mr. Newlin was employed for the continued coverage in our medical and dental plans for 24 months (but not life insurance, short-term disability or long-term disability), plus any taxes imposed as a result of such reimbursement.

Mr. Newlin is also entitled to supplemental retirement benefits under his employment agreement if his employment is involuntarily terminated other than for Serious Cause or if Mr. Newlin terminates employment for “good reason” (as defined above) following a change of control. For this purpose, Serious Cause has the meaning ascribed to such term in the PolyOne Employee Transition Plan as amended from time to time, and also includes any breach of the employment agreement or certain other agreements between us and Mr. Newlin. These supplemental retirement benefits are described more fully in the “2014 Pension Benefits” section of this proxy statement.

In connection with his retirement as President and Chief Executive Officer and transition to Executive Chairman, Mr. Newlin’s employment agreement was amended, via Letter Agreement effective May 15, 2014. In addition to various changes to his compensation as described in the “Other Aspects of Our Compensation Programs” section of this proxy statement, the Letter Agreement also provides Mr. Newlin with five years of furnished office space and an administrative assistant in the event he retires from the Company. If Mr. Newlin is terminated for any reason other than for Serious Cause, then the Company will waive the requirement that he be in the continuous employ of the Company in order for his outstanding long-term incentive awards to become non-forfeitable. The Letter Agreement also eliminates any term in his outstanding long-term incentive awards that provides for prorated vesting and/or payment of an award upon separation from service or for forfeiture of the awards if his employment is terminated before a specified time. The modification reflects the Company’s strong performance over Mr. Newlin’s tenure and the Company’s desire to maintain a strong alignment of interest between Mr. Newlin and shareholders by allowing him to retain his outstanding equity while serving as our Executive Chairman.

Mr. Newlin will be entitled to substantially the same severance benefits as described above if he terminates his employment for “Good Reason,” which is generally defined as a material diminution in authority, duties or responsibilities or any action or inaction by the Company that constitutes a material breach of Mr. Newlin’s Letter Agreement.

Severance Agreement with Former Executive

PolyOne and Mr. Kedrowski agreed that Mr. Kedrowski would step down from his position as Executive Vice President of Global Operations and Process Improvement effective September 5, 2014. In conjunction with his departure, Mr. Kedrowski received the benefits that he was entitled to under the Executive Severance Plan. The benefits include: $824,000 representing 24 months of salary continuation, a payment equal to the amount calculated under the Annual Plan as earned in 2014 of $228,566, a payment of $14,262 for accrued but unused vacation,

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24 months of accrued post-separation medical, vision and dental coverage reimbursements totaling approximately $39,000 and accrued post-separation outplacement services totaling $8,300. Any of the above noted items that are deemed to be deferred compensation pursuant to Code Section 409A are subject to a six month delay, and will be paid the first day of the seventh month following his separation from service.

PolyOne and Mr. Kedrowski executed the Severance Agreement whereby Mr. Kedrowski provided a release of claims, and an acknowledgement that he remains subject to certain confidentiality, non-competition and non-interference obligations.

A portion of Mr. Kedrowski’s unvested long-term incentive awards were forfeited as a result of his separation from service pursuant to the terms of the applicable grant agreements. For details regarding the awards that were forfeited, see the description in footnote 3 to the 2014 Summary Compensation Table of this proxy statement. Effective October 8, 2014, PolyOne modified certain RSUs previously granted to him, which would have otherwise been forfeited under the terms of his applicable grant agreements upon his separation from service. For details regarding the modified awards, see the description in footnote 9 to the 2014 Grants of Plan-Based Awards table of this proxy statement.

Retirement of Former Executive

On June 6, 2014, Mr. Smith retired from his position as Senior Vice President and Chief Information and Human Resources Officer. In accordance with the 2014 Annual Plan, Mr. Smith received a payout of his short-term incentive based upon his eligible earnings in 2014. In consideration of Mr. Smith’s 25 years of service to the Company, including his significant contributions since our transformation began in 2006, the continued employment requirement of Mr. Smith’s unvested long-term incentive awards was waived; such awards will otherwise be governed by the standard terms of each award, including any performance criteria. See the 2014 Grants of Plan-Based Awards table of this proxy statement for more information. Mr. Smith retained his vested equity awards, which will be governed by the standard terms of each award. See the Outstanding Equity Awards at 2014 Fiscal Year-End table of this proxy statement for more information. Mr. Smith’s retirement benefits will consist of those benefits accrued and vested under the standard terms and conditions of the plans in which he participated. See the “2014 Pension Benefits” section of this proxy statement for more information.

Annual Plan

All of our Named Executive Officers participate in the Annual Plan. The Annual Plan provides that, if a change of control occurs, we are required to pay each participant an interim lump-sum cash payment equal to the product of the number of months that have elapsed in the calendar year in which the change of control occurs and one-twelfth of the participant’s target annual incentive award opportunity in effect prior to the change of control. We have the obligation to make a final payment under the terms of the Annual Plan for the plan year in which the change of control occurs, but may offset the amount of any interim payment made. For these purposes “change of control” has the meaning ascribed to such term in the Annual Plan. In addition, the Annual Plan provides for a payout, as earned, upon the death, disability or retirement of a participant, including the Named Executive Officers.

Long-Term Incentive Awards

Each of the grant agreements evidencing outstanding awards of RSUs, stock options, SARs, cash-settled performance units and performance shares provide that the vesting of such award will accelerate upon a change of control. For this purpose, a “change of control” is defined in the Amended Long-Term Incentive Plan. The grant agreements also provide for prorated vesting upon death, disability and retirement, as those terms are defined in the grant agreements, with the exception of Mr. Newlin’s outstanding awards, which were modified by his Letter Agreement to eliminate any prorated vesting provisions, as well as the March 13, 2013 performance shares granted to Mr. Patterson, the May 15, 2014 performance shares granted to Mr. Patterson, and the March 13, 2014 performance shares and RSUs granted to Mr. Van Hulle (all of which do not provide for prorated vesting upon retirement).

Retirement Benefits

Mr. Newlin’s supplemental retirement benefit under his Letter Agreement also has provisions relating to the termination of his employment with us. These payments are described more fully in the disclosure provided in connection with the “2014 Pension Benefits” section of this proxy statement.

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The PolyOne Supplemental Retirement Benefit Plan that is made available to all of our Named Executive Officers has provisions relating to the termination of employment with PolyOne. These payments are described more fully in the disclosure provided in the “2014 Nonqualified Deferred Compensation” section of this proxy statement.

Payments and Benefits Upon Termination — As of the End of Fiscal Year 2014

The following table summarizes the amounts payable to the Named Executive Officers (except for Messrs. Kedrowski and Smith) upon termination under specified circumstances or upon a change of control. The data below assumes that each triggering event listed in the tables occurred on December 31, 2014 and that the stock price for our common shares is $37.91, the closing stock price of our common shares on December 31, 2014.

Name	Benefits and Payments	Voluntary Termination ($)	Retirement (1) ($)	Disability ($)	Death ($)	Involuntary Termination with Cause ($)	Involuntary Termination without Cause ($)	Termination without Cause or for Good Reason Following a Change of Control ($)
R.M. Patterson	Cash Severance Benefit (2)	—	—	—	—	—	1,600,000	4,800,000
	Annual Incentive for Year of Termination	—	—	902,346	902,346	—	902,346	902,346
	Cash-Settled Performance Units (3)	—	—	680,550	680,550	—	—	928,500
	Restricted Stock Units (4)	—	—	1,832,408	1,832,408	—	—	2,676,667
	Performance Shares (5)	—	—	925,216	925,216	—	—	4,780,249
	Unexercisable Stock Options/SARs (4)	—	—	626,643	626,643	—	—	740,744
	Health and Welfare Benefits (6)	—	—	—	—	—	59,808	89,712
	Financial Planning Services (8)	—	—	—	—	—	—	13,000
	Outplacement Benefits	—	—	—	—	—	8,300	—
	Lump Sum for Defined Contribution Plans	—	—	—	—	—	—	312,000
	Excise Tax Gross-up (9)	—	—	—	—	—	—	5,410,466
S.D. Newlin	Cash Severance Benefit (2)	—	—	—	—	—	3,150,000	6,615,000
	Annual Incentive for Year of Termination	—	1,634,325	1,634,325	1,634,325	—	1,634,325	1,634,325
	Cash-Settled Performance Units (3)	—	4,263,000	4,263,000	4,263,000	—	4,263,000	4,263,000
	Restricted Stock Units (4)	—	11,740,306	11,740,306	11,740,306	—	11,740,306	11,740,306
	Unexercisable Stock Options/SARs (4)	—	3,414,792	3,414,792	3,414,792	—	3,414,792	3,414,792
	Health and Welfare Benefits (6)	—	—	—	—	—	51,960	77,940
	Other Benefits (7)	—	—	—	—	—	72,000	—
	Financial Planning Services (8)	—	—	—	—	—	39,000	13,000
	Lump Sum for Defined Contribution Plans	—	—	—	—	—	—	429,980
	Excise Tax Gross-up (9)	—	—	—	—	—	—	—
	Incremental Pension Benefit (10)	—	—	—	—	—	—	—
B.C. Richardson	Cash Severance Benefit (2)	—	—	—	—	—	1,080,000	1,782,000
	Annual Incentive for Year of Termination	—	—	479,685	479,685	—	479,685	479,685
	Cash-Settled Performance Units (3)	—	—	70,193	70,193	—	—	210,600
	Restricted Stock Units (4)	—	—	370,279	370,279	—	—	1,034,703
	Unexercisable Stock Options/SARs (4)	—	—	21,883	21,883	—	—	49,416
	Health and Welfare Benefits (6)	—	—	—	—	—	54,144	54,144
	Financial Planning Services (8)	—	—	—	—	—	—	10,000
	Outplacement Benefits	—	—	—	—	—	8,300	—
	Lump Sum for Defined Contribution Plans	—	—	—	—	—	—	115,830

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Name	Benefits and Payments	Voluntary Termination ($)	Retirement (1) ($)	Disability ($)	Death ($)	Involuntary Termination with Cause ($)	Involuntary Termination without Cause ($)	Termination without Cause or for Good Reason Following a Change of Control ($)
J.V. Van Hulle	Cash Severance Benefit (2)	—	—	—	—	—	870,000	1,348,500
	Annual Incentive for Year of Termination	—	—	278,657	278,657	—	278,657	278,657
	Cash-Settled Performance Units (3)	—	—	329,000	329,000	—	—	453,000
	Restricted Stock Units (4)	—	—	846,303	846,303	—	—	1,766,746
	Performance Shares (5)	—	—	256,507	256,507	—	—	956,403
	Unexercisable Stock Options/SARs (4)	—	—	292,580	292,580	—	—	345,926
	Health and Welfare Benefits (6)	—	—	—	—	—	54,144	54,144
	Financial Planning Services (8)	—	—	—	—	—	—	10,000
	Outplacement Benefits	—	—	—	—	—	8,300	—
	Lump Sum for Defined Contribution Plans	—	—	—	—	—	—	87,650
J.A. McAlindon	Cash Severance Benefit (2)	—	—	—	—	—	630,000	976,500
	Annual Incentive for Year of Termination	—	—	181,045	181,045	—	181,045	181,045
	Cash-Settled Performance Units (3)	—	—	127,319	127,319	—	—	202,320
	Restricted Stock Units (4)	—	—	305,565	305,565	—	—	915,362
	Unexercisable Stock Options/SARs (4)	—	—	114,771	114,771	—	—	145,868
	Health and Welfare Benefits (6)	—	—	—	—	—	52,848	52,848
	Financial Planning Services (8)	—	—	—	—	—	—	10,000
	Outplacement Benefits	—	—	—	—	—	8,300	—
	Lump Sum for Defined Contribution Plans	—	—	—	—	—	—	63,470
M.E. Kahler	Cash Severance Benefit (2)	—	—	—	—	—	704,520	1,638,009
	Annual Incentive for Year of Termination	—	—	269,233	269,233	—	269,233	269,233
	Cash-Settled Performance Units (3)	—	—	293,800	293,800	—	—	395,400
	Restricted Stock Units (4)	—	—	580,749	580,749	—	—	779,738
	Unexercisable Stock Options/SARs (4)	—	—	290,189	290,189	—	—	340,532
	Health and Welfare Benefits (6)	—	—	—	—	—	33,024	49,536
	Financial Planning Services (8)	—	—	—	—	—	—	10,000
	Outplacement Benefits	—	—	—	—	—	8,300	—
	Lump Sum for Defined Contribution Plans	—	—	—	—	—	—	106,470
	Excise Tax Gross-up (9)	—	—	—	—	—	—	—

(1)	Retirement is generally defined as the executive’s attainment of age 55 with 10 years of service or age 58 with 5 years of service. Pursuant to the terms of the Letter Agreement, in the case of Mr. Newlin, a voluntary termination would be deemed a retirement for purposes of his outstanding equity awards and other benefits.
(2)	Cash severance benefits are payable (a) in the event of an involuntary termination without cause, under either the Executive Severance Plan or, in the case of Mr. Newlin, his Letter Agreement, or (b) in the event of an involuntary termination following a change of control, under the Continuity Agreement.
(3)	Except for Mr. Newlin, cash-settled performance units granted in 2014 and 2013 reflect a prorated target amount in cases of retirement, disability or death. Mr. Newlin’s awards reflect the full value award at target in cases of retirement, disability, death and involuntary termination without cause as a result of the modifications to his awards per the terms of his Letter Agreement. For cash-settled performance units granted in 2012, awards reflect actual attainment. In the case of involuntary termination following a change of control, awards granted in 2014 and 2013 reflect the full value award at target and awards granted in 2012 reflect actual attainment for all Named Executive Officers.
(4)	Except for Mr. Newlin, RSUs and Unexercisable Stock Options/SARs granted in 2014, 2013 and 2012 reflect a prorated amount of the award in cases of retirement, disability or death. Mr. Newlin’s awards reflect the full value in cases of retirement, disability, death and involuntary termination without cause as a result of the modifications to his awards per the terms of his Letter Agreement. In the case of involuntary termination following a change of control, all of these awards reflect their full value.

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(5)	Performance shares granted in 2013 and 2014 reflect a prorated amount in cases of disability or death. In the case of involuntary termination following a change of control, all awards reflect their full value.
(6)	Continuation of health and welfare benefits are provided under the Executive Severance Plan or, in the case of Mr. Newlin, his Letter Agreement, in the event of an involuntary termination without cause, or the Continuity Agreement in the event of an involuntary termination following a change of control.
(7)	Mr. Newlin’s Letter Agreement provides for continuation of certain benefits following an involuntary termination without cause. The Letter Agreement also provides for five years of the use of furnished PolyOne Corporation office space and an administrative assistant in the event of Mr. Newlin’s voluntary termination.
(8)	Continuation of financial planning benefits are provided under the terms of the Continuity Agreements, or in the case of Mr. Newlin, his Letter Agreement.
(9)	Represents the amount of excise tax that would be imposed on the executive under Code Section 280G and a tax gross-up amount relating to the payment of such tax. We eliminated the tax gross-ups for excise taxes imposed under Code Section 280G from any Continuity Agreements provided to Named Executive Officers who were hired in or who had Continuity Agreements amended in 2011 and thereafter. Messrs. Richardson and Van Hulle and Ms. McAlindon are not provided a Code Section 280G gross-up benefit under their Continuity Agreements; instead, their severance benefits will be reduced in the event that an excise tax would be imposed on them under Code Section 280G in an amount sufficient to eliminate the excise tax.
(10)	Mr. Newlin is the only Named Executive Officer disclosed in this table that is entitled to a pension benefit. The supplemental retirement benefit is provided pursuant to his Letter Agreement. As there was no acceleration or enhancement of Mr. Newlin’s pension benefit upon a triggering event, the amount was reported as zero. Details regarding Mr. Newlin’s pension benefits are described in the “2014 Pension Benefits” section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

During 2014, none of our executive officers was a member of the board of directors or compensation committee of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC.

Policy on Related Person Transactions

Under our Guidelines for Ethical Business Conduct, we prohibit all employees, including our officers and non-employee Directors from engaging in activities that would impact their ability to carry out their duties in an independent, objective fashion. We also have adopted a written “Policy for Review of Transactions Between the Company and Its Directors, Executive Officers and Other Related Persons.” This policy requires an initial review by our Chief Legal Officer, Chief Financial Officer and Ethics and Compliance Officer, in consultation with each other (the “Reviewing Team”), of all transactions, arrangements or relationships with us in which any Director, executive officer or other related person (including immediate family members of all related persons) has a direct or indirect material interest, and which involve $50,000 or more. Further, the Audit Committee must review and approve any transaction that the Reviewing Team determines may be required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act or any similar provision. In reviewing the related person transactions, the Reviewing Team and the Audit Committee consider the following factors: (1) whether the transaction is in conformity with our Guidelines for Ethical Business Conduct and is in our best interests; (2) whether the transaction would be in the ordinary course of our business; (3) whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; (4) the disclosure standards set forth in Item 404 of Regulation S-K under the Exchange Act or any similar provision; and (5) whether the transaction could call into question the status of any Director or Director nominee as an independent director under the NYSE rules.

Risk Assessment of the Compensation Programs

As part of the Compensation Committee’s annual governance process, in December 2014 we conducted a formal assessment of our compensation programs to ensure that they do not create risks that are reasonably likely to have a material adverse effect on PolyOne. With guidance from the Consultant, our Internal Audit and Human

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Resources groups completed the initial risk assessment of our compensation programs, including those that extend beyond the executive officers. The assessment was reviewed by our legal department and the Consultant, with these groups providing additional analysis and validation of the results. The results of the compensation risk assessment were presented to the Compensation Committee at its December 2014 meeting. The areas we considered in determining that our compensation programs do not pose a material risk to PolyOne included our:

• Compensation Philosophy	• Payout Curves	• Clawback Policy
• Compensation Plan Design	• Weightings of Incentive Plan Measures	• Anti-Hedging/Anti-Pledging Policies
• Balanced Pay Mix	• Compensation Plan Governance and Oversight	• Stock Ownership Requirements
• Timing on Incentive Payouts	• Selection of Performance Measures	• Pay-for-Performance Validation

As a result of the assessment, the Compensation Committee concluded that our compensation structures are appropriate and no material risks were identified. Several process improvements have been made as a result of the assessment that will continue to ensure the appropriate level of oversight is in place for these programs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with management. Based on this review and discussion, the Compensation Committee has recommended to the Board the inclusion of the Compensation Discussion and Analysis in this proxy statement and in PolyOne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

The Compensation Committee

of the Board of Directors

William H. Powell, Chairperson

Gordon D. Harnett

Kerry J. Preete

Farah M. Walters

William A. Wulfsohn

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PROPOSAL 3 — APPROVAL OF THE AMENDED AND RESTATED POLYONE CORPORATION 2010 EQUITY AND PERFORMANCE INCENTIVE PLAN

On March 4, 2010, our Board unanimously approved and adopted, subject to the approval of our shareholders at the 2010 annual meeting, the PolyOne Corporation 2010 Equity and Performance Incentive Plan (the “Equity Plan”). On May 12, 2010, our shareholders approved the Equity Plan, which became effective on that date. The Equity Plan affords the Compensation Committee of our Board the ability to design compensatory awards that are responsive to our needs, and includes authorization for a variety of awards designed to advance our interests and long-term success by encouraging stock ownership among our Directors, officers and other employees.

On March 9, 2012, our Board unanimously approved and adopted, subject to the approval of our shareholders at the 2012 Annual Meeting, the First Amendment to the Equity Plan (the “First Amendment”). On May 9, 2012, our shareholders approved the First Amendment, which became effective on that date. The First Amendment increased the maximum number of common shares that could be issued or transferred with respect to awards under the Equity Plan by 2,000,000 shares and increased certain other numerical common share limits contained in the Equity Plan. The Equity Plan, as amended, is referred to as the Amended Equity Plan.

On March 6, 2015, our Board unanimously approved and adopted, subject to the approval of our shareholders at the 2015 Annual Meeting, the Amended and Restated PolyOne Corporation 2010 Equity and Performance Incentive Plan (the “Restated Plan”).

Our principal reason for amending and restating the Amended Equity Plan is to increase the number of common shares available for issuance or transfer under the Amended Equity Plan. The Restated Plan will increase the maximum number of shares available for awards from 5,000,000 common shares, par value $0.01 per share, to 6,200,000 common shares, an increase of 1,200,000 common shares (or 1.35% of our outstanding common shares as of March 2, 2015). Shareholder approval of the Restated Plan is also intended to constitute approval of the material terms of the Restated Plan for qualified performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). This approval is intended to preserve our ability to potentially design certain types of awards under the Restated Plan so that they may be able to satisfy the requirements for “performance-based compensation,” and may permit us to benefit from certain tax deductions, under Section 162(m) of the Code.

The Restated Plan also includes various other substantive changes and non-substantive and conforming changes. The material changes are described under the heading “Material Changes to the Amended Equity Plan” below, which is followed by a description of the highlights of the Restated Plan and then a summary description of the entire Restated Plan.

The affirmative vote of a majority of the common shares voting on this proposal 3 is required for approval of the amendment and restatement, provided that the total number of common shares cast with respect to proposal 3 represents over 50% in interest of all common shares entitled to vote on the proposal.

The following summary of the material provisions of the Restated Plan is not intended to be exhaustive and is qualified in its entirety by the terms of the Restated Plan, a copy of which is set forth as Appendix B to this proxy statement.

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Why We Believe You Should Vote for this Proposal 3

Share Increase

The Restated Plan authorizes the Compensation Committee to provide equity-based compensation in the form of stock options, SARs, restricted stock, restricted stock units RSUs, performance shares, performance units, common shares, and dividend equivalents for the purpose of providing our nonemployee directors, and our officers and other key executives and employees (and those of our subsidiaries), and certain nonemployees who perform employee functions, incentives and rewards for service and/or performance. Some of the key features of the Restated Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below in this subsection.

We believe that our future success depends in part on our ability to attract, motivate and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the Restated Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use stock-based awards to recruit and compensate our nonemployee directors, officers and other employees.

The use of common shares as part of our compensation program is also important to our continued success because we believe it fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. We believe that equity compensation motivates directors and employees to create shareholder value because the value such individuals realize from their equity compensation is based on our stock price performance. Equity compensation also aligns the compensation interests of our directors and employees with the investment interests of our shareholders and promotes a focus on long-term value creation, because our equity compensation awards are subject to vesting and/or performance criteria.

As of March 2, 2015, only 960,927 shares remained available for issuance under the Amended Equity Plan. The additional number of shares requested in the Restated Plan should provide for grants for at least the next three years. If the Restated Plan is not approved, however, we may be compelled to increase significantly the cash component of our nonemployee director and employee compensation, which may not necessarily align director or employee compensation interests with the investment interests of our shareholders as well as equity-based awards. Replacing equity awards with cash would also increase cash compensation expense and use cash that would be better utilized if reinvested in our businesses or returned to our shareholders.

The following includes aggregated information regarding the overhang and dilution associated with the Amended Equity Plan and the potential overhang or dilution that would result if our proposed share increase under the Restated Plan is approved. This information is as of March 2, 2015. As of that date, there were 89,179,123 common shares outstanding:

•	Outstanding full-value awards (restricted stock, RSUs,and performance shares), assuming that the outstanding awards achieve maximum performance: 920,177 shares (1.03% of our outstanding common shares);

•	Outstanding stock options and SARs: 1,774,223 shares (1.99% of our outstanding common shares) (outstanding stock options and SARs have an average exercise price of $24.60846 and an average remaining term of 7.29 years);

•	Total common shares subject to outstanding awards, as described above (full-value awards, stock options and SARs): 2,694,400 shares (3.02% of our outstanding common shares);

•	Total common shares available for future awards under the Amended Equity Plan: 960,927 shares (1.08% of our outstanding common shares);

•	The total number of common shares subject to outstanding awards (2,694,400 shares), plus the total number of shares available for future awards, under the Amended Equity Plan (960,927 shares), represents a current overhang percentage of 4.10% (in other words, the potential dilution of our shareholders represented by the Amended Equity Plan);

•	Proposed additional common shares available for future issuance under the Restated Plan: 1,200,000 shares (1.35% of our outstanding common shares - this percentage reflects the dilution of our shareholders that would occur if the Restated Plan is approved); and

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•	The total common shares subject to outstanding awards (2,694,400 shares), plus the total shares available for future awards under the Amended Equity Plan as of that date (960,927 shares), plus the proposed additional shares available for future issuance under the Restated Plan (1,200,000 shares), represent a total fully-diluted overhang of 4,855,327 shares (5.44%) under the Restated Plan.

Based on the closing price on the NYSE for our common shares on March 2, 2015 of $40.36 per share, the aggregate market value as of that date of the 1,200,000 additional common shares requested for issuance under the Restated Plan was $48,432,000.

In 2012, 2013 and 2014, we granted awards under the Equity Plan and the Amended Equity Plan covering 1,361,303, 978,152 and 682,527 common shares, respectively. Based on our year-end basic weighted average common shares outstanding for those three years of 89,442,020, 95,114,402 and 89,338,258, respectively, for the three-year period 2012-2014, our average burn rate was 1.10% (individual year’s burn rates were 1.52% for 2012, 1.03% for 2013 and .76% for 2014).

In determining the number of shares to request for approval under the Restated Plan, our management team worked with Morrow & Co. LLC, our proxy solicitor and the Compensation Committee to evaluate a number of factors including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the Restated Plan.

If the Restated Plan is approved, we intend to utilize the shares authorized under the Restated Plan to continue our practice of incentivizing key individuals through annual equity grants. We currently anticipate that the shares requested in connection with the approval of the Restated Plan combined with the shares available for future awards will last for about three years, based on our historic grant rates and the approximate current stock price, but could last for a longer or shorter period of time if actual practice does not match historic rates or our stock price changes materially. As noted below, the Compensation Committee would retain full discretion under the Restated Plan to determine the number and amount of awards to be granted under the Restated Plan, subject to the terms of the Restated Plan, and future benefits that may be received by recipients under the Restated Plan are not determinable at this time.

We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute shareholder equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of shareholder interests, as described above.

Section 162(m)

In addition to increasing the maximum number of shares available under the Amended Equity Plan, the Restated Plan continues to enable us to structure certain awards so that they may be able to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. If our equity awards qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, then we would generally be able to receive a federal income tax deduction for certain compensation paid to our Chief Executive Officer and the other three most highly compensated executive officers (other than our Chief Financial Officer) in excess of $1 million for any taxable year. While we believe it is in the best interests of the company and our shareholders to have the ability to potentially grant “qualified performance-based compensation” under Section 162(m) of the Code, we may decide to grant compensation that will not qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, we cannot guarantee that such compensation will so qualify or ultimately will be deductible by the Company.

With respect to performance awards, in order to satisfy the “qualified performance-based compensation” exception to the deduction limitation of Section 162(m) of the Code, the vesting of the award must be contingent solely on the attainment of one or more performance goals determined by a committee of two or more “outside directors”. The award must also be granted pursuant to a shareholder approved plan containing (1) the material terms of the performance criteria pursuant to which the performance goals may be established, (2) the individuals eligible to

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receive awards under the plan, and (3) a specified limit on the number of shares or value a participant may receive within a certain time period or periods. Shareholder approval of this proposal is intended to satisfy the shareholder approval requirements under Section 162(m) of the Code.

In particular, the Restated Plan includes a list of performance measures upon which the Compensation Committee must condition a grant or vesting of a “qualified performance-based award” pursuant to the Restated Plan, which measures are as follows:

•	Profits (e.g., operating income, EBIT, EBT, net income, earnings per share, residual or economic earnings, economic profit — these profitability metrics could be measured before certain specified special items and/or subject to GAAP definition);

•	Cash Flow (e.g., EBITDA, free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

•	Returns (e.g., Profits or Cash Flow returns on: assets, invested capital, net capital employed, sales, and equity);

•	Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);

•	Profit Margins (e.g., Profits divided by revenues, gross margins and material margins divided by revenues, and material margin divided by sales pounds);

•	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

•	Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, revenue growth by targeted country, region or end market, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to shareholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits); and

•	Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices (including succession planning and talent development) and employee benefits, supervision of litigation and information technology, synergies and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

In addition to the performance measures, the Restated Plan also includes individual grant limits for certain equity or incentive awards that can be granted pursuant to the Restated Plan, as further described under the heading “Summary of the Restated Plan” below.

We are seeking shareholder approval of the Restated Plan’s material terms, including the performance measures and individual grant limits under the Restated Plan, as well as the individuals eligible to receive awards under the Restated Plan, to have the flexibility to potentially grant performance-based awards under the Restated Plan that may be fully deductible for federal income tax purposes. If our shareholders approve the Restated Plan and the material terms for qualified performance-based compensation under the Restated Plan, assuming that all other Section 162(m) requirements are met, we may be able to obtain tax deductions with respect to awards issued under the Restated Plan to our Section 162(m) executive officers without regard to the limitations of Section 162(m) through the 2020 annual meeting of shareholders (in other words, for five years).

In evaluating this proposal 3, shareholders should consider the factors set forth under the headings “Other Restated Plan Highlights” and “Summary of the Restated Plan” below, plus the remaining information in this proposal 3.

Our Board recommends a vote FOR Proposal 3 to approve the

Amended and Restated PolyOne Corporation

2010 Equity and Performance Incentive Plan.

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Material Changes to the Amended Equity Plan

The Restated Plan makes the following changes to the Amended Equity Plan:

Shares Available Under the Restated Plan

•	The Restated Plan increases the maximum number of shares that may be issued or transferred under the Restated Plan by 1,200,000 (from 5,000,000 common shares, to 6,200,000 common shares) plus any common shares relating to awards that expire or are forfeited or cancelled. No more than 600,000 shares of the 1,200,000 share increase may be granted as awards other than stock options and SARs;

•	The Restated Plan increases the maximum number of shares that may be issued or transferred upon the exercise of incentive stock options (“ISOs”) from 5,000,000 common shares to 6,200,000 common shares; and

•	The Restated Plan increases the maximum number of shares that may be issued during the life of the Restated Plan with respect to awards that are not stock options or SARs (after taking into account any forfeitures and cancellations) from 2,000,000 common shares to 2,600,000 common shares.

Allowances for Conversion Awards and Assumed Plans

The Restated Plan adds a new section providing that common shares issued or transferred under awards granted under the Restated Plan in substitution for or conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any of its subsidiaries will not count against (or be added back to) the aggregate share limit or other Restated Plan limits described above. Additionally, shares available under certain plans that the Company or its subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the Restated Plan, under circumstances further described in the Restated Plan, but will not count against the aggregate share limit or other Restated Plan limits described below.

Other Restated Plan Highlights

Plan Administration

The Restated Plan generally will be administered by the Compensation Committee. The Compensation Committee may delegate its authority under the Restated Plan to a subcommittee. The Compensation Committee or the subcommittee may delegate to one or more of its members or to one or more of our officers, or to one or more agents or advisors, administrative duties or powers to do one or both of the following (subject to certain limitations described in the Restated Plan):

•	designate employees to receive awards under the Restated Plan; and

•	determine the size of any such awards.

Restated Plan Limits

Total awards under the Restated Plan are limited to 6,200,000 shares. No more than 2,600,000 common shares may be issued with respect to awards that are not stock options or SARs. The Restated Plan also provides that:

•	the aggregate number of common shares actually issued or transferred upon the exercise of incentive stock options (“ISOs”) will not exceed 6,200,000 common shares;

•	no participant will be granted stock options or SARs, in the aggregate, for more than 500,000 common shares during any calendar year;

•	no participant will be granted awards of restricted stock, RSUs, performance shares or other stock-based awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), in the aggregate, for more than 400,000 common shares during any calendar year;

•	no participant in any calendar year will receive an award of performance units or other awards payable in cash that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code having an aggregate maximum value in excess of $3,000,000;

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•	no non-employee Director will receive in any calendar year share-based awards under the Restated Plan for, in the aggregate, more than 25,000 common shares or cash-based awards under the Restated Plan having an aggregate maximum value as of their respective Dates of Grant in excess of $500,000; and

•	awards that do not comply with the minimum vesting periods provided for in the Restated Plan (as further described below) will not involve the issuance of more than 10% of the maximum number of common shares available under the Restated Plan.

No Liberal Recycling Provisions

The Restated Plan provides that only shares with respect to awards granted under the Restated Plan that expire or are forfeited or cancelled, or shares that were covered by an award the benefit of which is paid in cash instead of shares, will again be available for issuance under the Restated Plan. The following shares will not be added back to the aggregate Restated Plan limit: (1) shares tendered in payment of the option exercise price; (2) shares tendered or withheld by us to satisfy the tax withholding obligation; and (3) shares that are repurchased by us with stock option proceeds. Further, all shares covered by a SAR that is exercised and settled in shares, whether or not all shares are actually issued to the participant upon exercise of the right, will be considered issued or transferred pursuant to the Restated Plan.

Minimum Vesting Periods

The Restated Plan provides that, except for awards covering up to an aggregate of 10% of the total number of common shares available for awards under the Restated Plan (with such 10% also including awards made to non-employee Directors):

•	Stock options and SARs may not vest by the passage of time sooner than one-third per year over three years unless they vest sooner by virtue of retirement, death or disability of a participant or a change of control;

•	Restricted stock, RSUs and other awards may not become unrestricted by the passage of time sooner than one-third per year over three years unless restrictions lapse sooner by virtue of retirement, death or disability of a participant or a change of control;

•	The period of time within which management objectives relating to performance shares and performance units must be achieved will be a minimum of one year, subject to earlier lapse or modification by virtue of retirement, death or disability of a participant or a change of control; and

•	Stock options, SARs, restricted stock, RSUs and other awards that vest upon the achievement of management objectives cannot vest sooner than after one year, but may be subject to earlier lapse or modification by virtue of retirement, death or disability of a participant or a change of control.

No Repricing

We have never repriced underwater stock options or SARs, and repricing of options and SARs is prohibited without shareholder approval under the Restated Plan.

Change of Control Definition

The Restated Plan includes a definition of “change of control.” In general, a change of control will be deemed to have occurred if:

•	a person or group buys 25% or more of our common stock (excluding certain purchases by us or our benefit plans or purchases approved by us or in connection with certain “friendly” business transactions, and excluding certain inadvertent purchases);

•	individuals who constituted our Board as of May 12, 2010 cease for any reason to constitute at least a majority of our Board, unless their replacements are approved as described in the Restated Plan;

•	we consummate a reorganization, merger, consolidation or significant sale of assets resulting in a substantial change in our ownership or Directors; or

•	our shareholders approve our complete liquidation or dissolution (other than in connection with certain “friendly” business transactions).

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Other Features

•	The Restated Plan also provides that (except with respect to converted, assumed or substituted awards as described in the Restated Plan) no stock options or SARs will be granted with an exercise or base price less than the fair market value of our common shares on the date of grant, except for stock-based awards granted in substitution for option rights or awards granted by another company.

•	The Restated Plan is designed to allow awards made under the Restated Plan potentially to qualify as qualified performance-based compensation under Section 162(m) of the Code.

Summary of the Restated Plan

Shares Available Under the Restated Plan

Subject to adjustment as provided in the Restated Plan, the number of common shares that may be issued or transferred upon

•	the exercise of stock options or SARs,

•	as restricted stock and released from substantial risks of forfeiture,

•	in payment of RSUs,

•	in payment of performance shares or performance units that have been earned,

•	as awards to non-employee Directors,

•	as other awards, or

•	in payment of dividend equivalents paid for awards made under the Restated Plan will not exceed in the aggregate 6,200,000 common shares, plus any common shares relating to awards that expire or are forfeited or cancelled under the Restated Plan. These shares may be shares of original issuance or treasury shares or a combination of the foregoing.

Common shares covered by an award granted under the Restated Plan will not be counted as used unless and until they are actually issued and delivered to a participant. The total number of shares available under the Restated Plan as of a given date will not be reduced by any shares relating to prior awards that have expired or have been forfeited or cancelled. Upon payment in cash of the benefit provided by any award granted under the Restated Plan, any common shares that were covered by that award will be available for issue or transfer.

If common shares are tendered or otherwise used in payment of an option exercise price, the total number of shares covered by the stock option being exercised will count against the total number of shares available under the Restated Plan. Common shares withheld by us to satisfy tax withholding obligations will count against the total number of shares available under the Restated Plan. The number of common shares covered by a SAR that is exercised and settled in common shares, whether or not all shares are actually issued to the participant upon exercise of the SAR, will be considered issued or transferred pursuant to the Restated Plan. In the event that we repurchase shares with stock option proceeds, those shares will not be added to the total number of shares available under the Restated Plan. If, under the Restated Plan, a participant has elected to give up the right to receive compensation in exchange for common shares based on fair market value, such common shares will not count against the aggregate Restated Plan limit described above.

The Restated Plan also provides the other following limits:

•	the aggregate number of common shares actually issued or transferred upon the exercise of ISOs will not exceed 6,200,000 common shares;

•	no more than 2,600,000 common shares may be issued with respect to awards that are not stock options or SARs;

•	no participant will be granted stock options or SARs, in the aggregate, for more than 500,000 common shares during any calendar year;

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•	no participant will be granted awards of restricted stock, RSUs, performance shares or other stock-based awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, in the aggregate, for more than 400,000 common shares during any calendar year;

•	no participant in any calendar year will receive an award of performance units or other awards payable in cash that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code having an aggregate maximum value as of their respective dates of grant in excess of $3,000,000; and

•	no non-employee Directors will be granted awards of restricted stock, RSUs, performance shares or other stock-based awards in the aggregate, for more than 25,000 common shares during any calendar year; and

•	awards that do not comply with the minimum vesting periods provided for in the Restated Plan (as further described below) will not involve the issuance of more than 10% of the maximum number of common shares available under the Restated Plan.

Eligibility

Our officers and key employees, the officers and key employees of our subsidiaries (collectively currently estimated to be 140 persons), our non-employee Directors, and any person who has agreed to commence serving in any of those capacities within 90 days of the date of grant, may be selected by the Compensation Committee to receive benefits under the Restated Plan. Any person who provides services to us or a subsidiary that are equivalent to those typically provided by an employee (subject to certain exceptions) may also be eligible to participate in the Restated Plan. The Compensation Committee determines which persons will receive awards and the number of shares subject to such awards.

Stock Options

We may grant stock options that entitle the optionee to purchase common shares at a price (except with respect to converted, assumed or substituted awards as described in the Restated Plan) not less than market value per share at the date of grant, except in the case of stock-based awards granted in substitution for stock options granted by another Company.

The market price of our common shares as reported on the NYSE on March 16, 2015 was $37.64 per share. The option price is payable:

•	in cash, check or wire transfer at the time of exercise,

•	by the transfer to us of common shares owned by the participant having a value at the time of exercise equal to the option price,

•	by a combination of such payment methods, or

•	by such other method as may be approved by the Compensation Committee.

To the extent permitted by law, any grant of a stock option may provide for deferred payment of the option price from the proceeds of a sale through a bank or broker of some or all of the common shares to which the exercise relates.

The Compensation Committee reserves the discretion at or after the date of grant to provide the participant with the right to tender nonforfeitable, unrestricted common shares in satisfaction of the option exercise price, which shares are already owned by the participant and have a value at the time of exercise that is equal to the option price. Additionally, the Compensation Committee may substitute, without receiving the participant’s permission, SARs payable only in common shares (or SARs payable in common shares or cash, or a combination of both, at the Compensation Committee’s discretion) for outstanding stock options.

Stock options will be evidenced by an award agreement containing such terms and provisions, consistent with the Restated Plan, as the Compensation Committee may approve. No dividends or dividend equivalents may be provided with a stock option award. No stock option may be exercisable more than 10 years from the date of grant. Each grant will specify the period of continuous service with us or any subsidiary that is necessary before the stock options become exercisable. A grant of stock options may provide for the earlier vesting of such stock options in the event of the retirement, death or disability of the participant, or a change of control. Successive grants may be made to the same participant whether or not stock options previously granted remain unexercised. Any grant of stock options may specify management objectives (as described below) that must be achieved as a condition to exercising such rights.

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If the stock options provide that management objectives must be achieved prior to exercise, such stock options may not become exercisable sooner than after one year except in the event of the retirement, death or disability of the grantee, or a change of control. Stock options may not become exercisable by the passage of time sooner than one-third per year over three years. The Compensation Committee may grant some awards, including stock options, that are not subject to these minimum vesting requirements, so long as the aggregate number of such awards does not exceed 10% of the maximum number of common shares available under the Restated Plan (with such 10% also including awards made to non-employee Directors). No dividends or dividend equivalents may be issued with respect to stock options.

SAR

A SAR is a right, exercisable by the surrender of a related stock option (if granted in tandem with stock options) or by itself (if granted as a free-standing SAR), to receive from us an amount equal to 100%, or such lesser percentage as the Compensation Committee may determine, of the spread between the base price (or option exercise price if a tandem SAR) and the value of our common shares on the date of exercise. Any grant may specify that the amount payable on exercise of a SAR may be paid by us in cash, in common shares, or in any combination of the two, and may either grant to the participant or retain in the Compensation Committee the right to elect among those alternatives. The SARs cannot entitle the recipient to purchase common shares at a price (except with respect to converted, assumed or substituted awards as described in the Restated Plan) not less than market value per share at the date of grant, except in the case of stock-based awards granted in substitution for SARs granted by another Company.

SARs will be evidenced by an award agreement containing such terms and provisions, consistent with the Restated Plan, as the Compensation Committee may approve. No dividends or dividend equivalents may be provided with a SAR award. Any grant of a tandem SAR will provide that it may be exercised only at a time when the related stock option is also exercisable, at a time when the spread is positive, and by surrender of the related stock option for cancellation. Successive grants of a tandem SAR may be made to the same participant regardless of whether any tandem SARs previously granted to the participant remain unexercised. Each grant will specify in respect of each free-standing SAR a base price that will be equal to or greater than the market value per share on the date of grant, except in the case of stock-based awards granted in substitution for SARs granted by another Company. Successive grants may be made to the same participant regardless of whether any free-standing SARs previously granted to the participant remain unexercised. No free-standing SAR granted under the Restated Plan may be exercised more than 10 years from the date of grant. No dividends or dividend equivalents may be issued with respect to SARs.

SARs may not vest by the passage of time sooner than one-third per year over three years, provided that any grant may specify that such SAR may be exercised only in the event of, or earlier in the event of, the retirement, death or disability of the participant, or a change of control. Any grant of SARs may specify management objectives that must be achieved as a condition to exercise such rights. If the SARs provide that management objectives must be achieved prior to exercise, such SARs may not become exercisable sooner than after one year except in the event of the retirement, death or disability of the grantee, or a change of control. The Compensation Committee may grant some awards, including SARs, that are not subject to these minimum vesting requirements, so long as the aggregate number of such awards does not exceed 10% of the maximum number of common shares available under the Restated Plan (with such 10% also including awards made to non-employee Directors).

Restricted Stock

A grant of restricted stock involves the immediate transfer by us to a participant of ownership of a specific number of common shares in consideration of the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in such shares. The transfer may be made without additional consideration or in consideration of a payment by the participant that is less than current market value at the date of grant, as the Compensation Committee may determine.

Restricted stock that vests upon the passage of time must be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code for a period no shorter than three years, except that the restrictions may be removed ratably during the three-year period, on an annual basis, as the Compensation Committee may determine at the date of grant. Each such grant or sale of restricted stock will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the restricted stock

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will be prohibited or restricted in the manner and to the extent prescribed by the Compensation Committee at the date of grant (which restrictions may include, without limitation, rights of repurchase or first refusal or provisions subjecting the restricted stock to a continuing substantial risk of forfeiture in the hands of any transferee). The Compensation Committee may provide for a shorter period during which the forfeiture provisions are to apply in the event of the retirement, death or disability of the grantee, or a change of control.

Any grant of restricted stock may specify management objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such shares. If the grant of restricted stock provides that management objectives must be achieved to result in a lapse of restrictions, the restrictions cannot lapse sooner than after one year, but may be subject to earlier lapse or modification by virtue of the retirement, death or disability of the grantee or a change of control. The Compensation Committee may grant some awards, including restricted stock, that are not subject to these minimum vesting requirements, so long as the aggregate number of such awards does not exceed 10% of the maximum number of common shares available under the Restated Plan (with such 10% also including awards made to non-employee Directors).

Any grant of restricted stock may also specify, in respect of any applicable management objectives, a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of restricted stock on which restrictions will terminate if performance is at or above the minimum level or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified management objectives.

Grants of restricted stock will be evidenced by an award agreement containing such terms and provisions, consistent with the Restated Plan, as the Compensation Committee may approve. Any grant or sale of restricted stock may require that any or all dividends or other distributions paid with respect to the restricted stock during the period of restriction be automatically deferred and reinvested in additional shares of restricted stock, which may be subject to the same restrictions as the underlying award. However, dividends or other distributions on restricted stock with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingent upon the achievement of the applicable management objectives.

Restricted Stock will be evidenced by an award agreement containing such terms and provisions, consistent with the Restated Plan, as the Compensation Committee may approve.

RSUs

A grant of RSUs constitutes an agreement by us to deliver common shares or cash to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the restriction period as the Compensation Committee may specify. During the applicable restriction period, the participant will have no rights of ownership in the common shares deliverable upon payment of the RSUs and will have no right to vote the common shares. The Compensation Committee may, at the date of grant, authorize the payment of dividend equivalents on RSUs on either a current, deferred or contingent basis, either in cash or in additional common shares. However, dividends or other distributions on common shares underlying RSUs with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingently upon the achievement of the applicable management objectives.

RSUs with a restriction period that lapses only by the passage of time will have a restriction period of at least three years, except that the restriction period may expire ratably during the three-year period, on an annual basis, as determined by the Compensation Committee at the date of grant. Additionally, the Compensation Committee may provide for a shorter restriction period in the event of the retirement, death or disability of the grantee, or a change of control. Any grant of RSUs may specify management objectives that, if achieved, will result in termination or early termination of the restriction period applicable to such shares. If the RSUs have a restriction period that lapses only upon the achievement of management objectives, the restriction period cannot lapse sooner than after one year, but may be subject to earlier lapse or modification by virtue of the retirement, death or disability of the grantee or a change of control. The Compensation Committee may grant some awards, including RSUs, that are not subject to these minimum vesting requirements, so long as the aggregate number of such awards does not exceed 10% of the maximum number of common shares available under the Restated Plan (with such 10% also including awards made to non-employee Directors).

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RSUs will be evidenced by an award agreement containing such terms and provisions, consistent with the Restated Plan, as the Compensation Committee may approve. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by such participant that is less than the market value per share at the date of grant. Each grant or sale of RSUs will also specify the time and manner of payment of the RSUs that have been earned and will specify that the amount payable with respect to such grant will be paid by us in common shares or cash.

Any grant of RSUs may also specify, in respect of any applicable management objectives, a minimum acceptable level of achievement and may set forth a formula for determining the number RSUs for which the restriction period will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified management objectives.

Performance Shares and Performance Units

A performance share is the equivalent of one common share and a performance unit is the equivalent of $1.00 or such other value as determined by the Compensation Committee. A participant may be granted any number of performance shares or performance units, subject to the limitations set forth above. The participant will be given one or more management objectives to meet within a specified period (the “Performance Period”). The specified Performance Period will be a period of time not less than one year, except in the case of the retirement, death or disability of the grantee, or a change of control, if the Compensation Committee so determines. The Compensation Committee may, however, grant some awards, including performance shares, that are not subject to these minimum vesting requirements, so long as the aggregate number of such awards (plus non-employee Director awards) does not exceed 10% of the maximum number of common shares available under the Restated Plan.

Each grant of performance shares or performance units may specify, in respect of the relevant management objectives, a minimum acceptable level or levels of achievement and will set forth a formula for determining the number of performance shares or performance units that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified management objectives.

To the extent earned, the performance shares or performance units will be paid to the participant at the time and in the manner determined by the Compensation Committee. Any grant may specify that the amount payable with respect thereto may be paid by us in cash, common shares or any combination of the two and may either grant to the participant or retain in the Compensation Committee the right to elect among those alternatives. The Compensation Committee may, at the date of grant of performance shares, provide for the payment of dividend equivalents to participant either in cash or in additional common shares, subject in all cases to deferral and payment on a contingent basis based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid.

Performance shares and performance units will be evidenced by an award agreement containing such terms and provisions, consistent with the Restated Plan, as the Compensation Committee may approve. Each grant will specify the number of performance shares or performance units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors. However, no adjustment will be made in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with the death or disability of the participant or a change of control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

Awards to Non-Employee Directors

The Compensation Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to non-employee Directors of stock options, SARs or other awards and may also authorize the grant or sale of common shares, restricted stock or RSUs to non-employee Directors. Each grant of an award to a non-employee Director will be upon such terms and conditions as approved by the Compensation Committee. Each such grant will not be required to be subject to any minimum vesting period and will be evidenced by an award agreement in such form as will be approved by the Compensation Committee. Each grant will specify in the case of stock options, an option price per share, and in the case of a free-standing SAR, a base price per share, each of which (except with respect to converted, assumed or substituted awards as described in the Restated Plan) will not be less than the

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market value per share on the date of grant, except with respect to stock-based awards granted in substitution for options or awards granted by another company. Each stock option and free-standing SAR granted under the Restated Plan to a non-employee Director will expire not more than 10 years from the date of grant and will be subject to earlier termination as provided in the Restated Plan. If a non-employee Director subsequently becomes an employee of our company or a subsidiary while remaining a member of our Board, any award held under this Restated Plan by such individual at the time of such commencement of employment will not be affected. Non-employee Directors may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Compensation Committee, all or any portion of their annual retainer, meeting fees or other fees in common shares, restricted stock, RSUs or other awards under the Restated Plan in lieu of cash.

Other Awards

The Compensation Committee may, subject to limitations under applicable law, grant to any participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, common shares or factors that may influence the value of such shares, including, without limitation,

•	convertible or exchangeable debt securities;

•	other rights convertible or exchangeable into common shares;

•	purchase rights for common shares;

•	awards with value and payment contingent upon our performance or specified subsidiaries, affiliates or other business units of ours or any other factors designated by the Compensation Committee; and

•	awards valued by reference to the book value of common shares or the value of securities of, or the performance of specified subsidiaries or affiliates or other business units of ours.

The Compensation Committee will determine the terms and conditions of the other awards. Common shares delivered pursuant to an award in the nature of a purchase right will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, common shares, other awards, notes or other property, as the Compensation Committee will determine. Cash awards, as an element of or supplement to any other award granted under the Restated Plan, may also be granted as another award.

If the earning or vesting of, or elimination of restrictions applicable to, other awards is based only on the passage of time rather than the achievement of management objectives, the period of time will be no shorter than three years, except that the restrictions may be removed no sooner than ratably on an annual basis during the three-year period. If the earning or vesting of, or elimination of restrictions applicable to, awards granted under this section of the Restated Plan is based on the achievement of management objectives, the earning, vesting or restriction period may not terminate sooner than after one year. Any grant of an award under this section of the Restated Plan may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award in the event of the retirement, death, or disability of the participant, or a change of control. The Compensation Committee may grant some awards, including other awards, that are not subject to these minimum vesting requirements, so long as the aggregate number of such awards does not exceed 10% of the maximum number of common shares available under the Restated Plan (with such 10% also including awards made to non-employee Directors).

The Compensation Committee may grant common shares as a bonus, or may grant other awards in lieu of our obligation or a subsidiary’s obligation to pay cash or deliver other property under the Restated Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Compensation Committee in a manner that complies with Section 409A of the Code.

Management Objectives

The Restated Plan requires that the Compensation Committee establish “management objectives” for purposes of performance shares and performance units. When so determined by the Compensation Committee, stock options, SARs, restricted stock, RSUs, dividend equivalents or other awards under the Restated Plan may also specify management objectives. Management objectives may be described in terms of company-wide objectives or objectives that are related to the performance of the individual participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its subsidiaries. The management objectives may be made relative to the performance of other companies or subsidiaries, divisions,

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departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance criteria themselves. The Compensation Committee may grant awards subject to management objectives that may or may not be intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. The management objectives applicable to any award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code to a “covered employee,” within the meaning of 162(m) of the Code, will be based on one or more, or a combination, of the criteria described above under the heading “Section 162(m).”

In the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, each management objective will be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Compensation Committee and to the extent consistent with Code Section 162(m), will exclude the effects of certain designated items identified at the time of grant. If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of our company, or the manner in which we conduct our business, or other events or circumstances render the management objectives unsuitable, the Compensation Committee may in its discretion modify such management objectives or the related minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable, except in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with a change of control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Compensation Committee will not make any modification of the management objectives or minimum acceptable level of achievement with respect to such award.

Administration

The Restated Plan generally will be administered by the Compensation Committee. The Compensation Committee may from time to time delegate all or any part of its authority under the Restated Plan to any subcommittee. To the extent of any such delegation, references in the Restated Plan to the Compensation Committee will be deemed to be references to such subcommittee.

The interpretation and construction by the Compensation Committee of any provision of the Restated Plan or of any agreement, notification or document evidencing the grant of stock options, SARs, restricted stock, RSUs, performance shares, performance units or other awards and any determination by the Compensation Committee pursuant to any provision of the Restated Plan or of any such agreement, notification or document will be final and conclusive. No member of the Compensation Committee will be liable for any such action or determination made in good faith.

The Compensation Committee or, to the extent of any delegation, the subcommittee, may delegate to one or more of its members or to one or more of our officers, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable. The Compensation Committee, the subcommittee, or any person to whom duties or powers have been delegated, may employ one or more persons to render advice with respect to any responsibility the Compensation Committee, the subcommittee or such person may have under the Restated Plan. The Compensation Committee or the subcommittee may authorize one or more of our officers to do one or both of the following on the same basis as the Compensation Committee or the subcommittee

•	designate employees to receive awards under the Restated Plan; and

•	determine the size of any such awards.

However, the Compensation Committee or the subcommittee may not delegate such responsibilities to any such officer for awards granted to an employee who is a Section 16 officer, Director, or more than 10% beneficial owner as determined by the Compensation Committee in accordance with Section 16 of the Securities and Exchange Act of 1934, as amended. The resolution providing for such authorization must set forth the total number of common shares any delegated officer may grant and the officer must report periodically to the Compensation Committee or the subcommittee, as the case may be, regarding the nature and scope of the awards granted pursuant to the delegated authority.

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Amendments

Our Board may at any time and from time to time amend the Restated Plan in whole or in part. However, if an amendment to the Restated Plan

•	would materially increase the benefits accruing to participants under the Restated Plan,

•	would materially increase the number of securities which may be issued under the Restated Plan,

•	would materially modify the requirements for participation in the Restated Plan, or

•	must otherwise be approved by the our shareholders in order to comply with applicable law or the rules of the New York Stock Exchange (or our applicable securities exchange),

then such amendment will be subject to shareholder approval and will not be effective until such approval has been obtained.

If permitted by Section 409A of the Code and Section 162(m) of the Code, in case of termination of the employment of a participant by reason of death, disability or normal or early retirement, or in the case of unforeseeable emergency or other special circumstances, of a participant who holds:

•	a stock option or SAR not immediately exercisable in full,

•	any shares of restricted stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed,

•	any RSUs as to which the applicable restriction period has not been completed,

•	any performance shares or performance units which have not been fully earned,

•	any other awards subject to any vesting schedule or transfer restriction, or

•	common shares subject to any transfer restriction imposed by the Restated Plan,

then the Compensation Committee may, in its sole discretion, accelerate the time at which

•	such stock option or SAR or other award may be exercised,

•	such substantial risk of forfeiture or prohibition or restriction on transfer will lapse,

•	such restriction period will end, or

•	such performance shares or performance units will be deemed to have been fully earned or the time when such transfer restriction will terminate.

The Compensation Committee may also waive any other limitation or requirement under any such award.

The Compensation Committee may amend the terms of any awards granted under this Restated Plan prospectively or retroactively, except in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with the participant’s death or disability, or a change of control) where such action would result in the loss of the otherwise available exemption. In such case, the Compensation Committee will not make any modification of the management objectives or the level or levels of achievement with respect to such award. Except in connection with certain corporate transactions described in the Restated Plan, no amendment will impair the rights of any participant without his or her consent.

Our Board may, in its discretion, terminate the Restated Plan at any time. Termination of the Restated Plan will not affect the rights of participants or their successors under any outstanding awards and not exercised in full on the date of termination.

In addition to the provisions in the Restated Plan regarding acceleration of awards, up to 10% of the maximum number of common shares that may be issued or transferred under the Restated Plan, as may be adjusted, may be used for stock options, SARs, restricted stock, RSUs, performance shares, performance units and other awards granted under the Restated Plan that do not comply with the applicable three-year vesting requirements with respect to time-vested awards or the applicable one-year vesting requirements with respect to awards subject to the achievement of performance goals, but in no event will more than 10% of the maximum number of common shares that may be issued or transferred under the Restated Plan be used for such awards, non-employee Director awards, or a combination of such awards and non-employee Director awards.

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No Repricing of Stock Options or SARs

Except in connection with certain corporate transactions described in the Restated Plan (including granting stock-based awards in substitution for option rights or awards granted by another company), the terms of outstanding awards may not be amended to reduce the option price of outstanding stock options or the base price of outstanding SARs, or cancel outstanding stock options or SARs in exchange for cash, other awards or stock options or SARs with an option price or base price, as applicable, that is less than the option price of the original stock options or base price of the original SARs, as applicable, without shareholder approval. This restriction is intended to prohibit the repricing of “underwater” stock options and SARs and will not be construed to prohibit the adjustments in connection with certain corporate transactions provided for in the Restated Plan. This prohibition may not be amended without approval by our shareholders.

Transferability

Except as otherwise determined by the Compensation Committee, no stock option, SAR or other derivative security granted under the Restated Plan will be transferable by the participant except by will or the laws of descent and distribution, and in no event shall any such award granted under the Restated Plan be transferred for value. Except as otherwise determined by the Compensation Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law and/or court supervision.

The Compensation Committee may provide, at the date of grant, additional restrictions on transfer for certain common shares earned under the Restated Plan.

Adjustments

The Compensation Committee shall make or provide for such adjustments in the numbers of common shares covered by outstanding stock options, SARs, RSUs, performance shares and performance units granted under the Restated Plan and, if applicable, in the number of common shares covered by other awards, in the option price and base price provided in outstanding stock options and SARs, and in the kind of shares covered by such awards, and in such other terms, as the Compensation Committee, in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of participants or optionees that otherwise would result from:

•	any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of our company;

•	any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or

•	any other corporate transaction or event having an effect similar to these events or transactions.

In the event of any such transaction or event or in the event of a change of control, the Compensation Committee, in its discretion, shall provide in substitution for any or all outstanding awards under the Restated Plan such alternative consideration (including cash), if any, as it, in good faith, shall determine to be equitable in the circumstances and may require the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SAR with an option price or base price greater than the consideration offered in connection with any such termination or event or change of control, the Compensation Committee may in its sole discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Compensation Committee shall also make or provide for such adjustments in the total number of shares available under the Restated Plan and any other share limits under the Restated Plan as the Compensation Committee, in its sole discretion, exercised in good faith, shall determine is appropriate to reflect any transaction or event described above. However, any adjustment to the number of ISOs that may be granted under the Restated Plan will be made only if and to the extent that such adjustment would not cause any option intended to qualify as an ISO to fail to so qualify.

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Detrimental Activity

Any evidence of award may provide that if a participant, either during employment by us or a subsidiary or within a specified period after termination of employment, engages in any “detrimental activity,” as defined in the Restated Plan attached to this proxy statement, the participant will forfeit any award granted under the Restated Plan then held by the participant or return to us, in exchange for payment by us of any amount actually paid for the common shares by the participant, all common shares that the participant has not disposed of that were offered pursuant to the Restated Plan within a specified period prior to the date of the commencement of the detrimental activity. With respect to any common shares acquired under the Restated Plan that the participant has disposed of, if provided in the evidence of award for such grant, the participant will pay to us in cash the difference between (1) any amount actually paid for the awards by the participant pursuant to the Restated Plan and (2) the market value per share of the common shares on the date they were disposed.

In addition, any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation Committee from time to time or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the common shares may be traded.

Withholding Taxes

To the extent that we are required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the Restated Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to us for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Compensation Committee) may include relinquishment of a portion of such benefit. In no event shall the market value of the common shares to be withheld and delivered to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld.

Compliance with Section 409A of the Internal Revenue Code

To the extent applicable, it is intended that the Restated Plan and any grants made thereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the participants. The Restated Plan and any grants made under the Restated Plan shall be administered in a manner consistent with this intent. Any reference in the Restated Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

Neither a participant nor any of a participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Restated Plan and grants under the Restated Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a participant or for a participant’s benefit under the Restated Plan and grants under the Restated Plan may not be reduced by, or offset against, any amount owing by the participant to us or any of our affiliates.

If, at the time of a participant’s separation from service (within the meaning of Section 409A of the Code) (1) the participant is a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by us from time to time) and (2) we make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then we shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

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Notwithstanding any provision of the Restated Plan and grants under the Restated Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, we reserve the right to make amendments to the Restated Plan and grants under the Restated Plan as we deem necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on him or her for his or her account in connection with the Restated Plan and grants under the Restated Plan (including any taxes and penalties under Section 409A of the Code), and neither we nor any of our affiliates will have any obligation to indemnify or otherwise hold the participant harmless from any or all of such taxes or penalties.

Effective Date and Termination

The Equity Plan was effective as of May 12, 2010. The First Amendment to the Plan was effective May 9, 2012. The Restated Plan will be effective as of the date the Amended and Restated Plan is approved by our shareholders. No grant will be made under the Restated Plan after May 13, 2025, which date is 10 years after the date on which the Restated Plan was approved by our shareholders, but all grants made on or prior to such date will continue in effect thereafter subject to the terms of the applicable award agreement and the terms of the Restated Plan.

Federal Income Tax Consequences

The following is a summary of some of the United States federal income tax consequences of certain transactions under the Restated Plan based on federal income tax laws in effect on January 1, 2015. This summary is not intended to be complete and does not describe state or local tax consequences, nor does it describe the tax consequences that may be applicable to non-United States residents or participants who earned their award while working outside of the United States.

Tax Consequences to Participants

Nonqualified Stock Options

In general, (1) no income will be recognized by an optionee at the time a nonqualified stock option is granted; (2) at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (3) at the time of sale of shares acquired pursuant to the exercise of a nonqualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options

No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If common shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If common shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs

In general, (1) no income will be recognized by a participant at the time a SAR is granted; (2) at the time of exercise of a SAR, ordinary income will be recognized by the participant in an amount equal to the difference between the base price of the shares and the fair market value of the shares on the date of exercise; and (3) at the time of sale of shares acquired pursuant to the SAR, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

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Restricted Stock

The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

RSUs

No income generally will be recognized upon the award of RSUs. The recipient of a RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Shares and Performance Units

No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received.

Tax Consequences to PolyOne or Subsidiary

To the extent that a participant recognizes ordinary income in the circumstances described above, we or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of the additional 1,200,000 common shares under the Restated Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the Amendment and Restatement by our shareholders.

Restated Plan Benefits

It is not possible to determine specific amounts and types of awards that may be awarded in the future under the Restated Plan because the grant and actual pay-out of awards under the Restated Plan are discretionary. As of March 16, 2015, no persons or groups have received options to purchase common shares under the Plan.

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EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,678,538	$20.36	1,404,688	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	1,678,538	$20.36	1,404,688

(1)	In addition to options, warrants and rights, the PolyOne Corporation 2010 Equity and Performance Incentive Plan, as amended, authorizes the issuance of restricted stock, RSUs and performance shares. The 2010 Equity and Performance Incentive Plan limits the total number of shares that may be issued as one or more of these types of awards to 2,000,000. Our current Directors had a total of 278,344 shares deferred as of December 31, 2014 (including the fourth quarter dividend declared on October 8, 2014 to shareholders of record on December 15, 2014, which was paid on January 7, 2015). The deferred shares are held in a trust and are currently part of our outstanding common shares.

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PROPOSAL 4 — APPROVAL OF THE AMENDED AND RESTATED POLYONE CORPORATION SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN

On May 12, 2010, the PolyOne Corporation Senior Executive Annual Incentive Plan (the “SEAIP”) was approved by our shareholders and became effective on January 1, 2011. The SEAIP replaced an earlier version that was originally effective in May 2005. The SEAIP continues to afford the Compensation Committee of our Board the ability to design compensatory awards that are responsive to our needs and designed to advance our interests and long-term success.

On March 6, 2015, our Board unanimously approved and adopted, subject to the approval of our shareholders at the Annual Meeting, the Amended and Restated PolyOne Corporation Senior Executive Annual Incentive Plan (the “Restated SEAIP”). Our principal reason for amending and restating the SEAIP in the form of the Restated SEAIP and submitting it to shareholders at the Annual Meeting is to obtain shareholder approval of the material terms for “qualified performance-based compensation” under the Restated SEAIP to satisfy the shareholder approval requirements under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). If approved by shareholders, the Restated SEAIP will be PolyOne’s annual incentive plan for executive officers for the fiscal year beginning on January 1, 2016. The Restated SEAIP is intended to replace our existing annual incentive plan for senior executive officers (the “SEAIP”) that was last approved by our shareholders at our Annual Meeting on May 12, 2010.

Approval of this proposal 4 is intended to provide us with the ability to potentially offer short-term cash-based incentive awards under the Restated SEAIP that may be able to satisfy the requirements for “qualified performance-based compensation,” and may permit us to benefit from certain tax deductions, under Section 162(m) of the Code. In addition, the Restated SEAIP makes certain other substantive and non-substantive changes as further described below. Outstanding awards under the SEAIP will continue in effect in accordance with their terms.

Section 162(m) of the Code generally disallows a deduction for certain compensation paid in a taxable year to our Chief Executive Officer and to each of our other three most highly compensated executive officers, other than our Chief Financial Officer to the extent that compensation to such covered employee exceeds $1 million for such year. While we believe it is in the best interests of the Company and our shareholders to have the ability to potentially grant “qualified performance-based compensation” under the Restated SEAIP, we may decide to grant compensation that will not qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as “qualified performance-based compensation” for purposes of Section 162(m) of the Code under the Restated SEAIP, we cannot guarantee that such compensation will so qualify or ultimately will be deductible by us.

With respect to incentive awards under the Restated SEAIP, in order to satisfy the “qualified performance-based compensation” exception to the deduction limit, the payout of the award must be contingent solely on the attainment of one or more performance goals determined by a committee of two or more “outside directors” for purposes of Section 162(m) of the Code. The incentive award must also be granted pursuant to a shareholder approved plan containing (1) the material terms of the performance criteria pursuant to which the performance goals may be established, (2) identification of the individuals eligible to receive incentive awards under the Restated SEAIP, and (3) a specified limit on the maximum awards that a participant may receive within a certain time period or periods under the Restated SEAIP. Shareholder approval of this proposal 4 is intended to satisfy the shareholder approval requirements under Section 162(m) of the Code.

We are seeking shareholder approval of the Restated SEAIP and its material terms, including the performance measures and individual grant limit under the Restated SEAIP, as well as the individuals eligible to receive awards under the Restated SEAIP, to have the flexibility to potentially grant performance-based awards under the Restated SEAIP that may be fully deductible for federal income tax purposes. If our shareholders approve the Restated SEAIP and the material terms for qualified performance-based compensation under the Restated SEAIP, assuming that all other Section 162(m) requirements are met, we may be able to obtain tax deductions with respect to awards issued

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under the Restated SEAIP to our Section 162(m) executive officers without regard to the limitations of Section 162(m) through the 2020 annual meeting of shareholders (in other words, for five years). If our shareholders do not approve this proposal 4, the Restated SEAIP will not be used for awards, and we generally will be limited in our ability to make certain performance-based awards.

The affirmative vote of a majority of the common shares voting on this proposal 4 is required for approval of the amendment and restatement, provided that the total number of common shares cast with respect to proposal 4 represents over 50% in interest of all common shares entitled to vote on the proposal. The following summary of the material provisions of the Restated SEAIP and is not intended to be exhaustive and is qualified in its entirety by the terms of the Restated SEAIP, a copy of which is set forth as Appendix C to this proxy statement.

Summary of the Material Changes from the SEAIP

Change Regarding Fair Market Value

The Restated SEAIP provides that fair market value for PolyOne shares will be based on the average (rather than the mean) of the Company’s high and low share prices on the relevant date.

Change Regarding Payout Timing

The Restated SEAIP provides that awards will be paid not later than the fifteenth day of the third month after the end of the applicable plan year (as opposed to the 70th day after the end of the applicable plan year), and that generally payments upon a change of control will be made within 10 days (rather than 5 days) following the change of control.

Greater Flexibility Permitted in Design of Performance Measures

The Restated SEAIP permits performance measures to be evaluated relative not only to the performance of other companies, but also to the performance of subsidiaries, divisions, departments, regions, functions, or other organizational units within such other companies, and to be evaluated relative to an index or one or more of the performance measures themselves. In addition, the Restated SEAIP permits performance measures to be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its subsidiaries. Finally, the Restated SEAIP (1) adds sales as a potential return performance measure, (2) adds succession planning, synergies and talent development as potential strategic initiative key deliverable performance measures and (3) clarifies that revenue growth performance measures may be measured by targeted country, region or end market.

Clarification Regarding Change of Control

The Restated SEAIP updates the measurement date for the board turnover prong of the change of control definition from May 12, 2010 to May 14, 2015 due to the amendment and restatement of the SEAIP.

The Restated SEAIP also includes other minor clarifications to the existing plan terms.

Summary of the Restated SEAIP

The objective of the Restated SEAIP is to provide opportunities for our key executives to receive incentive compensation as a reward for performance above the ordinary performance standards compensated by base salary under guidelines set by the Compensation Committee, without necessarily limiting our ability to deduct that expenditure for federal income tax purposes. If approved by our shareholders, the Restated SEAIP will be effective for the fiscal year beginning on January 1, 2016 and for each fiscal year thereafter until terminated.

Administration

The Compensation Committee (or any successor) will administer the Restated SEAIP. The Compensation Committee is authorized to interpret the Restated SEAIP and to establish and maintain guidelines necessary or desirable for its administration. The Compensation Committee may delegate to the Chief Executive Officer or other officers authority to perform certain functions under the Restated SEAIP, including administrative functions. The Compensation Committee will retain exclusive authority to determine matters relating to awards to the Chief Executive Officer and other key executive personnel that are intended to qualify as performance-based compensation under Section 162(m) of the Code. The Restated SEAIP will remain in effect until terminated by the Compensation Committee.

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Eligibility

Participation in the Restated SEAIP will be limited to key executive personnel selected by the Compensation Committee who have the potential to influence significantly and positively our performance, presently estimated to be ten persons.

To be eligible for participation in any particular year during the term of the Restated SEAIP, a key executive must have assumed the duties of an incentive-eligible position and have been selected for participation in the Restated SEAIP not later than 90 days after the commencement of the applicable plan year. Notwithstanding these requirements, the Compensation Committee may make awards to the following employees without complying with the timing and other related limitations set forth in the Restated SEAIP:

•	any eligible employee who the Compensation Committee determines is not a covered employee (a “covered employee” is an officer who the Compensation Committee deems likely to have compensation in a given plan year that would be non-deductible by us under Section 162(m) if we did not comply with the provisions of such section); and

•	newly hired or promoted executives.

Target Award Levels

During each plan year, each participant will be assigned to a target level of incentive opportunity, stated as a percentage of base salary. The maximum award available to a participant is 200% of the award at the target level of incentive opportunity, but in no event more than $3,000,000. Unless the Compensation Committee specifies otherwise, the base salary upon which the incentive is based will be the actual earned base salary for the plan year in which the Compensation Committee establishes the incentive percentage. The Compensation Committee will approve each participant’s target level of incentive opportunity not later than 90 days after the commencement of the applicable plan year. In determining target levels of incentive opportunity other than for the Chief Executive Officer, the Compensation Committee will consider the recommendations of the Chief Executive Officer.

Performance Measures and Targets

The Compensation Committee will use measures of our performance for each plan year to determine the performance goal targets. If the Compensation Committee so determines, a performance target may include a minimum threshold performance level, a maximum performance level, and one or more intermediate performance levels or ranges, with target award levels or ranges that correspond to the respective performance levels or ranges included in the performance target. The Compensation Committee may determine that only the threshold level relating to a performance measure must be met for awards to be paid under the Restated SEAIP and if multiple performance measures are selected for any plan year, that awards will be paid under the Restated SEAIP upon achievement of threshold levels of one or more of the specified performance measures. Performance measures may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its subsidiaries. The performance measures may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or to one or more of the performance measures themselves. The performance measures will be based on one or more, or a combination, of the following, as determined by the Compensation Committee for each plan year:

•	Profits (e.g., operating income, EBIT, EBT, net income, earnings per share, residual or economic earnings, economic profit — these profitability metrics could be measured before certain specified special items and/or subject to GAAP definition);

•	Cash Flow (e.g., EBITDA, free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

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•	Returns (e.g., Profits or Cash Flow returns on: assets, invested capital, net capital employed, sales, and equity);

•	Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);

•	Profit Margins (e.g., Profits divided by revenues, gross margins and material margins divided by revenues, and material margin divided by sales pounds);

•	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

•	Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, revenue growth by targeted country, region or end market, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to shareholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits); and

•	Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices (including succession planning and talent development) and employee benefits, supervision of litigation and information technology, and goals or synergies relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

The Compensation Committee will determine the actual performance measures and the performance targets not later than 90 days after the commencement of each applicable plan year.

Each performance measure will be objectively determinable to the extent required under Section 162(m) of the Code and, unless otherwise determined by the Compensation Committee and to the extent consistent with Code Section 162(m), will exclude the effects of certain designated items identified when the performance targets and performance metrics are determined. If more than one performance measure is selected by the Compensation Committee for a year, the Compensation Committee will weigh the performance measures to reflect their relative importance to us in the applicable plan year. The weightings may vary from year to year and will determine the portion of the target incentive amount allocated to each performance measure. The Compensation Committee will determine the weightings within 90 days of the commencement of each applicable plan year.

Awards

The amount of the incentive award available to a participant under the Restated SEAIP will be the product of the participant’s actual base salary as earned for the applicable plan year and the incentive percentage, as adjusted (if necessary). The amount will be adjusted to reflect the weightings, if any, assigned to the performance measures with respect to which the performance targets were met. If the Compensation Committee established more than one level or range of performance for any performance target, the amount will also be adjusted to reflect the level or range of performance achieved. The maximum annual dollar award paid to any participant for any one plan year will be $3,000,000. No awards will be paid under the Restated SEAIP if none of the performance targets is achieved.

Notwithstanding the amount of any available incentive award under the Restated SEAIP, the Compensation Committee may, in its discretion, reduce or eliminate the amount of any incentive award actually paid to any participant based on individual performance or otherwise. In no event may the Compensation Committee increase the amount of the maximum available incentive award to a covered employee provided for under the Restated SEAIP.

Promptly following the end of each plan year, the Compensation Committee will meet to certify that PolyOne achieved the performance targets for the applicable plan year and, if such goals have been achieved, to review management recommendations and approve actual awards under the Restated SEAIP. In a manner conforming to applicable regulations under Section 162(m) of the Code and prior to payout of each award granted to a covered employee, the Compensation Committee will certify in writing that the performance targets relating to the award and other material terms of the award upon which payout was conditioned have been satisfied.

Payment of Awards

Awards will be paid as soon as practicable after the performance targets for the applicable plan year have been certified by the Compensation Committee, but not later than the fifteenth day of the third month that begins after the end of the applicable plan year.

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The Compensation Committee may determine, in a manner that complies with Section 409A of the Code, that all or a portion of the participant’s award will be paid in the form of our restricted shares or share equivalent units. If permitted by the Compensation Committee, participants will also have the opportunity, in a manner that complies with Section 409A of the Code, to elect additional optional deferrals so that they may receive up to 100% of their award, if any, as restricted shares or share equivalent units. Any award paid as restricted shares or share equivalent units will be enhanced with a 25% “premium” (i.e., for every $100 deferred, the participant will receive $125 in restricted shares or share equivalent units). Any portion of a participant’s award not paid as restricted shares or share equivalent units will be paid in cash. Any grants of restricted shares or share equivalent units will be made under any of our then-effective equity plans. The Compensation Committee will determine the restrictions on the restricted shares or share equivalent units at the time awards are approved in accordance with the equity plan under which the shares are awarded. Notwithstanding other provisions in the Restated SEAIP, the Compensation Committee, in a manner that complies with Section 409A of the Code, may determine to pay out all or any portion of the award that otherwise would be payable as restricted shares or share equivalent units in cash (without payment of any “premium”) in any circumstance deemed appropriate by the Compensation Committee.

Change of Control

The Restated SEAIP contains a provision providing that, unless otherwise provided in an individual agreement between us and a participant, upon a “change of control” (as defined in the Restated SEAIP) of PolyOne, each participant in the Restated SEAIP will be entitled to an interim lump-sum cash payment. Any interim payment (determined with reference to the number of months elapsed during the plan year until the change of control) will be based upon the target incentive opportunity in effect for the year in which the change of control occurs. The Company will retain the obligation to make a final payment under the terms of the Restated SEAIP (if earned), but any interim payment will be offset against any later payment to which a participant is entitled under the Restated SEAIP in the plan year in which the change of control occurred. A participant will not be required to refund to us, or have offset against any other payment due any participant from or on behalf of us, all or any part of the interim payment.

Amendments, Etc.

The Restated SEAIP may be amended by the Compensation Committee to the extent required in order to comply with the provisions of Section 162(m) of the Code. To the extent applicable, it is intended that the Restated SEAIP, and any grants of restricted shares or share equivalent units, comply with the provisions of Section 409A of the Code. The Restated SEAIP, and the agreements relating to any grants of restricted shares or share equivalent units, will be administered in a manner consistent with this intent, and any provision that would cause the Restated SEAIP or such agreements to fail to satisfy Section 409A of the Code will have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by us without the consent of participants).

Federal Income Tax Consequences

The following is a summary of some of the United States federal income tax consequences of certain transactions under the Restated SEAIP based on federal income tax laws in effect as on January 1, 2016. This summary is not intended to be complete and does not describe state or local tax consequences, nor does it describe the tax consequences that may be applicable to non-United States residents or participants who earned their award while working outside of the United States.

Under present United States federal income tax law, a participant in the Restated SEAIP will be taxed at ordinary income rates on the amount of any cash payment received pursuant to the Restated SEAIP. Participants that earned the award outside of the United States may have different tax implication, depending on country specific laws.

If a participant receives restricted shares in payment of an award under the Restated SEAIP, the recipient of the restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the fair market value of such shares (determined without regard to the Restrictions). If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the

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restrictions generally will be treated as compensation that is taxable as ordinary income to the participant. Participants that earned the award outside of the United States may have different tax implication, depending on country specific laws.

If a participant receives share equivalent units in payment of an award under the Restated SEAIP, no income generally will be recognized upon the award of such share equivalent units. The recipient of a share equivalent unit award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common shares on the date that such shares are transferred to the participant under the award, and the capital gains/loss holding period for such shares will also commence on such date. Participants that earned the award outside of the United States may have different tax implication, depending on country specific laws.

Generally, we will receive a federal income tax deduction corresponding to the amount of income recognized by a participant in the Restated SEAIP. However, different rules may apply with regard to payments made to participants employed by subsidiaries or other affiliates of PolyOne outside of the United States.

New Plan Benefits

It is not possible to determine specific amounts of awards that may be granted in the future under the Restated SEAIP because the grant and actual payout of awards under the Restated SEAIP will be discretionary.

Recommendation

Our Board believes that approval of the Restated SEAIP will benefit our Company and our shareholders by enabling us to continue to attract and retain outstanding key executive employees who can contribute to our strong performance without necessarily limiting our ability to deduct compensation awarded under the Restated SEAIP for federal income tax purposes.

Our Board recommends a vote FOR Proposal 4 to approve the Amended and Restated PolyOne Corporation

Senior Executive Annual Incentive Plan.

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PROPOSAL 5 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2015. The Board recommends ratification of the Audit Committee’s appointment of Ernst & Young LLP.

The selection of Ernst & Young LLP as our independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of our independent auditor. The Board is submitting the appointment to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if our shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders. The affirmative vote of a majority of the shares voting on this proposal is required for ratification.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. The representative will be given an opportunity to make a statement if desired and to respond to questions regarding Ernst & Young LLP’s examination of our consolidated financial statements and records for the year ended December 31, 2014.

Our Board recommends a vote FOR Proposal 5 to ratify the Audit

Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.

Independent Registered Public Accountant Services and Related Fee Arrangements

Services provided by Ernst & Young LLP, our independent registered public accounting firm, and related fees in each of the last two fiscal years were as follows:

Audit Fees. Audit services include the annual audit of the consolidated financial statements, the audit of internal controls over financial reporting, the reviews of our quarterly reports on Form 10-Q, the issuance of comfort letters and consents, review of registration statements filed with the SEC, accounting and financial reporting consultations and international statutory audits. Fees for audit services totaled $3.4 million in 2014 and $4.2 million in 2013. The full Audit Committee or the Chair of the Audit Committee pre-approved all audit services and related fee arrangements for 2014 in accordance with the Audit Committee Pre-Approval Policy for all Audit and Non-Audit Services and Related Fee Arrangements.

Audit-Related Fees. Audit-related services principally include employee benefit plan audits, accounting consultations, attest services that are not required by statute or regulation and other international attest services not classified as audit fees. Fees for audit-related services totaled $0.1 million in 2014 and $0.2 million in 2013. The Audit Committee pre-approved all audit-related fee arrangements billed for 2014.

Tax Fees. Tax services include tax compliance, tax advice and tax planning. Fees for tax services totaled $1.3 million in 2014 and $0.8 million in 2013. The Audit Committee pre-approved all tax fee arrangements billed in 2014.

All Other Fees. No fees for other services were billed in 2014 and 2013.

Our Audit Committee Pre-Approval Policy for all Audit and Non-Audit Services and Related Fee Arrangements (the “Pre-Approval Policy”) requires our Audit Committee to pre-approve all audit and non-audit services performed by Ernst & Young LLP in order to assure that the provision of such services and related fee arrangements do not impair Ernst & Young LLP’s independence. Under the Pre-Approval Policy, the Audit Committee may delegate pre-approval authority to one or more of its members, and the member or members to whom the Audit Committee

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delegates such authority must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee has formally delegated this pre-approval authority to its Chair. Management has no authority to approve services performed by Ernst & Young LLP that have not been pre-approved by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.

Ernst & Young LLP will provide us a description of work scope and supporting back-up documentation regarding the specific services they will provide. At each meeting of the Audit Committee, the current year’s previously pre-approved independent auditor fees along with any proposed revisions will be presented for approval. Any interim requests between Audit Committee meetings to provide services that require separate pre-approval will be submitted to the Audit Committee or the Audit Committee Chair by Ernst & Young LLP and our Chief Financial Officer, or Controller, and must include a statement as to whether, in each of their respective views, the request is consistent with the Commission’s rules on auditor independence.

Report of the Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities to shareholders relating to the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of the Company’s internal and independent auditors. Management has the primary responsibility for the completeness and accuracy of the Company’s consolidated financial statements and disclosures, the financial reporting process and the effectiveness of the Company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report with management and the independent auditor including any significant changes in the Company’s selection or application of accounting principles. The Committee also reviewed and discussed with management and the independent auditor management’s report on internal control over financial reporting, including the significance and status of control deficiencies identified and the results of remediation efforts undertaken, to determine the effectiveness of internal control over financial reporting at December 31, 2014.

The Committee reviewed with the independent auditor, which has the responsibility for expressing an opinion on the conformity of the consolidated financial statements with generally accepted accounting principles and applicable rules and regulations, their judgments as to the quality, not just the acceptability, of PolyOne’s critical accounting principles and estimates and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Committee also reviewed with the independent auditor its report on the Company’s internal control over financial reporting at December 31, 2014, including the basis for its conclusions. The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by applicable auditing standards. In addition, Ernst & Young LLP has provided the Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Committee concerning independence and the Committee has discussed with Ernst & Young LLP their firm’s independence from management and PolyOne. The Committee has pre-approved all audit, audit-related and non-audit services and fees provided to the Company by the independent auditor. Based upon the Committee’s considerations, the Committee has concluded that Ernst & Young LLP is independent. The Committee discussed with PolyOne’s internal and independent auditors the overall scope and audit plans and evaluated their performance. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of PolyOne’s internal control over financial reporting, and the overall quality of PolyOne’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

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The Committee has re-appointed Ernst & Young LLP as independent auditor for the year 2015.

All members of the Audit Committee concur in this report.

The Audit Committee of

the Board of Directors

Richard H. Fearon, Chairperson

Gordon D. Harnett

Sandra B. Lin

Richard A. Lorraine

February 13, 2015

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MISCELLANEOUS PROVISIONS

Voting at the Meeting

Shareholders of record at the close of business on March 16, 2015 are entitled to vote at the meeting. On that date, a total of 89,225,392 common shares were outstanding. Each share is entitled to one vote.

The affirmative vote of a majority of the common shares represented and voting, in person or by proxy, at any meeting of shareholders at which a quorum is present is required for action by shareholders on any matter, unless the vote of a greater number of shares or voting by classes or series is required under Ohio law. Abstentions and broker non-votes are tabulated in determining the votes present at a meeting for purposes of determining a quorum. Shareholders will not be entitled to dissenter’s rights with respect to any matter to be considered at the Annual Meeting.

Directors are elected by a plurality of the votes of shares present, in person or by proxy, and entitled to vote on the election of Directors at a meeting at which a quorum is present. An abstention or a broker non-vote has the same effect as a vote against a Director nominee, as each abstention or broker non-vote would be one less vote in favor of a Director nominee. Your broker or other nominee will not be able to vote your shares with respect to the election of Directors if you have not provided directions to your broker. We strongly encourage you to submit your proxy card and exercise your right to vote as a shareholder. Holders of common shares have no cumulative voting rights. If any of the nominees listed on pages 8 through 12 becomes unable or declines to serve as a Director, each properly signed proxy card will be voted for another person recommended by the Board. However, we have no reason to believe that this will occur.

Because the vote to approve Named Executive Officer compensation is advisory, there is technically no minimum vote requirement for the proposal. An abstention or broker non-vote will have no effect on the proposal as the abstention or broker non-vote will not be counted in determining the number of votes cast.

The affirmative vote of holders of at least a majority of the shares cast, in person or by proxy, is necessary for approval of the Amended and Restated PolyOne Corporation 2010 Equity and Performance Incentive Plan, approval of the Amended and Restated PolyOne Corporation Senior Executive Annual Incentive Plan and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. Because the proposal to ratify the appointment of Ernst & Young LLP is considered “routine,” your broker or other nominee will be able to vote your shares with respect to this proposal without your instructions. An abstention will have no effect on these proposals as the abstention will not be counted in determining the number of votes cast.

We know of no other matters that will be presented at the meeting; however, if other matters do properly come before the meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.

Shareholder Proposals

Any shareholder who wishes to submit a proposal to be considered for inclusion in next year’s Proxy Statement should send the proposal to us, addressed to the Secretary, so that it is received on or before December 5, 2015. We suggest that all proposals be sent by certified mail, return receipt requested.

Additionally, a shareholder may submit a proposal for consideration at the 2016 Annual Meeting, but not for inclusion in next year’s Proxy Statement, if the shareholder gives timely written notice of such proposal in accordance with Regulation 8(c) of our Regulations. In general, Regulation 8(c) provides that, to be timely, a shareholder’s notice must be delivered to our principal executive offices not less than 60 nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s Annual Meeting. If the date of the 2016 Annual Meeting is delayed by more than 60 calendar days after the anniversary of the 2015 Annual Meeting, then a shareholder’s notice must be

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delivered to our principal executive offices not later than the close of business on the later of the 90th day prior to the 2016 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2016 Annual Meeting is first made.

Our proxy materials for the 2015 Annual Meeting will be mailed on or about April 3, 2015. Sixty days prior to the first anniversary of this date will be February 3, 2016, and 90 days prior to the first anniversary of this date will be January 4, 2016. Our proxies for the 2015 Annual Meeting will confer discretionary authority to vote on any matter if we do not receive timely written notice of such matter in accordance with Regulation 8(c). For business to be properly requested by a shareholder to be brought before the 2015 Annual Meeting, the shareholder must comply with all of the requirements of Regulation 8(c), not just the timeliness requirements set forth above.

Proxy Solicitation

We are making this proxy solicitation and will bear the expense of preparing, printing and mailing this notice and proxy statement. In addition to requesting proxies by mail, our officers and regular employees may request proxies by telephone or in person. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, to assist in the solicitation for an estimated fee of $7,500 plus reasonable expenses. We will ask custodians, nominees, and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions. We will, upon request, reimburse them for their reasonable expenses for mailing the proxy material.

We are mailing our Annual Report to Shareholders, including consolidated financial statements for the year ended December 31, 2014, to shareholders of record with this proxy statement.

We will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ending December 31, 2014, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K or for information on how to obtain directions to be able to attend the Annual Meeting and vote in person should be directed to: PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012, Attention: Secretary.

For the Board of Directors

PolyOne Corporation

LISA K. KUNKLE

Senior Vice President, General Counsel and

Secretary

April 3, 2015

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APPENDIX A

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In millions, except per share data)

Senior management uses comparisons of adjusted net income from continuing operations attributable to PolyOne shareholders and diluted earnings per share (EPS) from continuing operations attributable to PolyOne shareholders, excluding special items, to assess performance and facilitate comparability of results. Below is a reconciliation of these non-GAAP financial measures to their most directly comparable measures calculated and presented in accordance with U.S. GAAP (GAAP).

	Year Ended December 31, 2014		Year Ended December 31, 2013
	$	EPS	$	EPS
Reconciliation to Condensed Consolidated Statements of Income
Net income from continuing operations attributable to PolyOne shareholders	$78.0	$0.83	$94.0	$0.97
Special items, after tax (1), (2)	90.5	0.97	32.6	0.34

Adjusted net income / Diluted EPS	$168.5	$1.80	$126.6	$1.31

	Year Ended December 31, 2012		Year Ended December 31, 2011
	$	EPS	$	EPS
Reconciliation to Condensed Consolidated Statements of Income
Net income from continuing operations attributable to PolyOne shareholders	$53.3	$0.59	$153.4	$1.63
Special items, after tax (1), (2)	36.2	0.41	(72.8)	(0.77)
SunBelt equity earnings, after tax	—	—	(3.7)	(0.04)

Adjusted net income / Diluted EPS	$89.5	$1.00	$76.9	$0.82

	Year Ended December 31, 2010
	$	EPS
Reconciliation to Condensed Consolidated Statements of Income
Net income from continuing operations attributable to PolyOne shareholders	$152.5	$1.59
Special items, after tax (1), (2)	(72.5)	(0.76)
SunBelt equity earnings, after tax	(14.7)	(0.15)

Adjusted net income / Diluted EPS	$65.3	$0.68

(1)	Special items are a non-GAAP financial measure. Special items include charges related to specific strategic initiatives or financial restructurings such as: consolidation of operations; debt extinguishment costs; employee separation costs resulting from personnel reduction programs, plant phase-in costs, executive separation agreements; asset impairments; mark-to-market adjustments associated with actuarial gains and losses on pension and other postretirement benefit plans; environmental remediation costs, fines, penalties, remediation costs and related insurance recoveries related to facilities no longer owned or closed in prior years; gains and losses on the divestiture of operating businesses, joint ventures and equity investments; gains and losses on facility or property sales or disposals; results of litigation, fines or penalties, where such litigation (or action relating to the fines or penalties) arose prior to the commencement of the performance period; unrealized gains and losses from foreign currency option contracts; one-time, non-recurring items; and the effect of changes in accounting principles or other such laws or provisions affecting reported results.

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(2)	Tax adjustments include the net tax expense (benefit) from one-time income tax items and deferred income tax valuation allowance adjustments.

Senior management uses operating income before special items assess performance and allocate resources because senior management believes that this measure is useful in understanding current profitability levels and that current levels may serve as a base for future performance. In addition, operating income before the effect of special items is a component of various PolyOne annual and long-term employee incentive plans and is used in debt covenant computations. Below is a reconciliation of non-GAAP financial measure to the most directly comparable measures calculated and presented in accordance with GAAP.

	Year Ended December 31,
	2014	2013
Reconciliation to Consolidated Statements of Income
Operating income adjusted	$320.0	$261.5
Special items in operating income	(164.9)	(30.0)

Operating income - GAAP	$155.1	$231.5

Liquidity is calculated as follows:

As of December 31, 2014
Cash and cash equivalents	$238.6
Revolving credit availability	236.4

Liquidity	$475.0

Net debt to adjusted EBITDA is calculated as follows:

Year Ended December 31, 2014
Short-term portion and current portion of long-term debt	$61.8
Long-term debt	962.0
Less: Cash and cash equivalents	(238.6)

Net Debt	$785.2

Operating Income	$155.1
Other expense, net	(4.5)
Depreciation and amortization	123.9
Special items, impact on operating (loss)/income	164.9
Accelerated depreciation included in special items	(23.1)

Adjusted EBITDA	$416.3

Net Debt/Adjusted EBITDA	1.9

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APPENDIX B

AMENDED AND RESTATED

POLYONE CORPORATION

2010 EQUITY AND PERFORMANCE INCENTIVE PLAN

1. Purpose. The purpose of this Plan is to attract and retain Directors, officers and other employees of the Company and its Subsidiaries and to provide to such persons incentives and rewards for performance.

2. Definitions. As used in this Plan,

(a) “Appreciation Right” means a right granted pursuant to Section 5 or Section 9 of this Plan, and will include both Tandem Appreciation Rights and Free-Standing Appreciation Rights.

(b) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.

(c) “Board” means the Board of Directors of the Company and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 13 of this Plan unless otherwise indicated, such committee (or subcommittee).

(d) “Change of Control” means, except as otherwise provided for in an Evidence of Award, the occurrence of any of the following events:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own 25% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not be deemed to result in a Change of Control: (A) any acquisition directly from the Company that is approved by the Incumbent Board (as defined in subsection (ii) below), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) below; provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 25% as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 25% or more of the Outstanding Company Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) less than 25% of the Outstanding Company Voting Securities, then no Change of Control shall have occurred as a result of such Person’s acquisition;

(ii) individuals who, as of May 12, 2010, constitute the Board (the “Incumbent Board” as modified by this subsection (ii)) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to May 12, 2010 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at

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(iii) least a majority of the directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iv) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation or other transaction (“Business Combination”) excluding, however, such a Business Combination pursuant to which (A) the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (excluding any employee benefit plan (or related trust) of the Company, the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(v) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of subsection (iii) above.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f) “Common Shares” means the shares of common stock, par value $0.01 per share, of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 12 of this Plan.

(g) “Company” means PolyOne Corporation, an Ohio corporation.

(h) “Compensation Committee” means the Compensation Committee (or any successor committee) appointed by the Board in accordance with the regulations of the Company consisting of at least three Directors who qualify as Non-Employee Directors and “outside directors” within the meaning of Section 162(m) of the Code, and who satisfy any applicable standards of independence under the federal securities and tax laws and the listing standards of the New York Stock Exchange (“NYSE”) or any other national securities exchange on which the Common Shares are listed as in effect from time to time.

(i) “Covered Employee” means a Participant who is, or is determined by the Compensation Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

(j) “Date of Grant” means the date specified by the Compensation Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units or other awards contemplated by Section 10 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 10 of this Plan, will become effective (which date will not be earlier than the date on which the Compensation Committee takes action with respect thereto).

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(k) “Detrimental Activity” means:

(i) Engaging in any activity, as an employee, principal, agent, or consultant for another entity that competes with the Company in any actual, researched, or prospective product, service, system, or business activity for which the Participant has had any direct responsibility during the last two years of his or her employment with the Company or a Subsidiary, in any territory in which the Company or a Subsidiary manufactures, sells, markets, services, or installs such product, service, or system, or engages in such business activity;

(ii) Soliciting any employee of the Company or a Subsidiary to terminate his or her employment with the Company or a Subsidiary;

(iii) The disclosure to anyone outside the Company or a Subsidiary, or the use in other than the Company’s or a Subsidiary’s business, without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company and its Subsidiaries, acquired by the Participant during his or her employment with the Company or its Subsidiaries or while acting as a director of or consultant for the Company or its Subsidiaries thereafter;

(iv) The failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company and any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Company or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Company or any Subsidiary to secure a patent where appropriate in the United States and in other countries;

(v) Activity that results in Termination for Cause. For the purposes of this Section, “Termination for Cause” shall mean a termination:

(A)	due to the Participant’s willful and continuous gross neglect of his or her duties for which he or she is employed; or

(B)	due to an act of dishonesty on the part of the Participant constituting a felony resulting or intended to result, directly or indirectly, in his or her gain for personal enrichment at the expense of the Company or a Subsidiary; or

(vi) Any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary unless the Participant acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

(l) “Director” means a member of the Board of Directors of the Company.

(m) “Effective Date” means the date that this Amended and Restated PolyOne Corporation 2010 Equity and Performance Incentive Plan is approved by the shareholders of the Company.

(n) “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Compensation Committee that sets forth the terms and conditions of one or more awards granted under the Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Compensation Committee, need not be signed by a representative of the Company or a

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(o) Participant.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(q) “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 or Section 9 of this Plan that is not granted in tandem with an Option Right.

(r) “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

(s) “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares or Performance Units or, when so determined by the Compensation Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the Subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its Subsidiaries. The Management Objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance criteria themselves. The Compensation Committee may grant awards subject to Management Objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The Management Objectives applicable to any Qualified Performance-Based Award to a Covered Employee will be based on one or more, or a combination, of the following criteria:

(i) Profits (e.g., operating income, EBIT, EBT, net income, earnings per share, residual or economic earnings, economic profit — these profitability metrics could be measured before certain specified special items and/or subject to GAAP definition);

(ii) Cash Flow (e.g., EBITDA, free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

(iii) Returns (e.g., Profits or Cash Flow returns on: assets, invested capital, net capital employed, sales, and equity);

(iv) Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);

(v) Profit Margins (e.g., Profits divided by revenues, gross margins and material margins divided by revenues, and material margin divided by sales pounds);

(vi) Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

(vii) Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, revenue growth by targeted country, region or end market, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to shareholders, sales and administrative costs divided by sales, and sales and administrative

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(viii) costs divided by profits); and

(ix) Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices (including succession planning and talent development) and employee benefits, supervision of litigation and information technology, and goals or synergies relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

In the case of a Qualified Performance-Based Award, each Management Objective will be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Committee and to the extent consistent with Code Section 162(m), will exclude the effects of certain designated items identified at the time of grant. If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Compensation Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a Change of Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Compensation Committee will not make any modification of the Management Objectives or minimum acceptable level of achievement with respect to such Covered Employee.

(t) “Market Value per Share” means as of any particular date the closing sale price of the Common Shares as reported on The New York Stock Exchange or, if not listed on such exchange, on any other national securities exchange on which the Common Shares are listed. If the Common Shares are not traded as of any given date, the Market Value per Share means the closing price for the Common Shares on the principal exchange on which the Common Shares are traded for the immediately preceding date on which the Common Shares were traded. If there is no regular public trading market for the Common Shares, the Market Value per Share of the Common Shares shall be the fair market value of the Common Shares as determined in good faith by the Compensation Committee. The Compensation Committee is authorized to adopt another fair market value pricing method, provided such method is stated in the Evidence of Award, and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(u) “Non-Employee Director” means a person who is a “Non-Employee Director” of the Company within the meaning of Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act.

(v) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(w) “Option Price” means the purchase price payable on exercise of an Option Right.

(x) “Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 or Section 9 of this Plan.

(y) “Participant” means a person who is selected by the Compensation Committee to receive benefits under this Plan and who is at the time an officer or other key employee of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities within 90 days of the Date of Grant, and will also include each non-employee Director who receives Common Shares or an award of Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units or other awards under this Plan. The term “Participant” shall also include any person who provides services to the Company or a Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”).

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(z) “Performance Period” means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Performance Share or Performance Unit are to be achieved.

(aa) “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

(bb) “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Compensation Committee.

(cc) “Plan” means the PolyOne Corporation 2010 Equity and Performance Incentive Plan, as may be amended or amended and restated from time to time.

(dd) “Qualified Performance-Based Award” means any award of Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units, or other awards contemplated under Section 10 of this Plan, or portion of such award, to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

(ee) “Restricted Stock” means Common Shares granted or sold pursuant to Section 6 or Section 9 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(ff) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 or Section 9 of this Plan.

(gg) “Restricted Stock Unit” means an award made pursuant to Section 7 or Section 9 of this Plan of the right to receive Common Shares or cash at the end of a specified period.

(hh) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised, or on the date when Option Rights are surrendered in payment of the Option Price of other Option Rights, over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

(ii) “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

(jj) “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 or Section 9 of this Plan that is granted in tandem with an Option Right.

3. Shares Available Under the Plan.

(a) Maximum Shares Available Under Plan.

(i) Subject to adjustment as provided in Section 12 of this Plan, the number of Common Shares that may be issued or transferred (A) upon the exercise of Option Rights or Appreciation Rights, (B) as Restricted Stock and released from substantial risks of forfeiture thereof, (C) in payment of

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(ii) Restricted Stock Units, (D) in payment of Performance Shares or Performance Units that have been earned, (E) as awards to non-employee Directors, (F) as other awards contemplated by Section 10 of this Plan, or (G) in payment of dividend equivalents paid with respect to awards made under the Plan, will not exceed in the aggregate 6,200,000 Common Shares (consisting of 3,000,000 Common Shares originally approved by shareholders in 2010, 2,000,000 Common Shares originally approved by shareholders in 2012 and 1,200,000 Common Shares anticipated to be approved by shareholders at the Company’s 2015 Annual Meeting of shareholders), plus any Common Shares relating to awards that expire or are forfeited or cancelled under this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(iii) Common Shares covered by an award granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a Participant and, therefore, the total number of shares available under the Plan as of a given date shall not be reduced by any shares relating to prior awards to the extent such awards have expired or have been forfeited or cancelled. Upon payment in cash of any portion of the benefit provided by any award granted under the Plan, any respective Common Shares that were covered by that award will be available for issue or transfer hereunder. Notwithstanding anything to the contrary contained herein: (A) if Common Shares are tendered or otherwise used in payment of the Option Price of an Option Right, the total number of shares covered by the Option Right being exercised shall count against the aggregate plan limit described above; (B) Common Shares tendered or withheld by the Company to satisfy the tax withholding obligation shall count against the aggregate plan limit described above; and (C) the number of Common Shares covered by an Appreciation Right, to the extent that it is exercised and settled in Common Shares, and whether or not shares are actually issued to the Participant upon exercise of the Appreciation Right, shall be considered issued or transferred pursuant to the Plan. In the event that the Company repurchases shares with Option Right proceeds, those shares will not be added to the aggregate plan limit described above. If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate plan limit described above.

(b) Life of Plan Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary, and subject to adjustment as provided in Section 12 of this Plan:

(i) The aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 6,200,000 Common Shares; and

(ii) The number of shares issued as Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other awards under Section 10 of this Plan (after taking into account any forfeitures and cancellations) will not during the life of the Plan in the aggregate exceed 2,600,000 Common Shares.

(c) Individual Participant Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary, and subject to adjustment as provided in Section 12 of this Plan:

(i) No Participant will be granted Option Rights or Appreciation Rights, in the aggregate, for more than 500,000 Common Shares during any calendar year;

(ii) No Participant will be granted Qualified Performance Based Awards of Restricted Stock, Restricted Stock Units, Performance Shares or other awards under Section 10 of this Plan, in the aggregate, for more than 400,000 Common Shares during any calendar year; and

(iii) In no event will any Participant in any calendar year receive a Qualified Performance-Based Award of Performance Units or other awards payable in cash under Section 10 of this Plan having an aggregate maximum value as of their respective Dates of Grant in excess of $3,000,000.

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(iv) In no event will any non-employee Director receive in any calendar year Common Share-based awards under this Plan for, in the aggregate, more than 25,000 Common Shares or cash-based awards under this Plan having an aggregate maximum value as of their respective Dates of Grant in excess of $500,000.

4. Option Rights. The Compensation Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of options to purchase Common Shares. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements contained in the following provisions:

(a) Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant will specify an Option Price per share, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c) Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee (or other consideration authorized pursuant to Section 4(d)) having a value at the time of exercise equal to the total Option Price, (iii) by a combination of such methods of payment, or (iv) by such other methods as may be approved by the Compensation Committee.

(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

(e) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable; provided, however, that Option Rights may not become exercisable by the passage of time sooner than one-third per year over three years. A grant of Option Rights may provide for the earlier exercise of such Option Rights in the event of the retirement, death or disability of a Participant, or a Change of Control.

(g) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights; provided, however, that Option Rights that become exercisable upon the achievement of Management Objectives may not become exercisable sooner than after one year.

(h) Option Rights granted under this Plan may be (i) options, including, without limitation Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(i) The exercise of an Option Right will result in the cancellation on a share- for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

(j) No Option Right will be exercisable more than 10 years from the Date of Grant.

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(k) The Compensation Committee reserves the discretion at or after the Date of Grant to provide for the right to tender in satisfaction of the Option Price nonforfeitable, unrestricted Common Shares, which are already owned by the Optionee and have a value at the time of exercise that is equal to the Option Price.

(l) The Compensation Committee may substitute, without receiving Participant permission, Appreciation Rights payable only in Common Shares (or Appreciation Rights payable in Common Shares or cash, or a combination of both, at the Compensation Committee’s discretion) for outstanding Options; provided, however, that the terms of the substituted Appreciation Rights are substantially the same as the terms for the Options and the difference between the Market Value Per Share of the underlying Common Shares and the Base Price of the Appreciation Rights is equivalent to the difference between the Market Value Per Share of the underlying Common Shares and the Option Price of the Options. If, in the opinion of the Company’s auditors, this provision creates adverse accounting consequences for the Company, it shall be considered null and void.

(m) Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(n) Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award shall be subject to the Plan and shall contain such terms and provisions as the Compensation Committee may approve.

5. Appreciation Rights.

(a) The Compensation Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Compensation Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Compensation Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i) Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Compensation Committee the right to elect among those alternatives.

(ii) Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Compensation Committee at the Date of Grant.

(iii) Any grant may specify waiting periods before exercise and permissible exercise dates or periods; provided, however, that Appreciation Rights may not become exercisable by the passage of time sooner than one-third per year over three years.

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(iv) Any grant may specify that such Appreciation Right may be exercised only in the event of, or earlier in the event of, the retirement, death or disability of a Participant, or a Change of Control.

(v) Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights; provided, however, that Option Rights that become exercisable upon the achievement of Management Objectives may not become exercisable sooner than after one year.

(vi) Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Compensation Committee may approve.

(c) Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation. Successive grants of a Tandem Appreciation Right may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised.

(d) Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(e) Regarding Free-Standing Appreciation Rights only:

(i) Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) will be equal to or greater than the Market Value per Share on the Date of Grant;

(ii) Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii) No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

6. Restricted Stock. The Compensation Committee may, from time to time and upon such terms and conditions as it may determine, also authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) Each such grant or sale will provide that the Restricted Stock covered by such grant or sale that vests upon the passage of time will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Compensation Committee at the Date of Grant or until achievement of Management Objectives referred to in subparagraph (e) below. If the

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elimination of restrictions is based only on the passage of time rather than the achievement of Management Objectives, the period of time will be no shorter than three years, except that the restrictions may be removed ratably during the three-year period, on an annual basis, as determined by the Compensation Committee at the Date of Grant.

(d) Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Compensation Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).

(e) Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock; provided, however, that, notwithstanding subparagraph (c) above, restrictions relating to Restricted Stock that vests upon the achievement of Management Objectives may not terminate sooner than after one year. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of Restricted Stock on which restrictions will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

(f) Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Stock may provide for the earlier termination of restrictions on such Restricted Stock in the event of the retirement, death or disability of a Participant, or a Change of Control.

(g) Any such grant or sale of Restricted Stock may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional shares of Restricted Stock, which may be subject to the same restrictions as the underlying award; provided, however, that dividends or other distributions on Restricted Stock with restrictions that lapse as a result of the achievement of Management Objectives shall be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(h) Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Compensation Committee may approve. Unless otherwise directed by the Compensation Committee, (i) all certificates representing shares of Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares, or (ii) all shares of Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such shares of Restricted Stock.

7. Restricted Stock Units. The Compensation Committee may, from time to time and upon such terms and conditions as it may determine, also authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements contained in the following provisions:

(a) Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Compensation Committee may specify. If a grant of Restricted Stock Units specifies that the Restriction Period will terminate only upon the achievement of Management Objectives then, notwithstanding anything to the contrary contained in subparagraph (c) below, such Restriction Period may not terminate sooner than after one year. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the

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number of Restricted Stock Units on which restrictions will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) If the Restriction Period lapses only by the passage of time rather than the achievement of Management Objectives as provided in subparagraph (a) above, each such grant or sale will be subject to a Restriction Period of not less than three years, except that a grant or sale may provide that the Restriction Period will expire ratably during the three-year period, on an annual basis, as determined by the Compensation Committee at the Date of Grant.

(d) Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Stock Units may provide for the earlier lapse or modification of the Restriction Period in the event of the retirement, death or disability of a Participant, or a Change of Control.

(e) During the Restriction Period, the Participant will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and shall have no right to vote them, but the Compensation Committee may at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current, deferred or contingent basis, either in cash or in additional Common Shares; provided, however, that dividends or other distributions on Common Shares underlying Restricted Stock Units with restrictions that lapse as a result of the achievement of Management Objectives shall be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(f) Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned.

(g) Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Compensation Committee may approve.

8. Performance Shares and Performance Units. The Compensation Committee may, from time to time and upon such terms and conditions as it may determine, also authorize the granting of Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives during the Performance Period. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number of Performance Shares or Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change of Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(b) The Performance Period with respect to each Performance Share or Performance Unit will be such period of time (not less than one year) as will be determined by the Compensation Committee at the time of grant, which may be subject to earlier lapse or other modification in the event of the retirement, death or disability of a Participant, or a Change of Control.

(c) Any grant of Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set

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forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives. The grant of Performance Shares or Performance Units will specify that, before the Performance Shares or Performance Units will be earned and paid, the Compensation Committee must certify that the Management Objectives have been satisfied.

(d) Each grant will specify the time and manner of payment of Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Compensation Committee the right to elect among those alternatives.

(e) Any grant of Performance Shares or Performance Units may specify that the amount payable or the number of Common Shares issued with respect thereto may not exceed maximums specified by the Compensation Committee at the Date of Grant.

(f) The Compensation Committee may, at the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares with respect to which such dividend equivalents are paid.

(g) Each grant of Performance Shares or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with this Plan, as the Compensation Committee may approve.

9. Awards to Non-Employee Directors. The Compensation Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to non-employee Directors of Option Rights, Appreciation Rights or other awards contemplated by Section 10 of this Plan and may also authorize the grant or sale of Common Shares, Restricted Stock or Restricted Stock Units to non-employee Directors. Each grant of an award to a non-employee Director will be upon such terms and conditions as approved by the Compensation Committee, will not be required to be subject to any minimum vesting period, and will be evidenced by an Evidence of Award in such form as will be approved by the Compensation Committee. Each grant will specify in the case of an Option Right, an Option Price per share, and in the case of a Free-Standing Appreciation Right, a Base Price per share, which (except with respect to awards under Section 22 of this Plan) will not be less than the Market Value per Share on the Date of Grant. Each Option Right and Free-Standing Appreciation Right granted under the Plan to a non-employee Director will expire not more than 10 years from the Date of Grant and will be subject to earlier termination as hereinafter provided. If a non-employee Director subsequently becomes an employee of the Company or a Subsidiary while remaining a member of the Board, any award held under this Plan by such individual at the time of such commencement of employment will not be affected thereby. Non-employee Directors, pursuant to this Section 9, may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Compensation Committee, all or any portion of their annual retainer, meeting fees or other fees in Common Shares, Restricted Stock, Restricted Stock Units or other awards under the Plan in lieu of cash.

10. Other Awards.

(a) The Compensation Committee may, subject to limitations under applicable law, grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other

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business units thereof or any other factors designated by the Compensation Committee, and awards valued by reference to the book value of Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Compensation Committee shall determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, Common Shares, other awards, notes or other property, as the Compensation Committee shall determine.

(b) Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 10 of this Plan.

(c) The Compensation Committee may grant Common Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Compensation Committee in a manner that complies with Section 409A of the Code.

(d) If the earning or vesting of, or elimination of restrictions applicable to, an award granted under this Section 10 is based only on the passage of time rather than the achievement of Management Objectives, the period of time shall be no shorter than three years, except that the restrictions may be removed no sooner than ratably on an annual basis during the three-year period as determined by the Compensation Committee at the Date of Grant. If the earning or vesting of, or elimination of restrictions applicable to, awards granted under this Section 10 is based on the achievement of Management Objectives, the earning, vesting or restriction period may not terminate sooner than after one year.

(e) Notwithstanding anything to the contrary contained in this Plan, any grant of an award under this Section 10 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award in the event of the retirement, death or disability of the Participant, or a Change of Control.

11. Transferability.

(a) Except as otherwise determined by the Compensation Committee, no Option Right, Appreciation Right or other derivative security granted under the Plan shall be transferable by the Participant except by will or the laws of descent and distribution, and in no event shall any such award granted under this Plan be transferred for value. Except as otherwise determined by the Compensation Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

(b) The Compensation Committee may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or other awards under the Plan or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

12. Adjustments. The Compensation Committee shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of Common Shares covered by other awards granted pursuant to Section 10 hereof, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, and in the kind of shares covered thereby, and in such other terms, as the Compensation Committee, in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares,

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recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split- off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change of Control, the Compensation Committee, in its discretion, shall provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, shall determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such termination or event or Change of Control, the Compensation Committee may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Compensation Committee shall also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Compensation Committee in its sole discretion, exercised in good faith, shall determine is appropriate to reflect any transaction or event described in this Section 12; provided, however, that any such adjustment to the number specified in Section 3(c)(i) will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

13. Administration of the Plan.

(a) This Plan will be administered by the Compensation Committee. The Compensation Committee may from time to time delegate all or any part of its authority under this Plan to any subcommittee thereof. To the extent of any such delegation, references in this Plan to the Compensation Committee will be deemed to be references to such subcommittee. A majority of the Compensation Committee (or subcommittee) will constitute a quorum, and the action of the members of the Compensation Committee (or subcommittee) present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the Compensation Committee (or subcommittee).

(b) The interpretation and construction by the Compensation Committee of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or other awards pursuant to Section 10 of this Plan and any determination by the Compensation Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Compensation Committee will be liable for any such action or determination made in good faith.

(c) The Compensation Committee or, to the extent of any delegation as provided in Section 13(a), the subcommittee, may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Compensation Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Compensation Committee, the subcommittee or such person may have under the Plan. The Compensation Committee or the subcommittee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Compensation Committee or the subcommittee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Compensation Committee or the subcommittee shall not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Compensation Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization sets forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) shall report periodically to the Compensation Committee or the subcommittee, as the case may be, regarding the nature and scope of the awards granted pursuant to the authority delegated.

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14. Detrimental Activity. Any Evidence of Award may provide that if a Participant, either during employment by the Company or a Subsidiary or within a specified period after termination of such employment, shall engage in any Detrimental Activity, and the Compensation Committee shall so find, forthwith upon notice of such finding, the Participant shall:

(a) Forfeit any award granted under the Plan then held by the Participant;

(b) Return to the Company, in exchange for payment by the Company of any amount actually paid therefor by the Participant, all Common Shares that the Participant has not disposed of that were offered pursuant to this Plan within a specified period prior to the date of the commencement of such Detrimental Activity, and

(c) With respect to any Common Shares so acquired that the Participant has disposed of, pay to the Company in cash the difference between:

(i) Any amount actually paid therefor by the Participant pursuant to this Plan, and

(ii) The Market Value per Share of the Common Shares on the date of such disposition.

To the extent that such amounts are not paid to the Company, the Company may set off the amounts so payable to it against any amounts that may be owing from time to time by the Company or a Subsidiary to the Participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.

In addition, notwithstanding anything in the Plan to the contrary, any Evidence of Award may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation Committee from time to time or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

15. Non U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Compensation Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Compensation Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

16. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Compensation Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common

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Shares, and such Participant fails to make arrangements for the payment of tax, then, unless otherwise determined by the Compensation Committee, the Company shall withhold such Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect, unless otherwise determined by the Compensation Committee, to satisfy the obligation, in whole or in part, by electing to have withheld, from the shares required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld, or by delivering to the Company other Common Shares held by such Participant. The shares used for tax withholding will be valued at an amount equal to the Market Value per Share of such Common Shares on the date the benefit is to be included in Participant’s income. In no event shall the market value of the Common Shares to be withheld and delivered pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. Participants shall also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.

17. Amendments, Etc.

(a) The Board (and only the Board) may at any time and from time to time amend the Plan in whole or in part; provided, however, that if an amendment to the Plan (i) would materially increase the benefits accruing to participants under the Plan, (ii) would materially increase the number of securities which may be issued under the Plan, (iii) would materially modify the requirements for participation in the Plan or (iv) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

(b) Except in connection with a corporate transaction or event described in Section 12 of this Plan, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without shareholder approval. This Section 17(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 12 of the Plan. Notwithstanding any provision of the Plan to the contrary, this Section 17(b) may not be amended without approval by the Company’s shareholders.

(c) If permitted by Section 409A of the Code and Section 162(m), but subject to the paragraph that follows, in case of termination of employment by reason of death, disability or normal or early retirement, or in the case of unforeseeable emergency or other special circumstances, of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any shares of Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 10 subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 11(b) of this Plan, the Compensation Committee may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

Subject to Section 17(b) hereof, the Compensation Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, except in the case of a Qualified

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Performance-Based Award (other than in connection with the Participant’s death or disability, or a Change of Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Compensation Committee will not make any modification of the Management Objectives or the level or levels of achievement with respect to such Qualified Performance-Based Award. Subject to Section 12 above, no such amendment shall impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

18. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

19. Governing Law. The Plan and all grants and awards and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio.

20. Effective Date/Termination. The PolyOne Corporation 2010 Equity and Performance Incentive Plan was effective on May 12, 2010. The First Amendment to the PolyOne Corporation 2010 Equity and Performance Incentive Plan was effective on May 9, 2012. The Amended and Restated PolyOne Corporation 2010 Equity and Performance Incentive Plan will be effective as of the Effective Date. No grant will be made under this Plan after May 13, 2025 (more than 10 years after the date on which this Plan is approved by the shareholders of the Company), but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

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21. Miscellaneous.

(a) The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Compensation Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c) Except with respect to Section 21(e), to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Compensation Committee, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e) Absence or leave approved by a duly constituted officer of the Company or any of its Subsidiaries shall not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f) No Participant shall have any rights as a stockholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.

(g) The Compensation Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h) If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any award under any law deemed applicable by the Compensation Committee, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Compensation Committee, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(i) Notwithstanding anything in this Plan to the contrary, up to 10% of the maximum number of Common Shares that may be issued or transferred under this Plan as provided for in Section 3(a)(i) of this Plan, as may be adjusted under Section 12 of this Plan, may be used for awards granted under Sections 4 through 8 and Section 10 of this Plan that do not comply with the three-year vesting requirements set forth in Sections 4(f), 5(b)(iii), 6(c), 7(c) and 10(d) of this Plan or the one-year vesting requirements set forth in Sections 4(g), 5(b)(v), 6(e), 7(a), 8(b) and 10(d) of this Plan; provided, however, that in no event will more than 10% of the maximum number of Common Shares that may be issued or transferred under this Plan as provided for in Section 3(a)(i) of this Plan, as may be adjusted under Section 12 of this Plan, be used for (A) awards granted under Sections 4 through 8 and Section 10 of this Plan that do not comply with the three-year vesting requirements set forth in Sections 4(f), 5(b)(iii), 6(c), 7(c) and 10(d) of this Plan or the one-year vesting requirements set forth in Sections 4(g), 5(b)(v), 6(e), 7(a), 8(b) and 10(d) of this Plan, (B) awards granted under Section 9 of the Plan or (C) a combination of the awards described in subsections (A) and (B).

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22. Stock-Based Awards in Substitution for Option Rights or Awards Granted by Other Company. Notwithstanding anything in this Plan to the contrary:

(a) Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b) In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c) Any shares of Common Stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will not reduce the Common Stock available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no shares of Common Stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will be added to the aggregate plan limit contained in Section 3 of this Plan.

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APPENDIX C

AMENDED AND RESTATED

POLYONE CORPORATION

SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN

1.	Purpose. The Amended and Restated PolyOne Corporation Senior Executive Annual Incentive Plan (the “PolyOne SEAIP”) has been established to provide opportunities to certain key executive personnel of PolyOne Corporation (the “Company”) to receive incentive compensation as a reward for performance above the ordinary performance standards compensated by base salary, and for their contributions to performance of the Company. The PolyOne SEAIP is designed to provide a competitive level of performance-based incentive compensation when all relevant performance objectives are achieved.

2.	Effective Date. The PolyOne Corporation Senior Executive Annual Incentive Plan was originally effective as of May 19, 2005 and was replaced by the PolyOne Corporation Senior Executive Annual Incentive Plan effective January 1, 2011. The PolyOne Corporation Senior Executive Annual Incentive Plan is hereby amended and restated, effective January 1, 2016 subject to the approval of the Company’s shareholders at the Annual Meeting to be held on May 14, 2015.

3.	Administration. The PolyOne SEAIP will be administered by the Compensation Committee of the Board of Directors of the Company (or any successor thereto) (the “Committee”). The Committee is authorized to interpret the PolyOne SEAIP and to establish and maintain guidelines necessary or desirable for the administration of the PolyOne SEAIP. Decisions and determinations of the Committee shall be binding on all persons claiming rights under the PolyOne SEAIP. The Committee may delegate to the Chief Executive Officer or other officers, subject to such terms as the Committee shall determine, authority to perform certain functions, including administrative functions, except that the Committee shall retain exclusive authority to determine matters relating to awards to the Chief Executive Officer and other key executive personnel that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

4.	Eligibility.

(a)	Participation in the PolyOne SEAIP will be limited to those key executive personnel selected by the Committee who have the potential to influence significantly and positively the performance of the Company.

(b)	To be eligible for participation in any particular year during the term of the PolyOne SEAIP (a “Plan Year”), a key executive must have assumed the duties of an incentive-eligible position and have been selected for participation in the PolyOne SEAIP not later than 90 days after the commencement of the applicable Plan Year. The foregoing and other provisions of the PolyOne SEAIP notwithstanding, the Committee may select any eligible employee who the Committee determines is not a “covered employee” in a given Plan Year to receive an award under the PolyOne SEAIP without complying with the timing and other limitations set forth in Sections 4(b), 5(b), 6 and 7(a). The Committee may also make awards to newly hired or newly promoted executives without compliance with such timing and other limitations, which awards may be based on performance during less than the full Plan Year. For purposes of the PolyOne SEAIP, a “covered employee” means an officer who the Committee deems likely to have compensation for the Plan Year which would be non-deductible by the Company under Section 162(m) of the Code if the Company did not comply with the provisions of Section 162(m) of the Code and the regulations thereunder with respect to such compensation.

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5.	Target Award Levels.

(a)	For each Plan Year, each participant will be assigned a target level of incentive opportunity (“Incentive Percentage”), stated as a percentage of base salary, that will be available to the participant upon achievement of the Performance Targets (as hereinafter defined) for the respective Performance Measures (as hereinafter defined) for the applicable Plan Year. The maximum award that will be available to a participant is 200% of a participant’s award at target, and the maximum award payable to any participant shall, in no event, exceed $3,000,000. Unless the Committee specifies a separate maximum award amount that may be earned, the base salary upon which the Incentive Percentage is based will be the actual earned base salary for the Plan Year in which the Committee establishes the Incentive Percentage.

(b)	Each participant’s Incentive Percentage for each Plan Year will be approved by the Compensation Committee not later than 90 days after the commencement of the applicable Plan Year. In determining the applicable Incentive Percentage other than for the Chief Executive Officer, the Committee will consider the recommendations of the Chief Executive Officer of the Company.

6.	Performance Measures and Targets

(a)	Not later than 90 days after the commencement of each applicable Plan Year, the Committee shall determine the performance goal targets (“Performance Targets”) applicable to the measures of Company and/or business unit performance (“Performance Measures”) that must be achieved in order for awards to be paid under the PolyOne SEAIP. If the Committee so determines, a Performance Target may include a minimum threshold performance level, a maximum performance level, and one or more intermediate performance levels or ranges, with target award levels or ranges that will correspond to the respective performance levels or ranges included in the Performance Target. The Committee may determine that only the threshold level relating to a Performance Measure must be met for awards to be paid under the Plan, and if multiple Performance Measures are selected for any Plan Year, that awards will be paid under the Plan upon achievement of threshold levels of one or more of the specified Performance Measures. Performance Measures may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its subsidiaries. The Performance Measures may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or to one or more of the Performance Measures themselves. The Performance Measures will be based on one or more, or a combination, of the following, as determined by the Committee for each Plan Year:

(i) Profits (e.g., operating income, EBIT, EBT, net income, earnings per share, residual or economic earnings, economic profit — these profitability metrics could be measured before certain specified special items and/or subject to GAAP definition);

(ii) Cash Flow (e.g., EBITDA, free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

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(iii) Returns (e.g., Profits or Cash Flow returns on: assets, invested capital, net capital employed, sales, and equity);

(iv) Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);

(v) Profit Margins (e.g., Profits divided by revenues, gross margins and material margins divided by revenues, and material margin divided by sales pounds);

(vi) Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

(vii) Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, revenue growth by targeted country, region or end market, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to shareholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits); and

(viii) Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits (including succession planning and talent development), supervision of litigation and information technology, and goals and synergies relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

Each Performance Measure will be objectively determinable to the extent required under Section 162(m) of the Code and, unless otherwise determined by the Committee and to the extent consistent with Code Section 162(m), will exclude the effects of certain designated items identified when the Performance Targets and Performance Metrics are determined. If more than one Performance Measure is selected by the Committee for a Plan Year, the Performance Measures will be weighted by the Committee to reflect their relative importance to the Company in the applicable Plan Year. The weightings of the Performance Measures shall also be determined by the Committee not later than 90 days after the commencement of each applicable Plan Year.

7.	Certification of Achievement. Promptly following the end of each Plan Year, the Committee will meet to certify achievement by the Company of the Performance Targets for the applicable Plan Year and, if such goals have been achieved, to review management recommendations and approve actual awards under the PolyOne SEAIP. The Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m) of the Code, prior to payout of each award granted to a covered employee, that the Performance Targets relating to the award and other material terms of the award upon which payout was conditioned have been satisfied.

8.	Determination of Awards. The amount of incentive awards available for payment to a participant under the PolyOne SEAIP will be the product of the participant’s actual base salary earned for the applicable Plan Year and the Incentive Percentage, adjusted to reflect the weightings, if any, assigned to the Performance Measures with respect to which the Performance Targets were met and further adjusted, in the case of any Performance Target for which the Committee determined more than one level or range of performance, to reflect the level or range of performance achieved; provided, however, that the maximum annual dollar award (after giving effect to the 25% premium for restricted share deferrals provided for in Section 9 paid to any participant for any one Plan Year will be $3,000,000. No awards will be paid under the PolyOne SEAIP if none of the Performance Targets is achieved. Notwithstanding the amount of any available incentive award under the PolyOne SEAIP, the Committee may, in its discretion, reduce or eliminate the amount of any incentive award actually paid to a participant based on individual performance or otherwise. In no event may the Committee increase the amount of the maximum available incentive award (as described in Section 5(a) above) to a covered employee provided for under the PolyOne SEAIP.

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9.	Payment of Awards.

(a)	Awards will be paid as soon as practicable after approval by the Committee, but not later than the fifteenth day of the third month that begins after the end of the Plan Year to which the awards relate.

(b)	The Committee may determine, in a manner that complies with Section 409A of the Code, that all or a portion of the participant’s award will be paid in the form of restricted shares or share equivalent units. If permitted by the Committee, participants will also have the opportunity to elect, in a manner that complies with Section 409A of the Code, additional optional deferrals so that they may receive up to 100% of their award, if any, as restricted shares or share equivalent units.

(c)	Any award paid as restricted shares or share equivalent units will be enhanced with a 25% “premium” (i.e., for every $100 deferred, the participant will receive $125 in restricted shares or share equivalent units). Any grants of restricted shares or share equivalent units will be made under any of the Company’s then-effective equity plans. Restrictions on the restricted shares or share equivalent units will be determined by the Committee at the time awards are approved in accordance with the provisions of the equity plan of the Company under which the shares are awarded. The number of restricted shares to be delivered or share equivalent units to be credited to a participant in respect of his or her incentive award under the PolyOne SEAIP shall be determined by dividing the dollar amount of the incentive award (after giving effect to the 25% premium) under the PolyOne SEAIP by the fair market value of one common share of the Company on the first business day of the year immediately succeeding the Plan Year in respect of which the incentive award is made.

(d)	For purposes of the PolyOne SEAIP, fair market value of one share shall be the average of the high and low prices of the Company’s common shares on the relevant date (or, if no sale was made on such date, then on the next preceding date on which such a sale was made) on the composite tape reporting transactions in securities listed on The New York Stock Exchange. If the Company’s common shares are not listed on The New York Stock Exchange, the fair market value of one share of stock shall be as determined by the Committee.

(e)	Any portion of a participant’s award not paid as restricted shares or share equivalent units will be paid in cash. Other provisions of this Section 9 notwithstanding, the Committee, in a manner that complies with Section 409A of the Code, may determine to payout all or any portion of the award that otherwise would be payable as restricted shares or share equivalent units in cash (without payment of any “premium”) in any circumstance deemed appropriate by the Committee.

10.	Other Provisions.

(a)	No awards under the PolyOne SEAIP are to be considered earned until received.

(b)	Awards to participants who serve in incentive-eligible positions for less than a full year, or who within a year serve in two or more positions that are of significantly different size, may be adjusted on a pro rata basis.

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11.	Payment upon Change of Control.

(a)	Unless otherwise provided in an individual agreement between the Company and a participant, within ten days following the occurrence of a “Change of Control” (as defined in Attachment A hereto), the Company shall pay to each participant an interim lump-sum cash payment (the “Interim Payment”) with respect to his or her participation in the PolyOne SEAIP. The amount of the Interim Payment shall equal the product of the number of months, including fractional months, that have elapsed until the occurrence of the Change of Control in the calendar year in which the Change of Control occurs and one-twelfth of the target level of incentive opportunity under the PolyOne SEAIP for the participant in effect prior to the Change of Control for the calendar year in which the Change of Control occurs.

(b)	The Company will retain the obligation to make a final payment under the terms of the PolyOne SEAIP (if earned), but any Interim Payment made shall be offset against any later payment required to be made under the terms of the PolyOne SEAIP for the Plan Year in which a Change of Control occurs. In no event shall any participant be required to refund to the Company, or have offset against any other payment due any participant from or on behalf of the Company, all or any portion of the Interim Payment.

12.	Amendment; Term of the PolyOne SEAIP.

(a)	The PolyOne SEAIP may be amended by the Committee to the extent required in order to comply with the provisions of Section 162(m) of the Code and the regulations promulgated thereunder regarding “performance-based” compensation.

(b)	To the extent applicable, it is intended that the PolyOne SEAIP, and any grants of restricted shares or share equivalent units referenced in Section 9, comply with the provisions of Section 409A of the Code. The PolyOne SEAIP, and the agreements relating to any grants of restricted shares or share equivalent units referenced in Section 9, shall be administered in a manner consistent with this intent, and any provision that would cause the PolyOne SEAIP or such agreements to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of participants).

(c)	The PolyOne SEAIP will, subject to shareholder approval at the 2015 Annual Meeting, be effective as of January 1, 2016, and will remain in effect thereafter until terminated by the Committee.

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ATTACHMENT A

AMENDED AND RESTATED

POLYONE CORPORATION

SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN

DEFINITION OF “CHANGE OF CONTROL”

For purposes of the Amended and Restated PolyOne Corporation Senior Executive Annual Incentive Plan, effective January 1, 2016, “Change of Control” means the occurrence of any of the following events:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own 25% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this section (i), the following acquisitions shall not be deemed to result in a Change of Control: (A) any acquisition directly from the Company that is approved by the Incumbent Board (as defined in section (ii) below), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of section (iii) below; provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 25% as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 25% or more of the Outstanding Company Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) less than 25% of the Outstanding Company Voting Securities, then no Change of Control shall have occurred as a result of such Person’s acquisition;

(ii) individuals who, as of January 1, 2016 constitute the Board (the “Incumbent Board” as modified by this section (ii)) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to January 1, 2016 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation or other transaction (“Business Combination”) excluding, however, such a Business Combination pursuant to which (A) the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (excluding any employee benefit plan (or related trust) of the Company, the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding securities entitled

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to vote generally in the election of directors of the entity resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of section (iii) above.

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Shareowner Services P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or internet vote authorizes the named
proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.proxypush.com/pol Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 13, 2015.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 13, 2015.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote by internet or by telephone, you do NOT need to mail back your proxy card.

ò  Please detach here  ò

The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 through 5.

1.	Election of directors:

01 Richard H. Fearon      05 Stephen D. Newlin          08 Kerry J. Preete

02 Gregory J. Goff          06 Robert M. Patterson        09 Farah M. Walters

03 Sandra B. Lin             07 William H. Powell          10 William A. Wulfsohn

04 Richard A. Lorraine

		☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to approve the advisory resolution on named executive officer compensation.	☐	For	☐	Against	☐	Abstain

3.	Proposal to approve the Amended and Restated PolyOne Corporation 2010 Equity and Performance Incentive Plan.	☐	For	☐	Against	☐	Abstain

4.	Proposal to approve the Amended and Restated PolyOne Corporation Senior Executive Annual Incentive Plan.	☐	For	☐	Against	☐	Abstain

5.	Proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2015.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTOR OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Meeting Attendance? Mark box if you plan to attend 2015 Annual Meeting of Shareholders: ☐

Date
Address Change? Mark box, sign, and indicate changes below: ☐

Signature(s) in Box

Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing proxy.

PolyOne Corporation

2015 ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 14, 2015

9:00 a.m.

PolyOne Corporation Headquarters

33587 Walker Road

Avon Lake, Ohio 44012

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on May 14, 2015.

The shares of common stock you hold will be voted as you specify on the reverse side.

If no choice is specified, this proxy will be voted FOR all the nominees listed in Proposal 1 and FOR Proposals 2 through 5.

By signing this proxy, you revoke all prior proxies and appoint Bradley C. Richardson, Lisa K. Kunkle and Ana G. Rodriguez, and each of them, with full power of substitution, to vote your common shares of PolyOne Corporation, held of record on March 16, 2015, on the matters shown on the reverse side hereof and on any other matters that may come before the Annual Meeting of Shareholders and all adjournments.

See reverse for voting instructions.

Shareowner Services P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or internet vote authorizes the

Trustee to vote your shares in the same manner

as if you marked, signed and returned your

voting instruction card.

INTERNET – www.proxypush.com/pol Use the Internet to vote until 11:59 p.m. (CT) on May 11, 2015.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote until 11:59 p.m. (CT) on May 11, 2015.

MAIL – Mark, sign and date your voting instruction card and return it in the postage-paid envelope provided.

If you vote by internet or by telephone, you do NOT need to mail back your voting instruction card.

ò  Please detach here  ò

The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 through 5.

1.	Election of directors:

01 Richard H. Fearon      05 Stephen D. Newlin          08 Kerry J. Preete

02 Gregory J. Goff          06 Robert M. Patterson        09 Farah M. Walters

03 Sandra B. Lin             07 William H. Powell          10 William A. Wulfsohn

04 Richard A. Lorraine

		☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to approve the advisory resolution on named executive officer compensation.	☐	For	☐	Against	☐	Abstain

3.	Proposal to approve the Amended and Restated PolyOne Corporation 2010 Equity and Performance Incentive Plan.	☐	For	☐	Against	☐	Abstain

4.	Proposal to approve the Amended and Restated PolyOne Corporation Senior Executive Annual Incentive Plan.	☐	For	☐	Against	☐	Abstain

5.	Proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2015.	☐	For	☐	Against	☐	Abstain

Meeting Attendance? Mark box if you plan to attend 2015 Annual Meeting of Shareholders: ☐

Date
Address Change? Mark box, sign, and indicate changes below: ☐

Signature(s) in Box

Please sign exactly as your name(s) appears on voting instruction card. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority.

PolyOne Corporation

2015 ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 14, 2015

9:00 a.m.

PolyOne Corporation Headquarters

33587 Walker Road

Avon Lake, Ohio 44012

voting instructions

This voting instruction card is solicited by the Board of Directors in connection with the Annual Meeting of Shareholders on May 14, 2015.

As a participant under either the PolyOne Retirement Savings Plan or the PolyOne Canada Inc. Retirement Savings Program (each a “Plan”), I hereby direct New York Life Trust Company as trustee of The PolyOne Retirement Savings Plan or Sun Life Financial as trustee of the PolyOne Canada Inc. Retirement Savings Program (each a “Trustee”) to vote (in person or by proxy), as designated on the reverse side, the whole number of common shares of PolyOne Corporation that are held by the Trustee and attributable to my interest in the Plan on March 16, 2015, and also a proportionate number of shares as of such date as to which no directions have been received, at the Annual Meeting of Shareholders to be held on May 14, 2015.

See reverse for voting instructions.